UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a)
 of the Securities Exchange Act of 1934
Filed by the Registrant		[X]

Filed by a Party other than the Registrant		[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement	[ ]	Confidential, for Use of the Commission
[X]	Definitive Proxy Statement		Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to
§240.14a-12
Peoples Bancorp of North Carolina, Inc.
_________________________________________________
(Name of Registrant as Specified In Its Charter)

_________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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___________________________________________________________

PEOPLES BANCORP
OF NORTH CAROLINA, INC.

___________________________________________________________

Notice of 2016 Annual Meeting,
Proxy Statement and
Annual Report

PEOPLES BANCORP OF NORTH CAROLINA, INC.

PROXY STATEMENT

Table of Contents

Pa	ge

Notice of 2016 Annual Meeting of Shareholders	iii

Proxy Statement	1

Information About The Annual Meeting	1

Security Ownership of Certain Beneficial Owners and Management	5

Section 16(a) Beneficial Ownership Reporting Compliance	7

Proposal 1 - Election of Directors	7

Director Nominees	8

Executive Officers of the Company	10

How often did our Board of Directors meet during 2015?	10

What is our policy for director attendance at Annual Meetings?	10

How can you communicate with the Board or its members?	10

Board Leadership Structure and Risk Oversight	11

Code of Business Conduct and Ethics	11

Diversity of the Board of Directors	11

How can a shareholder nominate someone for election to the Board of Directors?	12

Who serves on the Board of Directors of the Bank?	12

Board Committees	12

Executive Committee	12

Governance Committee	12

Audit and Enterprise Risk Committee	13

Compensation Discussion and Analysis	14

Summary Compensation Table	17

Grants of Plan-Based Awards	19

Outstanding Equity Awards at Fiscal Year End	19

Option Exercises and Stock Vested	20

Pension Benefits	20

Nonqualified Deferred Compensation	21

Employment Agreements	21

Potential Payments upon Termination or Change in Control	22

Omnibus Stock Option and Long Term Incentive Plan	23

Director Compensation	25

Indebtedness of and Transactions with Management and Directors	27

Equity Compensation Plan Information	28

i

Stock Performance Graph	29

Proposal 2 - Ratification of Selection of Independent Registered Public Accounting Firm	30

Audit Fees Paid to Independent Auditors	30

Proposal 3 - Advisory (Non-Binding) Proposal to Approve the Compensation of the Company's Named
Executive Officers	31

Date for Receipt of Shareholder Proposals	31

Other Matters	32

Miscellaneous	32

Appendix A - Annual Report	33

ii

PEOPLES BANCORP OF NORTH CAROLINA, INC.
Post Office Box 467
518 West C Street
Newton, North Carolina 28658-0467
(828) 464-5620

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS
To Be Held On May 5, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders of Peoples Bancorp of North Carolina, Inc. (the "Company") will be held as follows:
Place:	Catawba Country Club
1154 Country Club Road
Newton, North Carolina

Date:	May 5, 2016

Time:	11:00 a.m., Eastern Time

The purposes of the Annual Meeting are to consider and vote upon the following matters:
•	To elect ten persons who will serve as members of the Board of Directors until the 2017 Annual Meeting of Shareholders or until their successors are duly elected and qualified;
•	To ratify the appointment of Elliott Davis Decosimo PLLC ("Elliott Davis") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016;
•	To participate in an advisory (non-binding) vote to approve the compensation of the Company's named executive officers, as disclosed in the Proxy Statement; and
•	To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment.
The Board of Directors has established March 10, 2016, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  If an insufficient number of shares is present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

Your vote is important. We urge you to vote as soon as possible so that your shares may be voted in accordance with your wishes. You may vote by executing and returning your proxy card in the accompanying envelope, or by voting electronically over the Internet or by telephone. Please refer to the proxy card enclosed for information on voting electronically. If you attend the Annual Meeting, you may vote in person and the proxy will not be used.

By Order of the Board of Directors,

/s/ Lance A. Sellers
Lance A. Sellers
President and Chief Executive Officer

Newton, North Carolina
March 25, 2016

iii

PEOPLES BANCORP OF NORTH CAROLINA, INC.
______________________________________
PROXY STATEMENT
______________________________________
Annual Meeting of Shareholders
To Be Held On May 5, 2016
_____________________________________
This Proxy Statement is being mailed to our shareholders on or about March 25, 2016, for solicitation of proxies by the Board of Directors of Peoples Bancorp of North Carolina, Inc.  Our principal executive offices are located at 518 West C Street, Newton, North Carolina 28658.  Our telephone number is (828) 464-5620.
In this Proxy Statement, the terms "we," "us," "our" and the "Company" refer to Peoples Bancorp of North Carolina, Inc.  The term "Bank" means Peoples Bank, our wholly-owned, North Carolina-chartered bank subsidiary. The terms "you" and "your" refer to the shareholders of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on
May 5, 2016. The Notice, Proxy Statement and the Annual Report to Shareholders for the year ended
December 31, 2015 are also available at
https://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4050385&GKP=202713
You may also access the above off-site website by going to www.peoplesbanknc.com and click on the link.
INFORMATION ABOUT THE ANNUAL MEETING
Your vote is very important.  For this reason, our Board of Directors is requesting that you allow your common stock to be represented at the 2016 Annual Meeting of Shareholders by the proxies named on the enclosed proxy card.
When is the Annual Meeting?	May 5, 2016, at 11 a.m., Eastern Time.

Where will the Annual Meeting be held?	At the Catawba Country Club, 1154 Country Club Road,
Newton, North Carolina.

What items will be voted on at the
Annual Meeting?	1.	ELECTION OF DIRECTORS. To elect ten directors to serve until the 2017 Annual Meeting of Shareholders;

2.
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.  To ratify the appointment of Elliott Davis Decosimo, PLLC ("Elliott Davis") as the Company's independent registered public accounting firm for fiscal year 2016.

3.
PARTICIPATION IN ADVISORY VOTE ("SAY ON PAY").  To participate in an advisory (non-binding) vote to approve the compensation of the Company's named executive officers, as disclosed in this Proxy Statement.

	4.	OTHER BUSINESS. To consider any other business as may properly come before the Annual Meeting or any adjournment.

Who can vote?
Only holders of record of our common stock at the close of business on March 10, 2016 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting and any adjournment of the Annual Meeting.  On the Record Date, there were 5,510,538 shares of our common stock outstanding and entitled to vote and 683 shareholders of record.

How do I vote by proxy?
You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or by voting electronically over the Internet or by telephone using the information on the proxy card.  If you return your signed proxy card before the Annual Meeting, the proxies will vote your shares as you direct.  The Board of Directors has appointed proxies to represent shareholders who cannot attend the Annual Meeting in person.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate.  If a nominee for election as a director becomes unavailable for election at any time at or before the Annual Meeting, the proxies will vote your shares for a substitute nominee.  For each other item of business, you may vote "FOR" or "AGAINST" or you may "ABSTAIN" from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them "FOR" the election of all of our nominees for directors and "FOR" all other proposals presented in this Proxy Statement in accordance with recommendations from the Board of Directors.

If your shares are held in the name of a broker or other nominee (i.e., held in "street name"), you will need to obtain a proxy instruction card from the broker holding your shares and return the card as directed by your broker.  Your broker is not permitted to vote on your behalf on the election of directors unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card provided by your broker.  For your vote to be counted in the election of directors and the advisory vote on executive compensation you now will need to communicate your voting decision to your bank, broker or other holder of record before the date of the Annual Meeting.

We are not aware of any other matters to be brought before the Annual Meeting.  If matters other than those discussed above are properly brought before the Annual Meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?
You can change or revoke your proxy at any time before it is voted at the Annual Meeting in any of three ways: (1) by delivering a written notice of revocation to the Secretary of the Company; (2) by delivering another properly signed proxy card to the Secretary of the Company with a more recent date than your first proxy card or by changing your vote by telephone or the Internet; or (3) by attending the Annual Meeting and voting in person. You should deliver your written notice or superseding proxy to the Secretary of the Company at our principal executive offices listed above.

How many votes can I cast?
You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the Annual Meeting.  You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve the proposals?
If a quorum is present at the Annual Meeting, each director nominee will be elected by a plurality of the votes cast in person or by proxy.  If you withhold your vote on a nominee, your shares will not be counted as having voted for that nominee.  The proposal to ratify the appointment of the Company's independent registered public accounting firm for 2016 will be approved if the votes cast in favor exceed the votes cast in opposition.

The proposal to approve the compensation of the Company's named executive officers is advisory only; however, the Company's Compensation Committee will consider the outcome of the vote when evaluating compensation arrangements for executive compensation.

Any other matters properly coming before the Annual Meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on that matter.

Abstentions and broker non-votes are not treated as votes cast on any proposal.  As a result, neither will have an effect on the vote for the election of any director, the ratification of our independent registered public accounting firm or the non-binding advisory vote to approve executive compensation.  A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the Annual Meeting for a quorum or to approve or ratify any proposal, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a "quorum" for the Annual Meeting?
A majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the Annual Meeting).  Your shares will be considered part of the quorum if you have voted your shares by proxy or by telephone or Internet. Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the Annual Meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?
We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies.  In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so.  We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the Annual Meeting.  We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent (5%) of the Company's common stock notify the Securities and Exchange Commission (the "SEC") and the Company.  Following is certain information, as of the Record Date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent (5%) of the Company's outstanding common stock.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Class[2]
Christine S. Abernethy P.O. Box 386 Newton, NC 28658	660,495[3]	11.99%
Tontine Financial Partners, LP 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830-6378	373,304[4]	6.77%
Tontine Management, LLC 55 Railroad Avenue Greenwich, CT 06830	373,304[4]	6.77%
Tontine Asset Associates, LLC 55 Railroad Avenue Greenwich, CT 06830	141,361[4]	2.57%
Jeffrey L. Gendell 55 Railroad Avenue Greenwich, CT 06830	514,665[4]	9.34%
    ________________________________
[1]	Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals. Voting and investment power is not shared unless otherwise indicated.
[2]	Based upon a total of 5,510,538 shares of common stock outstanding as of the Record Date.
[3]	Carolina Glove Company, Inc. owns 107,604 shares of common stock. These shares are included in the calculation of Ms. Abernethy's total beneficial ownership interest. Ms. Abernethy owns approximately 50% of the stock of Carolina Glove Company, Inc. The business is operated by a family committee. Ms. Abernethy has no active day-to-day participation in the business affairs of Carolina Glove Company, Inc.
[4]	Based on a Schedule 13G/A (Amendment No. 8) filed by Tontine Financial Partners, LP, Tontine Management, LLC, Tontine Overseas Associates, LLC, Tontine Asset Associates, LLC and Jeffrey L. Gendell with the SEC on February 5, 2016 and represents the total number of shares controlled by Jeffrey Gendell and the related Tontine entities.

Set forth below is certain information, as of the Record Date (unless otherwise indicated), regarding those shares of common stock owned beneficially by each of the persons who currently serves as a member of the Board of Directors, is a nominee for election to the Board of Directors at the Annual Meeting, or is a named executive officer of the Company.  Also shown is the number of shares of common stock owned by the directors and executive officers of the Company as a group.

	Amount and Nature	Percentage
	of Beneficial	of
Name and Address	Ownership[1]	Class[2]

James S. Abernethy	171,604[3]	3.11%
Post Office Box 327
Newton, NC 28658

Robert C. Abernethy	155,937[4]	2.83%
Post Office Box 366
Newton, NC 28658

Joseph F. Beaman, Jr.	8,523[5]	*
Post Office Box 467
Newton, NC 28658

William D. Cable, Sr.	20,277	*
Post Office Box 467
Newton, NC 28658

Douglas S. Howard	13,723[6]	*
Post Office Box 587
Denver, NC 28037

A. Joseph Lampron, Jr.	7,537	*
Post Office Box 467
Newton, NC 28658

John W. Lineberger, Jr.	2,326	*
Post Office Box 481
Lincolnton, NC 28092

Gary E. Matthews	21,638	*
210 First Avenue South
Conover, NC 28613

Billy L. Price, Jr., M.D.	6,020	*
540 11th Ave. Place NW
Hickory, NC 28601

Larry E. Robinson	50,007[7]	*
Post Office Box 723
Newton, NC 28658

Lance A. Sellers	11,491	*
Post Office Box 467
Newton, NC 28658

William Gregory Terry	18,018	*
Post Office Box 395
Conover, NC 28613

Dan Ray Timmerman, Sr.	88,098[8]	1.60%
Post Office Box 1148
Conover, NC 28613

Benjamin I. Zachary	92,468[9]	1.68%
Post Office Box 277
Taylorsville, NC 28681

All current directors and nominees and	603,629[10]	10.95%
executive officers as a group (14 people)

*Does not exceed one percent of the common stock outstanding.
______________________________________________
[1]	Unless otherwise noted, all shares are owned directly of record by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals. Voting and investment power is not shared unless otherwise indicated.

[2]	Based upon a total of 5,510,538 shares of common stock outstanding as of the Record Date.

[3]	Includes 64,038 shares of common stock owned by Alexander Railroad Company. Mr. J. Abernethy is Vice President, Secretary and Chairman of the Board of Directors of Alexander Railroad Company.

[4]	Includes 6,018 shares of common stock owned by Mr. R. Abernethy's spouse, for which Mr. R. Abernethy disclaims beneficial ownership.

[5]	Mr. Beaman retired on June 30, 2015. As such, the amount shown above represents Mr. Beaman's beneficial ownership as of June 30, 2015.

[6]	Includes 450 shares of common stock owned by Mr. Howard's spouse, for which Mr. Howard disclaims beneficial ownership.

[7]	Includes 8,835 shares of common stock owned by Mr. Robinson's spouse, for which Mr. Robinson disclaims beneficial ownership.

[8]	Includes 2,722 shares of common stock owned by Timmerman Manufacturing, Inc. Mr. Timmerman is a shareholder, director, Chairman of the Board and the Chief Executive Officer of Timmerman Manufacturing, Inc.

[9]	Includes 64,038 shares of common stock owned by Alexander Railroad Company. Mr. Zachary is President, Treasurer, General Manager and a Director of Alexander Railroad Company.

[10]	The 64,038 shares owned by Alexander Railroad Company and attributed to Mr. J. Abernethy and Mr. Zachary are only included once in calculating this total.

Directors James S. Abernethy and Robert C. Abernethy are brothers and are sons of Christine S. Abernethy, who owns in excess of ten percent (10%) of the common stock of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than ten percent (10%) of the common stock, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that during the fiscal year ended December 31, 2015, its executive officers and directors and greater than ten percent (10%) beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has set its number at ten members.  Our current Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Governance Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days' notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

Information about the nominees for election to the Board of Directors for a one-year term until the 2017 Annual Meeting of Shareholders appears below. All of the nominees are currently serving on the Board of Directors.
Director Nominees
James S. Abernethy, age 61 (as of March 1, 2016), is employed by Carolina Glove Company, Inc., a glove manufacturing company as its Vice President.  Mr. Abernethy continues to serve as President and Assistant Secretary of Midstate Contractors, Inc., a paving company and also as Vice President, Secretary and Chairman of the Board of Directors of Alexander Railroad Company.  Mr. Abernethy is also a director of Burke Mills, a public company.  He has served as a director of the Company since 1992.  Mr. Abernethy has a total of 23 years of banking experience and is a graduate of the North Carolina Bank Directors' College and attended the initial Advanced Directors' Training session offered by the North Carolina Bank Directors' College in association with the College of Management at North Carolina State University.  Mr. Abernethy earned a business administration degree from Gardner Webb University in North Carolina.  Over his 23 years of service on the Board of Directors, Mr. Abernethy has served on all the Bank's and the Company's committees.

Robert C. Abernethy, age 65 (as of March 1, 2016), is employed by Carolina Glove Company, Inc., a glove manufacturing company, as its President, Secretary and Treasurer.  Mr. Abernethy continues to serve as Secretary and Assistant Treasurer of Midstate Contractors, Inc., a paving company.  He has served as a director of the Company since 1976 and as Chairman since 1991.  Mr. Abernethy has a total of 39 years of banking experience and is a graduate of the North Carolina Bank Directors' College and attended the initial Advanced Directors' Training session offered by the North Carolina Bank Directors' College in association with the College of Management at North Carolina State University.  Mr. Abernethy earned a B.S. degree from Gardner Webb University in North Carolina.  He serves on the Finance Committee and Investment Committee of Grace United Church of Christ.  Mr. Abernethy also serves on the board of directors of Carolina Glove Company, Inc. and Midstate Contractors, Inc. both privately held companies.

Douglas S. Howard, age 57 (as of March 1, 2016), is employed by Denver Equipment of Charlotte, Inc. as Vice President, Secretary and Treasurer. Mr. Howard is currently serving as the Chairman of the Catawba Valley Medical Group.  He has served as a director of the Company since 2004.  Mr. Howard has a total of 17 years of banking experience and is a graduate of the North Carolina Bank Directors' College and attended the initial Advanced Directors' Training session offered by the NC Bank Directors' College in association with the College of Management at North Carolina State University.  He also serves on the Western NC Methodist Church Board of Finance. Mr. Howard also serves on the boards of Catawba Valley Medical Center and other privately-held companies.

John W. Lineberger, Jr., age 65 (as of March 1, 2016), is employed by Lincoln Bonded Warehouse Company, a commercial warehousing facility, as President.  He has served as a director of the Company since 2004.  Mr. Lineberger has a total of 11 years of banking experience and is a graduate of the North Carolina Bank Directors' College and attended the initial Advanced Directors' Training session offered by the NC Bank Directors' College in association with the College of Management at North Carolina State University.   Mr. Lineberger earned a B.S. degree in business administration from Western Carolina University.

Gary E. Matthews, age 60 (as of March 1, 2016), is employed by Matthews Construction Company, Inc. as its President and a Director.  He has served as a director of the Company since 2001.  Mr. Matthews has a total of 14 years of banking experience, is a graduate of the North Carolina Bank Directors' College, and attended the initial Advanced Directors' Training session offered by the NC Bank Directors' College in association with the College of Management at North Carolina State University.  Mr. Matthews is also a director of Conover Metal Products, a privately held company.  Mr. Matthews earned a B.S. degree in civil engineering/construction from North Carolina State University.

Billy L. Price, Jr., M.D., age 59 (as of March 1, 2016), is a Practitioner of Internal Medicine at BL Price Medical Consultants, PLLC.  Dr. Price also serves on the Board of Trustees of Catawba Valley Medical Center.  He has served as a director of the Company since 2004.  Dr. Price has a total of 11 years of banking experience and is a graduate of the North Carolina Bank Directors' College and attended the initial Advanced Directors' Training session offered by the NC Bank Directors' College in association with the College of Management at North Carolina State University.  Dr. Price was previously the owner/pharmacist of Conover Drug Company. He is also a Medical Director of Healthgrow Medical, a private company.  Dr. Price earned a B.S. degree in pharmacy from the University of North Carolina at Chapel Hill and his MD from East Carolina University School of Medicine.

Larry E. Robinson, age 70 (as of March 1, 2016), is employed by The Blue Ridge Distributing Company, Inc., a beer and wine distributor, as the President and Chief Executive Officer.  He is a partner and Chief Operating Officer of United Beverages of North Carolina, LLC, a beer distributor.  He has served as a director of the Company since 1993.  Mr. Robinson has a total of 22 years of banking experience and is a graduate of the North Carolina Bank Directors' College. Mr. Robinson attended Western Carolina University and received an Associate Degree in Business and Accounting from Catawba Valley Community College in North Carolina.

William Gregory Terry, age 48 (as of March 1, 2016), is employed by Drum & Willis-Reynolds Funeral Homes and Crematory as General Manager.  He has served as a director of the Company since 2004.  Mr. Terry has a total of 11 years of banking experience and is a graduate of the North Carolina Bank Directors' College and attended the initial Advanced Directors' Training session offered by the NC Bank Directors' College in association with the College of Management at North Carolina State University.  Mr. Terry graduated with a B.S. degree in business management from Clemson University in South Carolina.  Mr. Terry serves on numerous civic and community boards.

Dan Ray Timmerman, Sr., age 68 (as of March 1, 2016), is a shareholder, director, Chairman of the Board and the Chief Executive Officer of Timmerman Manufacturing, Inc., a wrought iron furniture, railings and gates manufacturer.  He has served as a director of the Company since 1995.  Mr. Timmerman has a total of 20 years of banking experience and is a graduate of the North Carolina Bank Directors' College and attended the initial Advanced Directors' Training session offered by the NC Bank Directors' College in association with the College of Management at North Carolina State University.  Mr. Timmerman earned a B.S. degree in business administration with a concentration in accounting from Lenoir-Rhyne University in North Carolina.

Benjamin I. Zachary, age 60 (as of March 1, 2016), is employed by Alexander Railroad Company as its President, Treasurer, General Manager and Director.  He has served as a director of the Company since 1995.  Mr. Zachary has a total of 20 years of banking experience and is a graduate of the North Carolina Bank Directors' College.  Mr. Zachary earned a B.S. degree in business administration with a concentration in accounting from the University of North Carolina at Chapel Hill.  He worked as a CPA for a national accounting firm for eight years following graduation where his assignments included financial statement audits of several banks.  Mr. Zachary is a member of the Taylorsville Rotary Club and also serves as Treasurer for the Taylorsville Rotary Club and its Foundation.

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected.  In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the Board of Directors.  In no circumstance will any proxy be voted for more than two nominees who are not named in this Proxy Statement.  Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees.  An affirmative vote of a plurality of votes cast at the Annual Meeting is necessary to elect a nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE "FOR" ALL OF THE NOMINEES NAMED
ABOVE AS DIRECTORS

Executive Officers of the Company

During 2015, our executive officers were:

Lance A. Sellers, age 53 (as of March 1, 2016), serves as the President and Chief Executive Officer of the Company and the Bank.  Prior to becoming the President and Chief Executive Officer of the Company and the Bank, Mr. Sellers served as Executive Vice President and Assistant Corporate Secretary of the Company and Executive Vice President and Chief Credit Officer of the Bank.  He has been employed by the Company and the Bank since 1998.  Mr. Sellers has a total of 31 years of banking experience. He is a graduate of the University of North Carolina at Chapel Hill and upon graduation served as a senior credit officer at a regional bank headquartered in North Carolina.

William D. Cable, Sr., age 47 (as of March 1, 2016), serves as Executive Vice President, Assistant Corporate Treasurer and Corporate Secretary of the Company and Executive Vice President and Chief Operating Officer of the Bank.  He has been employed by the Company and the Bank since 1995, where he has served as Senior Vice President-Information Services.  Mr. Cable has a total of 24 years of banking experience.  Prior to joining the Company, Mr. Cable was a regulatory examiner with the Federal Deposit Insurance Corporation.  He is a graduate of Western Carolina University and the School of Banking of the South at Louisiana State University.

A. Joseph Lampron, Jr., age 61 (as of March 1, 2016), serves as Executive Vice President, Chief Financial Officer, Corporate Treasurer and Assistant Corporate Secretary of the Company and Executive Vice President and Chief Financial Officer of the Bank.  He has been employed by the Company and the Bank since 2001.  Mr. Lampron is a graduate of the University of North Carolina at Chapel Hill and upon graduation worked as a certified public accountant with a national accounting firm.  His work with the firm included audits of banks and thrift institutions.  Mr. Lampron has also served as Chief Financial Officer of a thrift institution and as a senior change manager in the finance group of a large North Carolina bank.  Mr. Lampron has a total of 36 years of banking experience.

Joseph F. Beaman, Jr., age 66 (as of March 1, 2016), served as Executive Vice President and Corporate Secretary of the Company and Executive Vice President, Chief Administrative Officer and Corporate Secretary of the Bank until his retirement on June 30, 2015.  Mr. Beaman joined the Bank in 1977, and served in a variety of roles, including, but not limited to, Vice President-Operations and Senior Vice President.  He is a graduate of Pfeiffer University, the North Carolina School of Banking, and the Graduate School of Financial Management at the University of Texas in Austin.

How often did our Board of Directors meet during 2015?

Our Board of Directors held 14 meetings during 2015.  All incumbent directors attended more than 75% of the total number of meetings of the Board of Directors and its committees on which they served during the year.

What is our policy for director attendance at Annual Meetings?

Although it is customary for all of our directors to attend Annual Meetings of Shareholders, we have no formal policy in place requiring attendance. All members of the Board of Directors attended our 2015 Annual Meeting of Shareholders held on May 7, 2015.

How can you communicate with the Board or its members?

We do not have formal procedures for shareholder communication with our Board of Directors.  In general, our directors and officers are easily accessible by telephone, postal mail or e-mail.  Any matter intended for your Board of Directors, or any individual director, can be directed to Lance Sellers, our President and Chief Executive Officer, or Joe Lampron, our Chief Financial Officer, at our principal executive offices at 518 West C Street, Newton, North Carolina 28658.  You also may direct correspondence to our Board of Directors, or any of its members, in care of the Company at the foregoing address.  Your communication will be forwarded to the intended recipient unopened.

Board Leadership Structure and Risk Oversight

Our Company and the Bank have traditionally operated with separate Chief Executive Officer and Chairman of the Board of Directors positions.  We believe it is our Chief Executive Officer's responsibility to manage the Company and the Chairman's responsibility to lead the Board of Directors.  Robert Abernethy is currently serving as Chairman of the Board of Directors.  Other than Director Lineberger, all of the members of the Board of Directors are independent under applicable NASDAQ listing requirements. The Company has five standing committees:  Executive, Loan Sub-Committee, Governance, Audit and Compensation.  The Chief Executive Officer serves on the Executive Committee.  The Bank in addition to the above-named committees has a Loan Committee and a Loan Sub-Committee. The duties of the Company's committees and the qualifications of the independent directors have been described above.  Each of the Company's and the Bank's committees considers risk within its area of responsibility. The Audit Committee and the full Board of Directors focus on the Company's most significant risks in the areas of liquidity, credit, interest rate and general risk management strategy. The Board of Directors sets policy guidelines in the areas of loans and asset/liability management which are reviewed on an on-going basis. While the Board of Directors oversees the Company's risk management, the Company's and the Bank's management are responsible for day-to-day risk management following the dictates of the policy decisions set by the Board of Directors.

The Governance Committee, as part of its annual review, evaluates the Board of Directors leadership structure and performance and reports its findings to the whole Board of Directors.  The Board of Directors believes that having separate persons serving as Chief Executive Officer and Chairman and all independent directors provides the optimal board leadership structure for the Company and its shareholders.

Code of Business Conduct and Ethics

The Company and the Bank have a Code of Business Conduct and Ethics for its directors, officers and employees.  The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company and the Bank.  The Code of Business Conduct and Ethics is a guide to help ensure that all employees live up to the highest ethical standards of behavior.

A copy of the Code of Business Conduct and Ethics is available on the Bank's website (www.peoplesbanknc.com) under Investor Relations.

As is permitted by SEC rules, the Company intends to post on its website any amendment to or waiver from any provision in the Code of Business Conduct and Ethics that applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

Diversity of the Board of Directors

The Governance Committee has no written diversity policy; however, the Governance Committee defines diversity broadly to include, in addition to race, gender, ethnicity and age, differences in professional experience, educational background, geographic mix within the Company's market area, skills and other individual qualities and attributes that foster board heterogeneity in order to encourage and maintain board effectiveness.  While there are currently no women or minorities serving on the Board of Directors, any qualified candidate receives consideration regardless of race, gender or national origin.

How can a shareholder nominate someone for election to the Board of Directors?

Our Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Governance Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made. However, if less than 60 days' notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The Board of Directors may disregard any nominations that do not comply with these requirements.  Upon the instruction of the Board of Directors, the inspector of voting for the Annual Meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of the Company.

Who serves on the Board of Directors of the Bank?

The Bank has ten directors currently serving on its Board of Directors, who are the same people who are currently directors of the Company.

Board Committees

During 2015, our Board of Directors had five standing committees, the Audit and Enterprise Risk Committee, the Governance Committee, the Compensation Committee, the Executive Committee and the Loan Sub-Committee.  The voting members of these Committees are appointed by the Board of Directors annually from among its members.  Certain of our executive officers also serve as non-voting, advisory members of these committees.

Executive Committee.  The Executive Committee performs duties as assigned by the full Board of Directors.  Actions taken by the Executive Committee must be approved by the full Board of Directors.  The following persons currently serve on the Executive Committee: Directors R. Abernethy, J. Abernethy, Lineberger, Matthews and Howard, as well as the President and Chief Executive Officer of the Company.  It meets on an "as needed" basis and did not meet during 2015.

Governance Committee.  The Governance Committee is responsible for developing and maintaining the corporate governance policy, as well as acting as the nominating committee for the Board of Directors. The following persons currently serve on the Governance Committee: Directors R. Abernethy, J. Abernethy, Robinson, Terry, and Timmerman. All of the members of the Governance Committee are independent as defined in the applicable NASDAQ listing standards.  The Board of Directors determines on an annual basis each director's independence.

The Governance Committee, serving as the nominating committee of the Board of Directors, interviews candidates for membership to the Board of Directors, recommends candidates to the full Board of Directors, slates candidates for shareholder votes, and fills any vacancies on the Board of Directors which occur between shareholder meetings.  The Governance Committee's identification of candidates for director typically results from the business interactions of the members of the Governance Committee or from recommendations received from other directors or from the Company's management.

If a shareholder recommends a director candidate to the Governance Committee in accordance with the Company's Bylaws, the Governance Committee will consider the candidate and apply the same considerations that it would to its own candidates. The recommendation of a candidate by a shareholder should be made in writing, addressed to the attention of the Governance Committee at the Company's corporate headquarters.  The recommendation should include a description of the candidate's background, his or her contact information, and any other information the shareholder considers useful and appropriate for the Governance Committee's consideration of the candidate.  The criteria which have been established by the Governance Committee as bearing on the consideration of a candidate's qualification to serve as a director include the following: the candidate's ethics, integrity, involvement in the community, success in business, relationship with the Bank, investment in the Company, place of residence (i.e., proximity to the Bank's market area), and financial expertise.

The Governance Committee met twice during the year ended December 31, 2015.

The Governance Committee has a written charter which is reviewed annually, and amended as needed, by the Governance Committee.  A copy of the Governance Committee Charter is available on the Bank's website (www.peoplesbanknc.com) under Investor Relations.

Audit and Enterprise Risk Committee.  The Company has a separately designated standing Audit and Risk Enterprise Committee (the "Audit Committee") which was established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee's responsibilities include oversight of enterprise risk. The Audit Committee has a written charter which is reviewed annually, and amended as needed, by the Audit Committee.  A copy of the Audit Committee Charter is available on the Bank's website (www.peoplesbanknc.com) under Investor Relations.  The following persons currently serve on the Audit Committee: Directors R. Abernethy, Howard, Price, Timmerman and Zachary.  The Board of Directors has determined that these members are independent as that term is defined in the applicable NASDAQ listing standards and the SEC's regulations. The Board of Directors determines on an annual basis each director's independence.

The Board of Directors has determined that each member of the Audit Committee qualifies as an "audit committee financial expert" based on each of the member's educational background and business experience.

The Audit Committee meets at least quarterly and, among other responsibilities, oversees (i) the independent auditing of the Company; (ii) the system of internal controls that management has established; and (iii) the quarterly and annual financial information to be provided to shareholders and the SEC.  The Audit Committee met ten times during the year ended December 31, 2015.
Audit Committee Report.  The Audit Committee has reviewed and discussed the audited financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 16 as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Robert C. Abernethy	Dan R. Timmerman, Sr.
Benjamin I. Zachary Douglas S. Howard	Billy L Price, Jr. MD, Committee Chair
Compensation Committee.  The Company's Compensation Committee is responsible for developing, reviewing, implementing and maintaining the Bank's salary, bonus, and incentive award programs and for making recommendations to the Company's and the Bank's Board of Directors regarding compensation of the executive officers.  Upon recommendation from the Compensation Committee, the Company's Board of Directors ultimately determines such compensation.

All of the members of the Compensation Committee are independent as defined in the applicable NASDAQ's listing standards. The Board of Directors determines on an annual basis each director's independence.  The following persons currently serve on the Compensation Committee: Directors R. Abernethy, J. Abernethy, Robinson, Terry and Timmerman.  The Compensation Committee met four times during the year ended December 31, 2015.

The Compensation Committee has a written charter which is reviewed annually, and amended as needed, by the Compensation Committee.  A copy of the Compensation Committee's Charter is available on the Bank's website (www.peoplesbanknc.com) under Investor Relations.
Compensation Committee Interlocks and Insider Participation.  No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of the NEOs serve as a member of the board of directors of another entity whose executive officers or directors serve on the Company's Board of Directors.

Compensation Committee Report. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis in this Proxy Statement with management and has recommended that it be included in this Proxy Statement and our Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2015.

Compensation Committee
Robert C. Abernethy
James S. Abernethy
Larry E. Robinson
William Gregory Terry
Dan R. Timmerman, Sr., Committee Chair

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis provides information with respect to the compensation paid during the year ended December 31, 2015 to our President and Chief Executive Officer, Lance A. Sellers, our Chief Financial Officer, A. Joseph Lampron, Jr., and Joseph F. Beaman, Jr. and William D. Cable, Sr. (together, our "named executive officers").
Compensation Committee Processes and Procedures. The Compensation Committee assists the Board of Directors in determining appropriate compensation levels for the members of the Board of Directors and our named executive officers. It also has strategic and administrative responsibility for a broad range of compensation issues. It seeks to ensure that we compensate key management employees effectively and in a manner consistent with the Compensation Committee's stated compensation strategy and relevant requirements of various regulatory entities. A part of these responsibilities is overseeing the administration of executive compensation and employee benefit plans, including the design, selection of participants, establishment of performance measures, and evaluation of awards pursuant to our annual and long-term incentive programs.
Compensation Philosophy.  The overall objective of our executive compensation program is to align total compensation so that the individual executive believes it is fair and equitable and provides the highest perceived value to our shareholders and to that individual.  In order to accomplish this overall objective, our executive compensation program is designed to: (i) attract qualified executives necessary to meet our needs as defined by the Company's strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals.  The executive compensation program is founded upon the idea that a strong, performance-oriented compensation program, which is generally consistent with the practices of our peers, is a key ingredient in becoming a leading performer among financial institutions of similar size, and is, therefore, in the best interests of our shareholders.

The Compensation Committee considers a number of factors specific to each executive's role when determining the amount and mix of compensation to be paid.  These factors are:

•	compensation of the comparable executives at comparable financial institutions;
•	financial performance of the Company (especially on a "net operating" basis, which excludes the effect of one-time gains and expenses) over the most recent fiscal year and the prior three years;
•	composition of earnings;
•	asset quality relative to the banking industry;

•	responsiveness to the economic environment;
•	the Company's achievement compared to its corporate, financial, strategic and operational objectives and business plans; and
•	cumulative shareholder return.

Elements of the Executive Compensation Program. The Company's and the Bank's compensation program consists of the following elements:

Base Salary.  The salaries of our named executive officers are designed to provide a reasonable level of compensation that is affordable to the Company and fair to the executive.  Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer's responsibilities, job scope, and individual performance.  For example, we assess each officer's success in achieving budgeted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

Annual Cash Incentive Awards.  We believe that annual cash incentive awards encourage our named executive officers to achieve short-term targets that are critical to achievement of our long-term strategic plan.  The Bank has a Management Incentive Plan for officers of the Bank.  Participants in the Management Incentive Plan are recommended annually by the President and Chief Executive Officer to the Bank's Board of Directors. Each individual's incentive pool is determined by a formula which links attainment of corporate budget with attainment of individual goals and objectives.  Incentives under the Management Incentive Plan are paid annually.  No named executive officer earned or was paid a cash incentive under the Management Incentive Plan during the fiscal year ended December 31, 2015.

Discretionary Bonus and Service Awards.  From time to time the Compensation Committee may recommend to the Board of Directors that additional bonuses be paid based on accomplishments that significantly exceed expectations during the fiscal year. These bonuses are totally discretionary as to who will receive a bonus and the amount of any such bonus.  In 2015, the Compensation Committee recommended, and the Board of Directors approved, discretionary bonuses as follows:  $30,000 for Mr. Sellers; $30,000 for Mr. Lampron; and $30,000 for Mr. Cable.  These discretionary bonuses were paid in January of 2016.  In addition, the Compensation Committee recommended, and the Board of Directors approved, a discretionary bonus in the amount of $75,000 for Mr. Beaman.  Mr. Beaman's discretionary bonus was paid in June of 2015.  Under the Service Recognition Program, the Bank gives service awards to each employee and director for every five years of service with the Bank to promote longevity of service for both directors and employees. Service awards are made in the form of shares of the Company's common stock plus cash in the amount necessary to pay taxes on the award. The number of shares awarded increases with the number of years of service to the Bank.

Long-Term Equity Incentive Awards.  The Company maintains the 2009 Omnibus Stock Ownership and Long Term Incentive Plan ("Omnibus Plan"), under which it is permitted to grant incentive stock options, restricted stock, restricted stock units, stock appreciation rights, book value shares, and performance units.  The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executives of the Company greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives.

On May 23, 2013, Mr. Lampron and Mr. Cable each received 3,410 restricted stock units, and Mr. Sellers received 4,875 restricted stock units, each unit being comprised of the right to receive one share of the Company's common stock. The grant date fair value for the restricted stock units granted to each named executive officer on May 23, 2013 was $11.90.  So long as the officer remains employed by the Company at the time of vesting, the restricted stock unit awards will vest in full on May 23, 2017.  All unvested restricted stock units will become vested and nonforfeitable upon a change in control as set forth in the Omnibus Plan.  Mr. Beaman was not granted any restricted stock awards during the fiscal year ending December 31, 2013.

On February 20, 2014, Mr. Lampron and Mr. Cable each received 2,728 restricted stock units, and Mr. Sellers received 3,900 restricted stock units, each unit being comprised of the right to receive one share of the Company's common stock. The grant date fair value for the restricted stock units granted to each named executive officer on February, 2014 was $15.70.  So long as the officer remains employed by the Company at the time of vesting, the restricted stock unit awards will vest in full on February 20, 2017.  All unvested restricted stock units will become vested and nonforfeitable upon a change in control as set forth in the Omnibus Plan.  Mr. Beaman was not granted any restricted stock awards during the fiscal year ending December 31, 2014.

On February 19, 2015, 2015, Mr. Lampron and Mr. Cable each received 1,665 restricted stock units, and Mr. Sellers received 2,200 restricted stock units, each unit being comprised of the right to receive one share of the Company's common stock. The grant date fair value for the restricted stock units granted to each named executive officer on February 19, 2015 was $17.97 per restricted stock unit.  So long as the officer remains employed by the Company at the time of vesting, the restricted stock unit awards will vest in full on February 19, 2019.  All unvested restricted stock units will become vested and nonforfeitable upon a change in control as set forth in the Omnibus Plan.  Mr. Beaman was not granted any restricted stock awards during the fiscal year ending December 31, 2015.

For more information on the Omnibus Plan, see page 23 of this Proxy Statement.

Supplemental Executive Retirement Agreements.  The Bank provides non-qualified supplemental executive retirement benefit in the form of Executive Salary Continuation Agreements with Messrs. Sellers, Lampron, Cable and Beaman.  The Committee's goal is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans.  In prior years, the Compensation Committee worked with a compensation consultant in analyzing the possible benefits of using supplemental retirement benefits to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group.  In connection with the non-qualified supplemental executive retirement benefits, the Bank purchased life insurance contracts on the lives of the named executive officers. The increase in cash surrender value of the life insurance contracts constitutes the Bank's contribution to the plan each year. The Bank will pay benefits to participating officers for a period between 13 years and the life of the officer. The Bank is the sole owner of all of the insurance contracts.

Profit Sharing Plan and 401(k) Plan.  The Bank has a Profit Sharing Plan and 401(k) Plan for all eligible employees.  The Bank made no contribution to the Profit Sharing Plan for the year ended December 31, 2015. No investments in Bank stock have been made by the plan.  Under the Bank's 401(k) Plan, the Bank matches employee contributions to a maximum of 4.00% of annual compensation.  The Bank's 2015 contribution to the 401(k) Plan pursuant to this formula was approximately $539,190.  All contributions to the 401(k) Plan are tax deferred.  The Profit Sharing Plan and 401(k) Plan permit participants to choose from investment funds which are selected by a committee comprised of senior management.  Employees are eligible to participate in both the 401(k) Plan and Profit Sharing Plan beginning in the second month of employment. Both plans are now "safe harbor" plans, and all participants are immediately 100% vested in all employer contributions.

Deferred Compensation Plan.  The Bank maintains a non-qualified deferred compensation plan for directors and certain officers. Eligible officers selected by the Bank's Board of Directors may elect to contribute a percentage of their compensation to the plan. Participating officers may elect to invest their deferred compensation in a restricted list of investment funds. The Bank may make matching or other contributions to the plan as well, in amounts determined at the discretion of the Bank.  Participants are fully vested in all amounts contributed to the plan by them or on their behalf.  The Bank has established a Rabbi Trust to hold the accrued benefits of the participants under the plan. There are no "above-market" returns provided for in this plan. The Bank made no contributions to the plan in 2015.  Benefits under the plan are payable in the event of the participant's retirement, death, termination, or as a result of hardship.  Benefit payments may be made in a lump sum or in installments, as selected by the participant.

Employment Agreements.  The Company has employment agreements with each named executive officer, which the Board of Directors believes serve a number of functions, including (i) retention of the executive team; (ii) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) protection of the Company and customers through non-compete and non-solicitation covenants.

Additional information regarding the employment agreements, including a description of key terms may be found starting on page 21 of this Proxy Statement.

Other Benefits. Executive officers are entitled to participate in fringe benefit plans offered to employees including health and dental insurance plans and life, accidental death and dismemberment and long-term disability plans. In addition, the Bank has paid country club dues for each named executive officer.

The above elements of each named executive officer's compensation are not inter-related. For example, if vesting standards on restricted stock awards are not achieved, the executive's base salary is not increased to make up the difference. Similarly, the value of previously granted options is not considered by the Compensation Committee in recommending the other elements of the compensation package.

The Compensation Committee did not engage a compensation consultant during the year ended December 31, 2015.  The President and Chief Executive Officer of the Company and the Bank makes recommendations to the Committee regarding the compensation of the executive officers other than his own.  The President and Chief Executive Officer participates in the deliberations, but not in the decisions, of the Compensation Committee regarding compensation of executive officers.  He does not participate in the Compensation Committee's discussion or decisions regarding his own compensation. The Compensation Committee reports its actions to the Board of Directors and keeps written minutes of its meetings, which minutes are maintained with the books and records of the Company.

The Compensation Committee also considers the results of the shareholders' non-binding vote on executive compensation. At the 2013 Annual Meeting of Shareholders, 52% of the shareholders who voted at the 2013 Annual Meeting of Shareholders elected to review the executive compensation of the Company's named executive officers once every three years.  As a result, the Company is submitting a vote to the shareholders on the compensation of its named executive officers at this Annual Meeting.  See Proposal 3 starting on page 31.

Summary Compensation Table

The executive officers of the Company are not paid any cash compensation by the Company.  However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.  The table on the following page show, for the fiscal years ended December 31, 2015, 2014 and 2013, the cash compensation received by, as well as certain other compensation paid or accrued for those years, to each named executive officer.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)[3]	Total($)

Lance A. Sellers	2015	311,400	30,000	39,893	52,507	28,175	461,975
President and Chief Executive	2014	311,400	30,000	61,230	54,638	25,020	482,288
Officer	2013	311,400	20,000	58,013	40,072	25,553	455,038

A. Joseph Lampron, Jr.	2015	193,125	30,000	29,920	93,827	20,474	367,346
Executive Vice President,	2014	187,500	30,000	42,830	57,767	17,076	335,173
Chief Financial Officer	2013	182,963	20,000	40,579	47,082	12,875	303,499

Joseph F. Beaman, Jr.	2015[1]	70,350	75,000	0	0	26,149	171,499
Executive Vice President,	2014	140,700	15,000	0	45,377	16,922	217,999
Chief Administrative Officer	2013	140,700	15,000	0	64,566	15,594	235,860
and Corporate Secretary

William D. Cable, Sr.	2015	198,750	30,000	29,920	20,619	24,772	304,061
Executive Vice President,	2014	187,500	30,000	42,830	20,599	18,385	299,314
Chief Operating Officer	2013	182,963	20,000	40,579	13,877	11,444	268,863
________________
1 Mr. Beaman retired on June 30, 2015.  As a result, the amounts reflected above for the fiscal year ending December 31, 2015 represent amounts earned by Mr. Beaman from January 1, 2015 through June 30, 2015.
2 Amount represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
3 All other compensation is comprised of the following:

Name and Principal Position	Year	Employer Match($)	Car Allowance($)	Country Club Dues($)	Split Dollar Death Benefit($)	Group Term Life($)(a)	Disability and LTC Premiums($)(b)	Other($)
Lance A. Sellers President and Chief Executive Officer	2015 2014 2013	10,600 10,400 10,200	4,113 4,113 4,113	3,506 3,455 3,199	454 418 396	4,104 1,242 1,219	5,398 5,392 5,151	0 0 1,275(c)
A. Joseph Lampron, Jr. Executive Vice President, Chief Financial Officer	2015 2014 2013	8,628 8,279 7,107	0 0 0	3,300 3,280 3,241	1,056 978 904	5,506 2,555 1,623	1,984 1,984 0	0 0 0
Joseph F. Beaman, Jr.(d) Executive Vice President, Chief Administrative Officer and Corporate Secretary	2015 2014 2013	6,847 6,228 5,466	0 0 0	1,704 3,360 3.423	1,863 1,713 1,585	2,164 2,337 1,836	1,707 3,284 3,284	11,864(e) 0 0
William D. Cable, Sr. Executive Vice President, Chief Operating Officer	2015 2014 2103	9,150 8,279 7,107	0 0 0	3,452 3,360 3,423	377 349 322	3,477 581 592	5,816 5,816 0	2,500(f) 0 0
_____     _______________
(a)	Represents amounts paid by the Bank for premiums on group term life insurance in excess of $50,000 for each named executive officer.
(b)	Represents amounts paid by the Bank for premiums on disability and long-term care insurance for each NEO.
(c )	In 2013, Mr. Sellers received 76 shares for 15 years of service with the Bank and $279 in cash to pay the taxes associated with the award under the Bank's Service Recognition Program
(d)
Mr. Beaman retired on June 30, 2015.  As a result, the amounts reflected above for the fiscal year ending December 31, 2015 represent amounts earned by Mr. Beaman from January 1, 2015 through June 30, 2015.

(e)	Represents amounts paid to Mr. Beaman pursuant to his Executive Salary Continuation Agreement.
(f )	In 2015, Mr. Cable received 106 shares for 20 years of service with the Bank and $513 in cash to pay the taxes associated with the award under the Bank's Service Recognition Program.

Grants of Plan-Based Awards
The following table shows certain information for those grants of plan-based awards that we made to each named executive officer during the fiscal year ended December 31, 2015.

GRANTS OF PLAN-BASED AWARDS TABLE
		Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under- lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Lance A. Sellers	February 19, 2015	--	--	--	2,200(1)	--	--	$17.97
A. Joseph Lampron, Jr.	February 19, 2015	--	--	--	1,665(1)	--	--	$17.97
William D. Cable, Sr.	February 19, 2015	--	--	--	1,665(1)	--	--	$17.97
Joseph F. Beaman, Jr.		--	--	--			--
____________________________________
(1)      (1)Restricted stock units vest in full on February 19, 2019.

Outstanding Equity Awards at Fiscal Year End
The following table shows certain information for those outstanding equity awards at December 31, 2015.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3) ($)
Lance A. Sellers	--	--	19,669(1)	380,398

A. Joseph Lampron, Jr.	--	--	14,173(2)	274,106

William D. Cable, Sr.	--	--	14,173(2)	274,106

Joseph F. Beaman, Jr.	--	--	--	--
______________________________________
(1)	Includes 6,505 restricted stock units that were granted on March 22, 2012 and vest on March 22, 2017; 2,169 restricted stock units that were granted on July 26, 2012 and vest on July 26, 2017; 4,875 restricted stock units that were granted on May 23, 2013 and vest on May 23, 2017; 3,900 restricted stock units that were granted on February 20, 2014 and vest on February 20, 2017; and 2,200 restricted stock units that were granted on February 19, 2015 and vest on February 19, 2019.
(2)	Includes 4,777 restricted stock units that were granted on March 22, 2012 and vest on March 22, 2017; 1,593 restricted stock units that were granted on July 26, 2012 and vest on July 26, 2017 and 3,410 restricted stock units that were granted on May 23, 2013 and vest on May 23, 2017; 2,728 restricted stock units that were granted on February 20, 2014 and vest on February 20, 2017; and 1,665 restricted stock units that were granted on February 19, 2015 and vest on February 19, 2019.
(3)	Based on a stock price of $19.34 per share on December 31, 2015.

Option Exercises and Stock Vested

During the fiscal year ended December 31, 2015, no options were exercised by the named executive officers and no restricted stock units granted to the named executive officers vested.

Pension Benefits

The following table shows, for the fiscal year ended December 31, 2015, the pension benefits paid or earned by Messrs. Sellers, Lampron, Cable and Beaman.
PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Lance A. Sellers	Executive Salary Continuation Agreement[1]	14	313,302	--
A. Joseph Lampron, Jr.	Executive Salary Continuation Agreement[1,2]	14	422,182	--
William D. Cable, Sr.	Executive Salary Continuation Agreement[1]	14	104,152	--
Joseph F. Beaman, Jr.	Executive Salary Continuation Agreement[1]	13	290,498	14,021
_______________________
1 The Bank entered into an Executive Salary Continuation Agreement with Messrs. Sellers, Lampron, Beaman and Cable effective on January 1, 2002.  Each Executive Salary Continuation Agreement was amended on December 31, 2003 and December 18, 2008.  The Executive Salary Continuation Agreements for Messrs. Sellers, Lampron and Cable were further amended on December 10, 2014.  Unless a separation from service or a change in control (as defined in the Executive Salary Continuation Agreements) occurs before the retirement age set forth in each Executive Salary Continuation Agreement, the Executive Salary Continuation Agreements provide for an annual supplemental retirement benefit to be paid to each of the named executive officers in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the named executive officer attains the normal retirement age and for the named executive officer's lifetime, or if longer, a 13-year term.  Under the terms of the Executive Salary Continuation Agreements, Mr. Sellers will receive an annual supplemental retirement benefit of $130,495, Mr. Lampron will receive an annual supplemental retirement benefit of $76,554, Mr. Cable will receive an annual supplemental retirement benefit of $93,872 and Mr. Beaman receives an annual supplemental retirement benefit of $28,042.

2 As of December 31, 2015, Mr. Lampron was the only named executive officer eligible to withdraw funds from the plan.  Mr. Lampron, if he elected, could withdrawal 70% of the annual benefit of $76,554 (or $53,588 per year).

Nonqualified Deferred Compensation

The below table shows the compensation deferred by Messrs. Lampron, Cable and Beaman during the year ended December 31, 2015. Mr. Sellers elected not to defer any portion of his compensation during the year ended December 31, 2015.

                             NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in the Last FY ($)(1)	Registrant Contributions In Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
A. Joseph Lampron, Jr.	5,794	--	10,873	0	132,767
William D. Cable, Sr.	15,900	--	17,526	0	321,634
Joseph F. Beaman, Jr.	700	--	2,378	0	29,020

___________________
(1)	The above contributions were based on the named executive officer's deferral elections and the salaries shown in the Summary Compensation Table. The salaries in the Summary Compensation Table include these contributions.
(2)	This column reflects earnings or losses on plan balances in 2015. Earnings may increase or decrease depending on the performance of the elected hypothetical investment options. Earnings on these plans are not "above-market" and thus are not reported in the Summary Compensation Table. Plan balances may be hypothetically invested in various mutual funds and common stock as described below. Investment returns on those funds and common stock ranged from -12.15% to 9.12% for the year ended December 31, 2015.
(3)	This column represents the year-end balances of the named executive officer's nonqualified deferred compensation accounts. These balances include contributions that were included in the Summary Compensation Tables in previous years. Amounts in this column include earnings that were not previously reported in the Summary Compensation Table because they were not "above-market" earnings.

Employment Agreements

On January 22, 2015, the Company, the Bank and each of (i) Lance A. Sellers, the President and Chief Executive Officer of the Company and the Bank, (ii) A. Joseph Lampron, Jr., Executive Vice President and Chief Financial Officer of the Bank and Executive Vice President, Chief Financial Officer and Corporate Treasurer of the Company and (iii) William D. Cable, Sr., Executive Vice President and Chief Operating Officer of the Bank and Executive Vice President, Assistant Corporate Treasurer and Assistant Corporate Secretary of the Company executed an Employment Agreement which  replaced and superseded such executive's prior employment agreement (collectively, the "Employment Agreements").

Each Employment Agreement provides for an initial term of 36 months beginning on January 22, 2015 (the "Effective Date"). On the first anniversary of the Effective Date and on each anniversary thereafter (the "Renewal Date"), each Employment Agreement shall be extended automatically for one additional year unless the Board of Directors of the Company (or the executive determines, and prior to the Renewal Date sends to the other party written notice, that the term shall not be extended.  If the Board of Directors of the Company decides not to extend the term, the Employment Agreement shall nevertheless remain in force until its existing term expires.  Under the Employment Agreements, the Bank will pay Mr. Sellers a base salary at the rate of at least $311,400 per year, Mr. Lampron a base salary at the rate of at least $193,125 per year and Mr. Cable a base salary at the rate of at least $198,750 per year ("Base Salary").  The Bank will review each executive's total compensation at least annually and in its sole discretion may adjust an executive's total compensation from year to year, but during the term of the Employment Agreement, Mr. Sellers's Base Salary may not decrease below $311,400, Mr. Lampron's Base Salary may not decrease below $193,125 and Mr. Cable's Base Salary may not decrease below $198,750.  In addition, the Employment Agreements provide for discretionary bonuses and participation in other management incentive, pension, profit-sharing, medical and retirement plans maintained by the Bank, as well as fringe benefits normally associated with such executive's office.

Under the Employment Agreements, each executive's employment will terminate automatically upon death.  Otherwise, the Company and the Bank may terminate each executive's employment for "cause", "without cause" or in the event of a "disability" (each as defined in the Employment Agreements).  In addition, each executive may voluntarily terminate his employment upon 60 days prior written notice to the Company and the Bank or for "good reason" (as defined in the Employment Agreement).  Under the Employment Agreements, if the Company and the Bank terminate an executive's employment "without cause", or an executive terminates his employment for "good reason", in each case, other than in connection with a change of control, then in each case, the executive would be entitled to receive certain severance payments and access to welfare benefit plans as more particularly set forth in the Employment Agreements.  Under the Employment Agreements, in the event that the Company and the Bank terminate an executive's employment "without cause", or an executive terminates his employment for "good reason", in any such case at the time of or within one year after a Change of Control, then the executive will be entitled to receive certain change in control payments as more particularly set forth in the Employment Agreements.

In addition, each Employment Agreement contains certain restrictive covenants prohibiting the executive from competing against the Company and the Bank or soliciting the Company's or the Bank's customers for a period of time following termination of employment, all as more particularly set forth in the Employment Agreements.

Prior to his retirement, the Bank had an employment agreement with Joseph F. Beaman (the "Beaman Employment Agreement").  The Beaman Employment Agreement provided for an initial term of employment of three years, and commencing on the first anniversary date and continuing on each anniversary date thereafter, unless notice of a non-extension was given by either party, the Beaman Employment Agreement was automatically extended for an additional year so that the remaining term was always no less than two and no more than three years.  The Beaman Employment Agreement also provided that the base salary of Mr. Beaman would be reviewed by the Board of Directors not less often than annually.  In addition, the Beaman Employment Agreement provided for a discretionary bonus and participation in other management incentive, pension, profit-sharing, medical and retirement plans maintained by the Bank, as well as fringe benefits normally associated with Mr. Beaman's office.  The Beaman Employment Agreement provided that Mr. Beaman may be terminated by the Bank for cause, as defined in the Beaman Employment Agreement, and that he may otherwise be terminated by the Bank (subject to vested rights) or by him.

In the event of a change in control, the term of the Beaman Employment Agreement was automatically extended for three years from the date of the change of control.  For purposes of the Beaman Employment Agreement, a change in control was defined as (i) any "person" (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than a person who beneficially owned as of January 1, 1998, more than 5% of the Bank's securities, acquiring beneficial ownership of voting stock and irrevocable proxies representing 20% or more of any class of voting securities of either the Company or the Bank, (ii) the election of directors constituting more than one-half of the Board of Directors of the Company or the Bank who, prior to their election, were not nominated for election or approved by at least three-fourths of the Board of Directors of the Company as then constituted; (iii) either the Company or the Bank consolidates or merges with or into another corporation, association or entity or is otherwise reorganized, where neither the Company nor the Bank, respectively, is the surviving corporation in the transaction; or (iv) all or substantially all of the assets of either the Company or the Bank are sold or otherwise transferred to or acquired by any other entity or group.

Potential Payments upon Termination or Change in Control

Each of the Employment Agreements provide that in the event the Company terminates the employment of a named executive officers Without Cause (as defined in the Employment Agreements), or the officer terminates his or her employment for Good Reason (as defined in the Employment Agreements), in any such case during the employment and at the time of or within one year after a "change of control" (as defined in the Employment Agreements), the officer will be entitled to receive the following payments and benefits: (1) the Company will pay the officer the aggregate of the following amounts: (a) the sum of his accrued obligations; (b) the greater of his base salary, divided by 365 and multiplied by the number of days remaining in the employment period, or an amount equal to 2.99 times his base salary; and (c) the product of his aggregate cash bonus for the last completed fiscal year, and a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365; (2) all restricted stock or restricted stock unit awards previously granted to the executive and which have not already become vested and released from restrictions on transfer and repurchase an forfeiture rights, either as a result of the change of control or otherwise, shall immediately vest and be released from such restrictions as of the change of control termination date; and (3) all options previously granted to the officer that are unvested as of the change of control termination date will be deemed vested, fully exercisable and non-forfeitable as of the change of control termination date (other than transfer restrictions applicable to incentive stock options) and all previously granted options that are vested, but unexercised, on the change of control termination date will remain exercisable, in each case for the period during which they would have been exercisable absent the termination of his or her employment, except as otherwise specifically provided by the Internal Revenue Code; and (4) his benefits under all benefit plans that are non-qualified plans will be 100% vested, regardless of his age or years of service, as of the change of control termination date.

If the named executive officers were terminated on December 31, 2015, "without cause" or for "good reason" at the time of or within one year after a "change of control", Mr. Sellers, Mr. Lampron and Mr. Cable would have been entitled to receive compensation of approximately $1,024,200, $669,375 and $686,250, respectively, pursuant to their Employment Agreements. These amounts are calculated based on each officer's 2015 base salary and bonus as shown in the Summary Compensation Table. In addition, if a "change in control" (as defined in the Omnibus Plan) had occurred on December 31, 2015, all unvested restricted stock units previously granted to each of Mr. Sellers, Mr. Lampron and Mr. Cable would have vest immediately. On December 31, 2015, these unvested restricted stock units had a fair market value of $380,398, $274,106 and $274,106, respectively.

Under the Beaman Employment Agreement, Mr. Beaman could have voluntarily terminated the Beaman Employment Agreement at any time following a change in control and continue to receive his base salary for the remainder of the employment period, if, after the change in control, (i) he was assigned duties and/or responsibilities that were inconsistent with his position prior to the change in control or that were inconsistent with his reporting responsibilities at that time, (ii) his compensation or benefits were reduced, or (iii) he was transferred, without his consent, to a location which was an unreasonable distance from his current principal work location.  As a result, if Mr. Beaman voluntarily terminated his employment or if, his employment was terminated as a result of a change in control, in each case at any time following a change in control, then Mr. Beaman would have received $$647,000 pursuant to the Beaman Employment Agreement. This amounts are calculated based his 2015 base salary and bonus as shown in the Summary Compensation Table.

Omnibus Stock Option and Long Term Incentive Plan

The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining directors and employees of outstanding ability and to provide executive and other key employees of the Company and its subsidiaries greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives.

Rights Which May Be Granted.  Under the Omnibus Plan, the Committee may grant or award eligible participants stock options, rights to receive restricted shares of common stock, restricted stock units, performance units (each equivalent to one share of common stock), SARs, and/or book value shares.  These grants and awards are referred to herein as "Rights."  All Rights must be granted or awarded by February 19, 2019, the tenth anniversary of the date the Board of Directors adopted the Omnibus Plan.  The Board of Directors has provided for 360,000 shares of the Company's common stock to be included in the Omnibus Plan to underlie Rights which may be granted thereunder.

Options.  Options granted under the Omnibus Plan to eligible directors and employees may be either incentive stock options ("ISOs") or non-qualified stock options ("NSOs").  The exercise price of an ISO or NSO may not be less than 100% of the last-transaction price for the common stock quoted by the NASDAQ Stock Market on the date of grant.

Restricted Stock and Restricted Stock Units.  The Committee may award Rights to acquire shares of common stock or restricted stock units, subject to certain transfer restrictions ("Restricted Stock" or "Restricted Stock Unit") to eligible participants under the Omnibus Plan for such purchase price per share, if any, as the Committee, in its discretion, may determine appropriate.  The Committee will determine the expiration date for each Restricted Stock or Restricted Stock Unit award, up to a maximum of ten years from the date of grant.  In the Committee's discretion, it may specify the period or periods of time within which each Restricted Stock or Restricted Stock Unit award will first become exercisable, which period or periods may be accelerated or shortened by the Committee.  Under the terms of the Omnibus Plan, the Committee also has the discretion to pay out awards of Restricted Stock or Restricted Stock Units in the Company's common stock, cash or a combination of stock and cash.

Performance Units.  Under the Omnibus Plan, the Committee may grant to eligible directors and employees awards of long term incentive performance units, each equivalent in value to one share of common stock ("Units").  Except as otherwise provided, Units awarded may be distributed only after the end of a performance period of two or more years, as determined by the Committee, beginning with the year in which the awards are granted.

The percentage of the Units awarded that are to be distributed will depend on the level of financial and other performance goals achieved by the Company during the performance period.  The Committee may adopt one or more performance categories in addition to, or in substitution for, a performance category or may eliminate all performance categories other than financial performance.

As soon as practicable after each performance period, the percentage of Units awarded that are to be distributed, based on the levels of performance achieved, will be determined and distributed to the recipients of such awards in the form of a combination of shares of common stock and cash or cash only.  Units awarded, but which the recipients are not entitled to receive, will be cancelled.

In the event of the death or disability of a Unit recipient prior to the end of any performance period, the number of Units awarded for such performance period will be reduced in proportion to the number of months remaining in the performance period after the date of death or disability. The remaining portion of the award, if any, may, in the discretion of the Committee, be adjusted based upon the levels of performance achieved prior to the date of death or disability, and distributed within a reasonable time after death or disability.  In the event a recipient of Units ceases to be an eligible director or employee for any reason other than death or disability, all Units awarded, but not yet distributed, will be cancelled.

In the event of a change in control (as that term is defined in the Omnibus Plan), any outstanding Units will immediately and automatically be reduced as appropriate to reflect a shorter performance period.

An amount equal to the dividend payable on one share of common stock (a "dividend equivalent credit") will be determined and credited on the payment date to each Unit recipient's account for each Unit awarded and not yet distributed or cancelled.  Such amount will be converted within the account to an additional number of Units equal to the number of shares of common stock which could be purchased at the last-transaction price of the common stock on the NASDAQ Market on the dividend payment date.

No dividend equivalent credits or distribution of Units may be credited or made if, at the time of crediting or distribution, (i)  the regular quarterly dividend on the common stock has been omitted and not subsequently paid or there exists any default in payment of dividends on any such outstanding shares of common stock; (ii)  the rate of dividends on the common stock is lower than at the time the Units to which the dividend equivalent credit relates were awarded, adjusted for certain changes; (iii)  estimated consolidated net income of the Company for the twelve-month period preceding the month the dividend equivalent credit or distribution would otherwise have been made is less than the sum of the amount of the dividend equivalent credits and Units eligible for distribution under the Omnibus Plan in that month plus all dividends applicable to such period on an accrual basis, either paid, declared or accrued at the most recently paid rate, on all outstanding shares of common stock; or (iv)  the dividend equivalent credit or distribution would result in a default in any agreement by which the Company is bound.

If an extraordinary event occurs during a performance period which significantly alters the basis upon which the performance levels were established, the Committee may make adjustments which it deems appropriate in the performance levels.  Such events may include changes in accounting practices, tax, financial institution laws or regulations or other laws or regulations, economic changes not in the ordinary course of business cycles, or compliance with judicial decrees or other legal requirements.

Stock Appreciation Rights.  The Omnibus Plan provides that the Committee may award to eligible directors and employees Rights to receive cash based upon increases in the market price of common stock over the last transaction price of the common stock on the NASDAQ Stock Market (the "Base Price") on the date of the award.  The Committee may adjust the Base Price of a stock appreciation right ("SAR") based upon the market value performance of the common stock in comparison with the aggregate market value performance of a selected index or at a stated annual percentage rate.  The expiration date of a SAR may be no more than ten years from the date of award.

Each SAR awarded by the Committee may be exercisable immediately or may become vested over such period or periods as the Committee may establish, which periods may be accelerated or shortened in the Committee's discretion.  Each SAR awarded will terminate upon the expiration date established by the Committee, termination of the employment or directorship of the SAR recipient, or in the event of a change in control, as described above in connection with the termination of Options.

Book Value Shares.  The Omnibus Plan provides that the Committee may award to eligible directors and eligible employees long term incentive units, each equivalent in value to the book value of one share of common stock on the date of award ("Book Value Shares").  The Committee will specify the period or periods of time within which each Book Value Share will vest, which period or periods may be accelerated or shortened by the Committee.  Upon redemption, the holder of a Book Value Share will receive an amount equal to the difference between the book value of the common stock at the time the Book Value Share is awarded and the book value of the common stock at the time the Book Value Share is redeemed, adjusted for the effects of dividends, new share issuances, and mark-to-market valuations of the Company's investment securities portfolio in accordance with generally accepted accounting principles.

The expiration date of each Book Value Share awarded will be established by the Committee, up to a maximum of ten years from the date of award.  However, awards of Book Value Shares will terminate earlier in the same manner as described above in connection with the termination of Options.

Adjustments.  In the event the outstanding shares of the common stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, or reclassification, appropriate proportionate adjustments will be made in (i) the aggregate number or kind of shares which may be issued pursuant to exercise of, or which underlie, Rights; (ii) the exercise or other purchase price, or Base Price, and the number and/or kind of shares acquirable under, or underlying, Rights; and (iii) rights and matters determined on a per share basis under the Omnibus Plan.  Any such adjustment will be made by the Committee, subject to ratification by the Board of Directors.  As described above, the Base Price of a SAR may also be adjusted by the Committee to reflect changes in a selected index.  Except with regard to Units and Book Value Shares awarded under the Omnibus Plan, no adjustment in the Rights will be required by reason of the issuance of common stock, or securities convertible into common stock, by the Company for cash or the issuance of shares of common stock by the Company in exchange for shares of the capital stock of any corporation, financial institution or other organization acquired by the Company or a subsidiary thereof in connection therewith.

Any shares of common stock allocated to Rights granted under the Omnibus Plan which are subsequently cancelled or forfeited will be available for further allocation upon such cancellation or forfeiture.

Director Compensation
Directors' Fees.  Members of the Company's Board of Directors receive no fees or compensation for their service.  However, all members of the Board of Directors are also directors of the Bank and are compensated for that service.

During the year ended December 31, 2015, each director received a fee of $850 for each Bank Board of Directors meeting attended, an additional fee of $500 for each committee meeting attended and a retainer of $12,000. In addition, the Chairman of the Bank's Board of Directors received an additional $250 per meeting attended and the chairpersons of each committee received an additional $150 per meeting attended.  Directors receive $375 for special meetings held via conference call in lieu of the Board of Director and committee meeting fees set forth above.

Directors who are members of the Board of Directors of Real Estate Advisory Services, Inc., Peoples Investment Services, Inc. and PB Real Estate Holdings, LLC, subsidiaries of the Bank, and Community Bank Real Estate Solutions, LLC, a subsidiary of the Company, receive $500 per meeting.

The Bank maintains a Service Recognition Program, under which directors, officers and employees are eligible for awards.  Under the Service Recognition Program, directors, officers and employees are awarded a combination of common stock of the Company and cash in the amount necessary to pay taxes on the award, with the amount of the award based upon the length of service to the Bank.  Any common stock awarded under the Service Recognition Program is purchased by the Bank on the open market, and no new shares are issued by the Company under the Service Recognition Program.

Directors' Stock Benefits Plan.  Members of the Board of Directors are eligible to participate in the Company's Omnibus Plan.  On March 22, 2012, the Company granted 810 restricted stock units, each unit being comprised of the right to receive one share of the Company's common stock, to each director.  The restricted stock units awarded to directors on March 22, 2012 will vest in full on March 22, 2017.  On May 23, 2013, the Company granted 810 restricted stock units, each unit being comprised of the right to receive one share of the Company's common stock, to each director.  The restricted stock units awarded to directors on May 23, 2013 will vest in full on May 23, 2017.  On February 20, 2014, the Company granted 650 restricted stock units, each unit being comprised of the right to receive one share of the Company's common stock, to each director.  The restricted stock units awarded to directors on February 20, 2014 will vest in full on February 20, 2017.  On February 19, 2015, the Company granted 375 restricted stock units, each unit being comprised of the right to receive one share of the Company's common stock, to each director.  The restricted stock units awarded to directors on February 19, 2015 will vest in full on February 19, 2019.

 Directors' Deferred Compensation Plan. The Bank maintains a non-qualified deferred compensation plan for all of its directors.  The Bank's directors are also directors of the Company.  Under the deferred compensation plan, each director may defer all or a portion of his fees to the plan each year.  The director may elect to invest the deferred compensation in a restricted list of investment funds.  The Bank may make matching contributions to the plan for the benefit of the director from time to time at the discretion of the Bank.  Directors are fully vested in all amounts they contribute to the plan and in any amounts contributed by the Bank. The Bank has established a Rabbi Trust to hold the directors' accrued benefits under the plan.  There are no "above-market" returns provided for in the deferred compensation plan. The Bank made no contributions to this plan in 2015.

Benefits under the plan are payable in the event of the director's death, resignation, removal, failure to be re-elected, retirement or in cases of hardship.  Directors may elect to receive deferred compensation payments in one lump sum or in installments.

Directors' Supplemental Retirement Plan. The Bank maintains a non-qualified supplemental retirement benefits plan for all its directors. The supplemental retirement benefits plan is designed to provide a retirement benefit to the directors while at the same time minimizing the financial impact on the Bank's earnings. Under the supplemental retirement benefits plan, the Company purchased life insurance contracts on the lives of each director. The increase in cash surrender value of the contracts constitutes the Company's contribution to the supplemental retirement benefits plan each year. The Bank will pay annual benefits to each director for 15 years beginning upon retirement from the Board of Directors. The Bank is the sole owner of all of the insurance contracts.

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2015 fiscal year.
DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[2] ($)	All Other Compensation ($)	Total ($)
James S. Abernethy	26,700	6,739	0	0	6,314	0	39,753

Robert C. Abernethy	41,500	6,739	0	0	9,561	0	57,800

Douglas S. Howard	34,700	6,739	0	0	3,920	0	45,359

John W. Lineberger, Jr.	25,200	6,739	0	0	9,312	0	41,251

Gary E. Matthews	24,700	6,739	0	0	5,725	0	37,164

Billy L. Price, Jr., M.D.	35,975	6,739	0	0	5,178	0	47,892

Larry E. Robinson	27,200	6,739	0	0	6,279	0	40,218

William Gregory Terry	26,700	6,739	0	0	1,919	0	35,358

Dan Ray Timmerman, Sr.	33,000	6,739	0	0	13,472	2,500[3]	55,711

Benjamin I. Zachary	28,700	6,739	0	0	5,201	2,500[3]	43,140
_________________________
[1]
The amounts reported represent the aggregate fair value of the restricted stock units granted to the respective recipient on the date of grant under Financial Accounting Standards Board ASC Topic 718 ("Topic 718").  The fair market value of each restricted stock unit granted to each director was $17.97 on February 19, 2015. At December 31, 2015, each director had an aggregate of 2,645 restricted stock units outstanding with an aggregate fair value of $51,154 based on the fair market value of each restricted stock unit of $19.34 at December 31, 2015.

[2]
Change in Pension Value and Nonqualified Deferred Compensation Earnings represents the expense accrued by the Bank for each director under the Directors' Supplemental Retirement Plan as described above.

[3]
In 2015, Directors Timmerman and Zachary each received 106 shares of the Company's common stock and $512.50 in cash for their 20 years of service as a director under the Bank's Service Recognition Program.

Indebtedness of and Transactions with Management and Directors

The Company is a "listed issuer" under the rules and regulations of the Exchange Act whose common stock is listed on NASDAQ. The Company uses the definition of independence contained in NASDAQ's listing standards to determine the independence of its directors and that the Board of Directors and each standing committee of the Board of Directors is in compliance with NASDAQ listing standards for independence.

Certain directors and executive officers of the Bank and their immediate families and associates were customers of and had transactions with the Bank in the ordinary course of business during 2015.  All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2015 to the Bank's executive officers and directors and their family members were made in the ordinary course of its business.  These loans are currently made on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present any other unfavorable features.
The Board of Directors routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person's immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director's interest are discussed by all disinterested directors and a decision is made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction.

The Bank leases two of its facilities from Shortgrass Associates, L.L.C. ("Shortgrass").  Director John W. Lineberger, Jr., owns 25% of the membership interests in Shortgrass.  Pursuant to the terms of the leases for the two facilities leased by the Bank, during 2015 the Bank paid a total of $211,537 to Shortgrass in lease payments for these facilities.  Each of the facilities is subject to a 20-year lease between the Bank and Shortgrass.

The Board of Directors also evaluates the influence family relationships may have on the independence of directors who are related by blood or marriage. Christine S. Abernethy, a greater than ten percent (10%) shareholder of the Company, has two sons, Robert C. Abernethy and James S. Abernethy, who serve on the Board of Directors. All of the non-related directors have determined that the family relationships among Christine S. Abernethy, James S. Abernethy and Robert C. Abernethy do not affect the brothers' independence as directors.

Equity Compensation Plan Information

            The following table sets forth certain information regarding outstanding options and shares for future issuance under the Equity Compensation Plans as of December 31, 2015. Individual equity compensation arrangements are aggregated and included within this table. This table excludes any plan, contract or arrangement that provides for the issuance of options, warrants or other rights that are given to our shareholders on a pro rata basis and any employee benefit plan that is intended to meet the qualification requirements of Section 401(a) of the Internal Revenue Code.
Plan Category	Number of securities to be issued upon exercise of outstanding option, warrants and rights (1), (2), (3), (4)	Weighted-average exercise price of outstanding options, warrants and rights (5)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (6)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	92,440	$19.34	267,560
Equity compensation plans not approved by security holders	-	-	-
Total	92,440	$19.34	267,560

(1) Includes 24,159 restricted stock units granted on March 22, 2012 and 5,355 restricted stock units granted on July 26, 2012 under the February 19, 2009 Omnibus Stock Ownership and Long Term Incentive Plan (the "2009 Omnibus Plan"). These restricted stock grants vest five years after issuance.

(2) Includes 26,795 restricted stock units granted on May 23, 2013 under the 2009 Omnibus Plan. These restricted stock grants vest on May 23, 2017.

(3) Includes 21,056 restricted stock units granted on February 20, 2014 under the 2009 Omnibus Plan. These restricted stock grants vest on February 20, 2017.

(4) Includes 15,075 restricted stock units granted on February 19, 2015 under the 2009 Omnibus Plan. These restricted stock grants vest on February 19, 2019.

(5) The exercise price used for the grants of restricted stock units under the 2009 Omnibus Plan is $19.34, the closing price for the Company's stock on December 31, 2014.

(6) Reflects shares currently reserved for possible issuance under the 2009 Omnibus Plan.

STOCK PERFORMANCE GRAPH

The following graph compares the Company's cumulative shareholder return on its common stock with a NASDAQ index and with a southeastern bank index.  The graph was prepared by SNL Securities, L.C., Charlottesville, Virginia, using data as of December 31, 2015.

COMPARISON OF SIX-YEAR CUMULATIVE TOTAL RETURNS
Performance Report for
Peoples Bancorp of North Carolina, Inc.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Elliott Davis Decosimo, PLLC ("Elliott Davis"), our registered independent public accounting firm for the fiscal year ended December 31, 2015, has been appointed by the Audit Committee as our registered independent public accounting firm for the fiscal year ending December 31, 2016, and you are being asked to ratify this appointment.  Fees charged by this firm are at rates and upon terms that are customarily charged by other registered independent public accounting firms.  A representative of the firm will be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

On June 19, 2015, we advised Porter Keadle Moore, LLC ("PKM"), our registered independent accounting firm for the fiscal year ended December 31, 2014, that it was dismissed as our registered independent public accounting firm. PKM's reports on our financial statements for the fiscal years ended December 31, 2013 and 2014, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended and approved by the Audit Committee. During fiscal years ended December 31, 2013 and December 31, 2014 and through the period ended June 19, 2015, there were no disagreements with PKM on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures which disagreements, if not resolved to PKM's satisfaction, would have caused PKM to make reference thereto in their reports on the financial statements for such periods.

In addition, on June 19, 2015, we appointed Elliott Davis as our independent registered public accounting firm for the fiscal year ended December 31, 2015. We did not consult with Elliott Davis during the fiscal years ended December 31, 2013 and 2014, nor during any subsequent interim period preceding such appointment, on the application of accounting principles to a specific contemplated or completed transaction, the type of audit opinion that might be rendered on our consolidated financial statements, or any matter that was the subject of a "disagreement" or a "reportable event" as such terms are described in Item 304(a)(1)(iv) and (v) of Regulation S-K.

Audit Fees Paid to Independent Auditors

The following table represents the approximate fees for professional services rendered by Elliott Davis and PKM for the audit of our annual financial statements and review of our financial statements included in our Forms 10-Q for the fiscal years ended December 31, 2015 and 2014 and fees billed for audit-related services, tax services and all other services rendered, for each of such years.

	Year Ended December 31
	2015	2014

Audit Fees[1]	$193,000	$186,000

Audit-Related Fees[2]	$19,000	$59,000

Tax Fees[3]	$45,000	$24,000

All Other Fees	--	--

__________________________
1 Of the 2015 amount, $163,000 was for Elliott Davis and $30,000 was for PKM.  The $163,000 for Elliot Davis includes amounts for the testing of management's assertions regarding internal controls in accordance with the Federal Deposit Insurance Corporation Improvement Act.  Audit Fees for Elliot Davis and PKM include amounts for the integrated audit of the consolidated financial statements and internal control over financial reporting (Sarbanes-Oxley Section 404).
2 Represents amounts for the audit of the Company's Profit Sharing and 401(k) Plan and the testing of management's assertions regarding internal controls in accordance with the Federal Deposit Insurance Corporation Improvement Act.  Of the 2015 amount, all was for PKM.
3 Represents amounts for assistance in the preparation of our various federal, state and local tax returns.  Of the 2015 amount, $20,000 was for Elliott Davis and $25,000 was for PKM.

All audit related services, tax services and other services giving rise to the fees listed under "Audit-Related Fees", "Tax Fees" and "All Other Fees" in the table above were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of that firm's independence in the conduct of its auditing functions.  The Audit Committee's Charter provides for pre-approval of all audit and non-audit services to be provided by our independent auditors.  The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such approvals are presented to the Audit Committee at its next scheduled meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF ELLIOTT DAVIS AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL 3
ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") was signed into law on July 21, 2010.  The Dodd-Frank Act requires that our shareholders be provided an opportunity to cast a separate advisory vote on the compensation paid to our NEOs as disclosed in the compensation tables and related matches in this Proxy Statement.

The Company believes that the 2015 compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of our shareholders.  These policies and procedures are described in detail in this Proxy Statement.

This proposal, commonly known as a "say-on-pay" proposal, gives you as a shareholder the opportunity to vote on the compensation of our NEOs through the following resolution:

"RESOLVED, that the shareholders of Peoples Bancorp of North Carolina, Inc. approve the compensation of its Named Executive Officers named in the Summary Compensation Table in this Proxy Statement, as described in the narrative and the tabular disclosure regarding the compensation of the Named Executive Officers contained in this Proxy Statement."

Under the Dodd-Frank Act, your vote on this matter is advisory and will therefore not be binding upon the Board of Directors. However, the Compensation Committee will take the outcome of the vote into account when determining further executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

It is presently anticipated that the 2017 Annual Meeting of Shareholders of the Company will be held on May 4, 2017.  In order for shareholder proposals to be included in the Company's proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company's principal executive office no later than November 25, 2016 and meet all other applicable requirements for inclusion in the Proxy Statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2017 Annual Meeting of Shareholders of the Company.  In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company's principal executive office no later than February 8, 2017, of his or her proposal.  If the Secretary of the Company is not notified of the shareholder's proposal by February 8, 2017, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2017 Annual Meeting of Shareholders.

In the 2015 Proxy Statement, we indicated our intent to use the "Notice and Access" model to deliver the Notice to Annual Meeting and Proxy Statement for the 2016 Annual Meeting of Shareholders and the 2015 Annual Report to shareholders owning fewer than 1,000 shares of our common stock (i.e., a shareholder owning fewer than 1,000 shares of our common stock would receive a Notice to the 2016 Annual Meeting of Shareholders in the mail directing such shareholder to a website where such shareholder can view a complete copy of the Notice to Annual Meeting and Proxy Statement for the 2016 Annual Meeting of Shareholders and the 2015 Annual Report or request a hard copy of such documents be sent to such shareholder).  Upon further review, we have decided not to use the "Notice and Access" model to deliver the 2016 Notice to Annual Meeting and Proxy Statement and 2015 Annual Report.  We will consider using the "Notice and Access" model to deliver the Notice to Annual Meeting and Proxy Statement for the 2017 Annual Meeting of Shareholders and the 2016 Annual Report.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Annual Meeting or any adjournments thereof.  If any other matters shall properly come before the Annual Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Annual Report of the Company for the year ended December 31, 2015, which includes financial statements audited and reported upon by the Company's registered independent public accounting firm, is being mailed as Appendix A to this Proxy Statement; however, it is not intended that the Annual Report be deemed a part of this Proxy Statement or a solicitation of proxies.

THE FORM 10-K FILED BY THE COMPANY WITH THE SEC, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WILL BE PROVIDED FREE OF CHARGE UPON WRITTEN REQUEST DIRECTED TO:  PEOPLES BANCORP OF NORTH CAROLINA, INC., POST OFFICE BOX 467, 518 WEST C STREET, NEWTON, NORTH CAROLINA 28658-0467, ATTENTION:    A. JOSEPH LAMPRON, JR.

By Order of the Board of Directors,

/s/ Lance A. Sellers
Lance A. Sellers
President and Chief Executive Officer

Newton, North Carolina
March 25, 2016

APPENDIX A

ANNUAL REPORT
OF
PEOPLES BANCORP OF NORTH CAROLINA, INC.

PEOPLES BANCORP OF NORTH CAROLINA, INC.

General Description of Business
Peoples Bancorp of North Carolina, Inc. (the "Company"), was formed in 1999 to serve as the holding company for Peoples Bank (the "Bank").  The Company is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHCA").  The Company's principal source of income is dividends declared and paid by the Bank on its capital stock, if any.  The Company has no operations and conducts no business of its own other than owning the Bank and Community Bank Real Estate Solutions, LLC ("CBRES").  Accordingly, the discussion of the business which follows concerns the business conducted by the Bank, unless otherwise indicated.

The Bank, founded in 1912, is a state-chartered commercial bank serving the citizens and business interests of the Catawba Valley and surrounding communities through 20 banking offices, as of December 31, 2015 located in Lincolnton, Newton, Denver, Catawba, Conover, Maiden, Claremont, Hiddenite, Hickory, Charlotte, Monroe, Cornelius, Mooresville and Raleigh, North Carolina.  The Bank also operates loan production offices in Denver, Durham and Winston-Salem, North Carolina.  At December 31, 2015, the Company had total assets of $1.0 billion, net loans of $679.5 million, deposits of $832.2 million, total securities of $272.2 million, and shareholders' equity of $104.9 million.

The Bank operates four banking offices focused on the Latino population under the name Banco de la Gente ("Banco").  These offices are operated as a division of the Bank.  Banco offers normal and customary banking services as are offered in the Bank's other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company.   The Bank operates one Banco loan production office in Durham County and one Banco loan production office in Forsyth County specifically designed to serve the growing Latino market.

The Bank has a diversified loan portfolio, with no foreign loans and few agricultural loans.  Real estate loans are predominately variable rate and fixed rate commercial property loans, which include residential development loans to commercial customers.  Commercial loans are spread throughout a variety of industries with no one particular industry or group of related industries accounting for a significant portion of the commercial loan portfolio.  The majority of the Bank's deposit and loan customers are individuals and small to medium-sized businesses located in the Bank's market area.  The Bank's loan portfolio also includes Individual Taxpayer Identification Number (ITIN) mortgage loans generated thorough the Bank's Banco offices.  Additional discussion of the Bank's loan portfolio and sources of funds for loans can be found in "Management's Discussion and Analysis of Financial Condition and Results of Operations" on pages A-4 through A-24 of this Annual Report.

The operations of the Bank and depository institutions in general are significantly influenced by general economic conditions and by related monetary and fiscal policies of depository institution regulatory agencies, including the Federal Reserve, the Federal Deposit Insurance Corporation (the "FDIC") and the North Carolina Commissioner of Banks (the "Commissioner").

At December 31, 2015, the Company employed 284 full-time employees and 40 part-time employees, which equated to 309 full-time equivalent employees.

Subsidiaries
The Bank is a subsidiary of the Company.  At December 31, 2015, the Bank had three subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc. and PB Real Estate Holdings, LLC.  Through a relationship with Raymond James Financial Services, Inc., Peoples Investment Services, Inc. provides the Bank's customers access to investment counseling and non-deposit investment products such as stocks, bonds, mutual funds, tax deferred annuities, and related brokerage services.  Real Estate Advisory Services, Inc. provides real estate appraisal and real estate brokerage services.  PB Real Estate Holdings, LLC acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

In June 2006, the Company formed a wholly owned Delaware statutory trust, PEBK Capital Trust II ("PEBK Trust II"), which issued $20.0 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company, which pay a floating rate equal to three-month LIBOR plus 163 basis points.  The proceeds received by the Company from the sale of the junior subordinated debentures were used in December 2006 to repay the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes.  The debentures represent the sole asset of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II does not have funds with which to make the distributions and other payments.  The net combined effect of the trust preferred securities transaction is that the Company is obligated to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, which became effective on June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount plus any accrued but unpaid interest.

The Company established CBRES, a wholly owned subsidiary, in 2009. CBRES serves as a "clearing-house" for appraisal services for community banks.  Other banks are able to contract with CBRES to find and engage appropriate appraisal companies in the area where the property is located.  This type of service ensures that the appraisal process remains independent from the financing process within the Bank.

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of Peoples Bancorp of North Carolina, Inc. (the "Company").  These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions.  Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the markets served by Peoples Bank, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company's other filings with the Securities and Exchange Commission.  The Company undertakes no obligation to update any forward-looking statements.

SELECTED FINANCIAL DATA
Dollars in Thousands Except Per Share Amounts

	2015	2014	2013	2012	2011
Summary of Operations
Interest income	$38,666	38,420	36,696	39,245	45,259
Interest expense	3,484	4,287	5,353	7,696	10,946
Net interest income	35,182	34,133	31,343	31,549	34,313
Provision for loan losses	(17)	(699)	2,584	4,924	12,632
Net interest income after provision
for loan losses	35,199	34,832	28,759	26,625	21,681
Non-interest income	13,312	12,164	12,652	12,537	14,513
Non-interest expense	35,778	35,671	32,841	31,782	29,572
Earnings before income taxes	12,733	11,325	8,570	7,380	6,622
Income tax expense	3,100	1,937	1,879	1,587	1,463
Net earnings	9,633	9,388	6,691	5,793	5,159
Dividends and accretion of preferred stock	-	-	656	1,010	1,393
Net earnings available to common
shareholders	$9,633	9,388	6,035	4,783	3,766

Selected Year-End Balances
Assets	$1,038,481	1,040,494	1,034,684	1,013,516	1,067,063
Investment securities available for sale	268,530	281,099	297,890	297,823	321,388
Net loans	679,502	640,809	607,459	605,551	653,893
Mortgage loans held for sale	4,149	1,375	497	6,922	5,146
Interest-earning assets	977,079	956,900	925,736	931,738	1,004,131
Deposits	832,175	814,700	799,361	781,525	827,111
Interest-bearing liabilities	660,937	717,991	715,111	745,139	820,452
Shareholders' equity	$104,864	98,665	83,719	97,747	103,027
Shares outstanding	5,510,538	5,612,588	5,613,495	5,613,495	5,544,160

Selected Average Balances
Assets	$1,038,594	1,036,486	1,023,609	1,029,612	1,074,250
Investment securities available for sale	266,830	287,371	293,770	289,010	295,413
Net loans	669,628	631,025	614,532	648,595	697,527
Interest-earning assets	952,251	949,537	950,451	965,994	1,015,451
Deposits	816,628	808,399	787,640	786,976	835,550
Interest-bearing liabilities	707,610	731,786	741,228	770,546	836,382
Shareholders' equity	$106,644	96,877	100,241	103,805	102,568
Shares outstanding	5,559,235	5,615,666	5,613,495	5,559,401	5,542,548

Profitability Ratios
Return on average total assets	0.93%	0.91%	0.65%	0.56%	0.48%
Return on average shareholders' equity	9.03%	9.69%	6.67%	5.58%	5.03%
Dividend payout ratio*	16.12%	10.76%	11.17%	20.96%	11.78%

Liquidity and Capital Ratios (averages)
Loan to deposit	82.00%	78.06%	78.02%	82.42%	83.48%
Shareholders' equity to total assets	9.34%	9.24%	9.79%	10.08%	9.55%

Per share of Common Stock
Basic net earnings	$1.73	1.67	1.08	0.86	0.68
Diluted net earnings	$1.72	1.66	1.07	0.86	0.68
Cash dividends	$0.28	0.18	0.12	0.18	0.08
Book value	$19.03	17.58	14.91	15.18	14.06

*As a percentage of net earnings available to common shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of our financial position and results of operations and should be read in conjunction with the information set forth under Item 1A Risk Factors in the Company's annual report on Form 10-K and the Company's consolidated financial statements and notes thereto on pages A-24  through A-64.

Introduction
Management's discussion and analysis of earnings and related data are presented to assist in understanding the consolidated financial condition and results of operations of the Company, for the years ended December 31, 2015, 2014 and 2013.  The Company is a registered bank holding company operating under the supervision of the Federal Reserve Board (the "FRB") and the parent company of Peoples Bank (the "Bank"). The Bank is a North Carolina-chartered bank, with offices in Catawba, Lincoln, Alexander, Mecklenburg, Iredell, Union, Wake, Durham and Forsyth counties, operating under the banking laws of North Carolina and the rules and regulations of the Federal Deposit Insurance Corporation (the "FDIC").

Overview
Our business consists principally of attracting deposits from the general public and investing these funds in commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. Our profitability depends primarily on our net interest income, which is the difference between the income we receive on our loan and investment securities portfolios and our cost of funds, which consists of interest paid on deposits and borrowed funds. Net interest income also is affected by the relative amounts of our interest-earning assets and interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, a positive interest rate spread will generate net interest income. Our profitability is also affected by the level of other income and operating expenses. Other income consists primarily of miscellaneous fees related to our loans and deposits, mortgage banking income and commissions from sales of annuities and mutual funds. Operating expenses consist of compensation and benefits, occupancy related expenses, federal deposit and other insurance premiums, data processing, advertising and other expenses.

Our operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The earnings on our assets are influenced by the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), inflation, interest rates, market and monetary fluctuations.  Lending activities are affected by the demand for commercial and other types of loans, which in turn is affected by the interest rates at which such financing may be offered.  Our cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. These factors can cause fluctuations in our net interest income and other income. In addition, local economic conditions can impact the credit risk of our loan portfolio, in that (1) local employers may be required to eliminate employment positions of individual borrowers, and (2) small businesses and commercial borrowers may experience a downturn in their operating performance and become unable to make timely payments on their loans. Management evaluates these factors in estimating the allowance for loan losses and changes in these economic factors could result in increases or decreases to the provision for loan losses.

Current economic conditions, while not as robust as those experienced in the pre-crisis period from 2004 to 2007, have stabilized such that businesses in our market area are growing and investing again.  The uncertainty expressed in the local, national and in international markets through the primary economic indicators of activity, however, continues to limit the level of activity in our markets.

Although we are unable to control the external factors that influence our business, by maintaining high levels of balance sheet liquidity, managing our interest rate exposures and by actively monitoring asset quality, we seek to minimize the potentially adverse risks of unforeseen and unfavorable economic trends.

Our business emphasis has been and continues to be to operate as a well-capitalized, profitable and independent community-oriented financial institution dedicated to providing quality customer service. We are committed to meeting the financial needs of the communities in which we operate. We expect growth to be achieved in our local markets and through expansion opportunities in contiguous or nearby markets.  While we would be willing to consider growth by acquisition in certain circumstances, we do not consider the acquisition of another company to be necessary for our continued ability to provide a reasonable return to our shareholders.  We believe that we can be more effective in serving our customers than many of our non-local competitors because of our ability to quickly and effectively provide senior management responses to customer needs and inquiries. Our ability to provide these services is enhanced by the stability and experience of our Bank officers and managers.

The Federal Reserve maintained the Federal Funds rate at 0.25% from December 2008 to December 2015 before increasing the Fed Funds rate to 0.50% on December 16, 2015.  This continued period of very low interest rates has presented a challenge to the Company to maintain its net interest margin as loan rates have continued to fall, primarily because of competition for credit worthy customers.  The cost of deposits has also fallen but has gotten to the point that there is little room left to reduce this cost.  While the December 2015 0.25% Fed Funds rate increase will be helpful, the negative impact of such low interest rates will remain until the Fed Funds rate increases to a level approaching historical norms.

The Company does not have specific plans for additional offices in 2016 but will continue to look for growth opportunities in nearby markets and may expand if considered a worthwhile opportunity.

On August 31, 2015, the Federal Deposit Insurance Corporation ("FDIC") and the North Carolina Office of the Commissioner of Banks ("Commissioner") issued a Consent Order (the "Order") in connection with compliance by the Bank with the Bank Secrecy Act and its implementing regulations (collectively, the "BSA").  The Order was issued pursuant to the consent of the Bank.  In consenting to the issuance of the Order, the Bank did not admit or deny any unsafe or unsound banking practices or violations of law or regulation.

The Order requires the Bank to take certain affirmative actions to comply with its obligations under the BSA, including, without limitation, strengthening its Board of Directors' oversight of BSA activities; reviewing, enhancing, adopting and implementing a revised BSA compliance program; completing a BSA risk assessment; developing a revised system of internal controls designed to ensure full compliance with the BSA; reviewing and revising customer due diligence and risk assessment processes, policies and procedures; developing, adopting and implementing effective BSA training programs; assessing BSA staffing needs and resources and appointing a qualified BSA officer; establishing an independent BSA testing program; ensuring that all reports required by the BSA are accurately and properly filed and engaging an independent firm to review past account activity to determine whether suspicious activity was properly identified and reported.

Prior to implementation, certain of the actions described above are subject to review by and approval or non-objection from the FDIC and the Commissioner.  The Order will remain in effect and be enforceable until it is modified, terminated, suspended or set aside by the FDIC and the Commissioner.

The Bank continues to make progress in addressing the issues identified in the Order and expects that it will be able to undertake and implement all required actions within the time period specified in the Order.  The Bank has incurred and will continue to incur additional non-interest expenses associated with the implementation of corrective actions; however, these expenses are not expected to have a significant impact on the results of operations or financial position of the Bank or the Company.  Operating under the Order will limit the Bank and the Company's ability to participate in acquisitions, to open new branches, and to allocate funds to its stock repurchase plan until such time as the Order has been modified, terminated, suspended or set aside by the FDIC and the Commissioner.

Summary of Significant and Critical Accounting Policies
The consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC ("CBRES"), along with the Bank's wholly owned subsidiaries, Peoples Investment Services, Inc., Real Estate Advisory Services, Inc. ("REAS") and PB Real Estate Holdings, LLC (collectively called the "Company").  All significant intercompany balances and transactions have been eliminated in consolidation.

The Company's accounting policies are fundamental to understanding management's discussion and analysis of results of operations and financial condition.  Many of the Company's accounting policies require significant judgment regarding valuation of assets and liabilities and/or significant interpretation of specific accounting guidance.  The following is a summary of some of the more subjective and complex accounting policies of the Company.  A more complete description of the Company's significant accounting policies can be found in Note 1 of the Notes to Consolidated Financial Statements in the Company's 2015 Annual Report to Shareholders which is Appendix A to the Proxy Statement for the May 5, 2016 Annual Meeting of Shareholders.

The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.

Many of the Company's assets and liabilities are recorded using various techniques that require significant judgment as to recoverability.  The collectability of loans is reflected through the Company's estimate of the allowance for loan losses.  The Company performs periodic and systematic detailed reviews of its lending portfolio to assess overall collectability.  In addition, certain assets and liabilities are reflected at their estimated fair value in the consolidated financial statements.  Such amounts are based on either quoted market prices or estimated values derived from dealer quotes used by the Company, market comparisons or internally generated modeling techniques.  The Company's internal models generally involve present value of cash flow techniques.  The various techniques are discussed in greater detail elsewhere in this management's discussion and analysis and the Notes to Consolidated Financial Statements.

There are other complex accounting standards that require the Company to employ significant judgment in interpreting and applying certain of the principles prescribed by those standards.  These judgments include, but are not limited to, the determination of whether a financial instrument or other contract meets the definition of a derivative in accordance with U.S. Generally Accepted Accounting Principles ("GAAP").

The disclosure requirements for derivatives and hedging activities are intended to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows. The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of, and gains and losses, on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

The Company has an overall interest rate risk management strategy that has incorporated the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2015 or 2014.

Management of the Company has made a number of estimates and assumptions relating to reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare the accompanying consolidated financial statements in conformity with GAAP.  Actual results could differ from those estimates.

Results of Operations
Summary.  The Company reported earnings of $9.6 million, or $1.73 basic net earnings per share and $1.72 diluted net earnings per share for the year ended December 31, 2015, as compared to $9.4 million, or $1.67 basic net earnings per share and $1.66 diluted net earnings per share for the year ended December 31, 2014.  The increase in year-to-date earnings is primarily attributable to an increase in net interest income and an increase in non-interest income, which were partially offset by a decrease in the credit to the provision for loan losses and an increase in non-interest expense, as discussed below.

Net earnings available to common shareholders for the year ended December 31, 2014 represented an increase of 56% as compared to net earnings available to common shareholders for the year ended December 31, 2013 of $6.0 million or $1.08 basic net earnings per common share and $1.07 diluted net earnings per common share.  The increase in 2014 earnings was primarily attributable to an increase in net interest income and a decrease in the provision for loan losses, which were partially offset by an increase in non-interest expense and a decrease in non-interest income.

The return on average assets in 2015 was 0.93%, compared to 0.91% in 2014 and 0.65% in 2013. The return on average shareholders' equity was 9.03% in 2015 compared to 9.69% in 2014 and 6.67% in 2013.

Net Interest Income.  Net interest income, the major component of the Company's net income, is the amount by which interest and fees generated by interest-earning assets exceed the total cost of funds used to carry them.  Net interest income is affected by changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as changes in the yields earned and rates paid.  Net interest margin is calculated by dividing tax-equivalent net interest income by average interest-earning assets, and represents the Company's net yield on its interest-earning assets.

Net interest income for 2015 was $35.2 million compared to $34.1 million in 2014. The increase in net interest income was primarily due to a $793,000 increase in loan interest income, which was primarily attributable to an increase in the average outstanding balance of loans and an $803,000 decrease in interest expense, which was primarily attributable to a decrease in the average outstanding balance of FHLB borrowings and time deposits.  The increase in loan interest income and decrease in interest expense were partially offset by a $508,000 decrease in interest income on investment securities due to a decrease in the average outstanding balance of available for sale securities during the year ended December 31, 2015, as compared to the year ended December 31, 2014.  Net interest income increased to $34.1 million in 2014 from $31.3 million in 2013.

Table 1 sets forth for each category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding, the interest incurred on such amounts and the average rate earned or incurred for the years ended December 31, 2015, 2014 and 2013. The table also sets forth the average rate earned on total interest-earning assets, the average rate paid on total interest-bearing liabilities, and the net yield on total average interest-earning assets for the same periods.  Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 37.30% for securities that are both federal and state tax exempt and an effective tax rate of 32.30% for federal tax exempt securities.  Non-accrual loans and the interest income that was recorded on non-accrual loans, if any, are included in the yield calculations for loans in all periods reported.

Table 1- Average Balance Table

	December 31, 2015			December 31, 2014			December 31, 2013
(Dollars in thousands)	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate	Average Balance	Interest	Yield / Rate
Interest-earning assets:
Interest and fees on loans	$669,628	31,098	4.64%	631,025	30,305	4.80%	614,532	30,194	4.91%
Investments - taxable	89,998	2,240	2.49%	120,038	2,840	2.37%	141,143	1,544	1.09%
Investments - nontaxable*	181,382	7,634	4.21%	172,662	7,561	4.38%	158,535	7,070	4.46%
Other	11,243	26	0.23%	25,812	65	0.25%	36,241	85	0.23%

Total interest-earning assets	952,251	40,998	4.31%	949,537	40,771	4.29%	950,451	38,893	4.09%

Cash and due from banks	42,483			47,614			36,080
Other assets	59,222			56,571			54,262
Allowance for loan losses	(10,678)			(12,905)			(14,161)

Total assets	$1,043,278			1,040,817			1,026,632

Interest-bearing liabilities:

NOW, MMDA & savings deposits	$418,358	432	0.10%	392,822	499	0.13%	376,457	732	0.19%
Time deposits	173,622	870	0.50%	208,194	1,188	0.57%	230,880	1,650	0.71%
FHLB / FRB borrowings	49,840	1,735	3.48%	63,712	2,166	3.40%	69,740	2,518	3.6%1
Trust preferred securities	20,619	402	1.95%	20,619	389	1.89%	20,619	398	1.93%
Other	45,172	45	0.10%	46,439	45	0.10%	43,532	55	0.13%

Total interest-bearing liabilities	707,611	3,484	0.49%	731,786	4,287	0.59%	741,228	5,353	0.72%

Demand deposits	224,648			207,383			180,303
Other liabilities	4,375			4,771			4,860
Shareholders' equity	106,644			96,877			100,241

Total liabilities and shareholder's equity	$1,043,278			1,040,817			1,026,632

Net interest spread		37,514	3.82%		36,484	3.70%		33,540	3.37%

Net yield on interest-earning assets			3.94%			3.84%			3.53%

Taxable equivalent adjustment
Investment securities		2,332			2,351			2,197

Net interest income		35,182			34,133			31,343

*Includes U.S. Government agency securities that are non-taxable for state income tax purposes of $37.3 million in 2015, $26.0 million in 2014 and $20.2 million in 2013. Tax rates of 5.00%, 6.00% and 6.90% were used to calculate the tax equivalent yields on these securities in 2015, 2014 and 2013, respectively.

Changes in interest income and interest expense can result from variances in both volume and rates.  Table 2 describes the impact on the Company's tax equivalent net interest income resulting from changes in average balances and average rates for the periods indicated.  The changes in interest due to both volume and rate have been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each.

Table 2 - Rate/Volume Variance Analysis-Tax Equivalent Basis

	December 31, 2015			December 31, 2014
(Dollars in thousands)	Changes in average volume	Changes in average rates	Total Increase (Decrease)	Changes in average volume	Changes in average rates	Total Increase (Decrease)
Interest income:
Loans: Net of unearned income	$1,823	(1,031)	792	$801	(690)	111

Investments - taxable	(729)	129	(600)	(365)	1,661	1,296
Investments - nontaxable	375	(302)	73	624	(133)	491
Other	(35)	(4)	(39)	(26)	5	(21)
Total interest income	1,434	(1,208)	226	1,034	843	1,877

Interest expense:
NOW, MMDA & savings deposits	29	(96)	(67)	26	(259)	(233)
Time deposits	(185)	(133)	(318)	(146)	(316)	(462)
FHLB / FRB Borrowings	(477)	46	(431)	(212)	(140)	(352)
Trust Preferred Securities	-	13	13	-	(9)	(9)
Other	(1)	1	-	3	(13)	(10)
Total interest expense	(634)	(169)	(803)	(329)	(737)	(1,066)
Net interest income	$2,068	(1,039)	1,029	$1,363	1,580	2,943

Net interest income on a tax equivalent basis totaled $37.5 million in 2015 as compared to $36.5 million in 2014.  The interest rate spread, which represents the rate earned on interest-earning assets less the rate paid on interest-bearing liabilities, was 3.82% in 2015, an increase from the 2014 net interest spread of 3.70%.  The net yield on interest-earning assets in 2015 increased to 3.94% from the 2014 net yield on interest-earning assets of 3.84%.

Tax equivalent interest income increased $226,000 in 2015 primarily due to an increase in interest income resulting from an increase in the average outstanding principal balance of loans, which was partially offset by a decrease in the average outstanding balance of investment securities.  The average outstanding principal balance of loans increased $38.6 million to $669.6 million in 2015 compared to $631.0 million in 2014.  The average outstanding balance of investment securities decreased $21.3 million to $271.4 million in 2015 compared to $292.7 million in 2014.  The yield on interest-earning assets increased to 4.31% in 2015 from 4.29% in 2014.

Interest expense decreased $803,000 in 2015 compared to 2014.  The decrease in interest expense is primarily due to a decrease in the average outstanding balance of FHLB borrowings and time deposits.  Average interest-bearing liabilities decreased by $24.2 million to $707.6 million in 2015 compared to $731.8 million in 2014.  The cost of funds decreased to 0.49% in 2015 from 0.59% in 2014.

In 2014 net interest income on a tax equivalent basis increased to $36.5 million from $33.5 million in 2013.  The net interest spread was 3.70% in 2014, an increase from the 2013 net interest spread of 3.37%.  The net yield on interest-earning assets in 2014 increased to 3.84% from the 2013 net yield on interest-earning assets of 3.53%.

Provision for Loan Losses.  Provisions for loan losses are charged to income in order to bring the total allowance for loan losses to a level deemed appropriate by management of the Company based on factors such as management's judgment as to losses within the Bank's loan portfolio, including the valuation of impaired loans, loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies and management's assessment of the quality of the loan portfolio and general economic climate.

The provision for loan losses for the year ended December 31, 2015 was a credit of $17,000, as compared to a credit of $699,000 for the year ended December 31, 2014.  The credits to provision for loan losses for the years ended December 31, 2015 and 2014 resulted from, and were considered appropriate as part of, management's assessment and estimate of the risks in the total loan portfolio and determination of the total allowance for loan losses.  The primary factors contributing to the decrease in the allowance for loan losses at December 31, 2015 to $9.6 million from $11.1 million at December 31, 2014 were the continuing positive trends in indicators of potential losses on loans, primarily non-accrual loans and the reduction in net charge-offs since 2011, as shown in Table 3 below:

Table 3 - Net Charge-off Analysis

	Net charge-offs					Net charge-offs/(recoveries) as a percent of average loans outstanding
	Years ended December 31,					Years ended December 31,
(Dollars in thousands)	2015	2014	2013	2012	2011	2015	2014	2013	2012	2011
Real estate loans
Construction and land development	$153	456	400	4,200	6,923	0.25%	0.78%	0.58%	4.99%	6.40%
Single-family residential	584	237	1,613	814	2,049	0.27%	0.12%	0.82%	0.39%	0.91%
Single-family residential -
Banco de la Gente stated income	95	174	131	668	675	0.21%	0.36%	0.26%	1.25%	1.23%
Commercial	308	119	395	563	1,247	0.13%	0.05%	0.20%	0.27%	0.59%
Multifamily and farmland	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total real estate loans	1,140	986	2,539	6,245	10,894	0.20%	0.18%	0.48%	1.12%	1.80%
	-	-	-	-	-
Loans not secured by real estate
Commercial loans	(64)	376	458	451	193	(0.07%)	0.53%	0.73%	0.75%	0.34%
Farm loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Consumer loans (1)	400	358	509	409	434	4.00%	3.63%	5.27%	4.00%	4.05%
All other loans	-	-	-	-	-	0.00%	0.00%	0.00%	0.00%	0.00%
Total loans	$1,476	1,720	3,506	7,105	11,521	0.22%	0.27%	0.57%	1.10%	1.65%

(Reduction of) provision for loan losses for the period	$(17)	(699)	2,584	4,924	12,632

Allowance for loan losses at end of period	$9,589	11,082	13,501	14,423	16,604

Total loans at end of period	$689,091	651,891	620,960	619,974	670,497

Non-accrual loans at end of period	$8,432	10,728	13,836	17,630	21,785

Allowance for loan losses as a percent of
total loans outstanding at end of period	1.39%	1.70%	2.17%	2.33%	2.48%

Non-accrual loans as a percent of
total loans outstanding at end of period	1.22%	1.65%	2.23%	2.84%	3.25%

(1) The loss ratio for consumer loans is elevated because overdraft charge-offs related to DDA and NOW accounts are reported in consumer loan charge-offs and recoveries. The net overdraft charge-offs are not considered material and are therefore not shown separately.

Another factor considered in taking a credit to provision expense in the years ended December 31, 2015 and 2014 was the decline in the construction and land development portfolio.  This portfolio experienced the highest percentage of loss in 2011 and 2012 as shown in Table 3 above.  The balance outstanding was $65.8 million at December 31, 2015 and $57.6 million at December 31, 2014, compared to the maximum balance of $213.7 million at December 31, 2008.  Please see the section below entitled "Allowance for Loan Losses" for a more complete discussion of the Bank's policy for addressing potential loan losses.

Non-Interest Income.  Non-interest income was $13.3 million for the year ended December 31, 2015, compared to $12.2 million for the year ended December 31, 2014.  The increase in non-interest income is primarily attributable to a $867,000 change in gain/(loss) on sales and write-downs of other real estate, a $671,000 increase in miscellaneous non-interest income and a $326,000 increase in mortgage banking income, which were partially offset by a $463,000 decrease in service charges and fees.  The $671,000 increase in miscellaneous non-interest income is primarily due to a $282,000 increase in debit card income for the year ended December 31, 2015, as compared to the year ended December 31, 2014, and $263,000 in net MasterCard debit card incentives recognized in the fourth quarter of 2015.

Non-interest income was $12.2 million for the year ended December 31, 2014, compared to $12.7 million for the year ended December 31, 2013.  The decrease in non-interest income is primarily attributable to a $348,000 decrease in gains on the sale of securities, a $424,000 decrease in mortgage banking income and a $59,000 decrease in miscellaneous non-interest income, and was partially offset by a $303,000 increase in service charges and fees for the year ended December 31, 2014, as compared to the year ended December 31, 2013.

 The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2015, 2014 or 2013.

Table 4 presents a summary of non-interest income for the years ended December 31, 2015, 2014 and 2013.

Table 4 - Non-Interest Income

(Dollars in thousands)	2015	2014	2013
Service charges	$4,647	4,961	4,566
Other service charges and fees	931	1,080	1,172
Gain on sale of securities	-	266	614
Mortgage banking income	1,130	804	1,228
Insurance and brokerage commissions	714	701	661
Gain/(loss) on sale and write-down of other real estate	245	(622)	(581)
Visa debit card income	3,452	3,170	2,990
Net appraisal management fee income	635	525	718
Miscellaneous	1,558	1,279	1,284
Total non-interest income	$13,312	12,164	12,652

Non-Interest Expense.  Non-interest expense was $35.8 million for the year ended December 31, 2015, as compared to $35.7 million for the year ended December 31, 2014.  The increase in non-interest expense was primarily due to a $755,000 increase in salaries and benefits expense resulting primarily from an increase in the number of full-time equivalent employees and annual salary increases, which was offset by a $757,000 decrease in other non-interest expenses during the year ended December 31, 2015, as compared to the year ended December 31, 2014.  The decrease in other non-interest expenses is primarily due to $870,000 amortization expense incurred during 2014 that was associated with North Carolina income tax credits purchased in 2014.

Non-interest expense was $35.7 million for the year ended December 31, 2014, as compared to $32.8 million for the year ended December 31, 2013.  The increase in non-interest expense included: (1) a $679,000 increase in salaries and benefits expense resulting primarily from an increase in the number of full-time equivalent employees, salary increases and an increase in incentive expense, (2) a $712,000 increase in occupancy expense primarily due to a $205,000 increase in building maintenance expense and a $529,000 increase in depreciation expense and (3) a $1.4 million increase in non-interest expenses other than salary, employee benefits and occupancy expenses primarily due to a $710,000 increase in amortization expense associated with North Carolina income tax credits and a $339,000 increase in prepayment penalties on Federal Home Loan Bank ("FHLB") borrowings during the year ended December 31, 2014, as compared to the year ended December 31, 2013.

Table 5 presents a summary of non-interest expense for the years ended December 31, 2015, 2014 and 2013.

Table 5 - Non-Interest Expense

(Dollars in thousands)	2015	2014	2013
Salaries and employee benefits	$18,285	17,530	16,851
Occupancy expense	6,288	6,251	5,539
Office supplies	422	448	498
FDIC deposit insurance	681	739	864
Visa debit card expense	988	905	823
Professional services	564	798	632
Postage	249	280	230
Telephone	588	574	570
Director fees and expense	304	237	246
Advertising	784	804	685
Consulting fees	904	609	468
Taxes and licenses	301	301	307
Foreclosure/OREO expense	398	317	356
Internet banking expense	671	644	568
FHLB advance prepayment penalty	504	869	530
Other operating expense	3,847	4,365	3,674
Total non-interest expense	$35,778	35,671	32,841

Income Taxes.  The Company reported income tax expense of $3.1 million, $1.9 million and $1.9 million for the years ended December 31, 2015, 2014 and 2013, respectively.  The Company's effective tax rates were 24.35%, 17.10% and 21.93% in 2015, 2014 and 2013, respectively.  The lower effective tax rate for 2014 is primarily due to North Carolina income tax credits purchased during 2014.

Liquidity. The objectives of the Company's liquidity policy are to provide for the availability of adequate funds to meet the needs of loan demand, deposit withdrawals, maturing liabilities and to satisfy regulatory requirements.  Both deposit and loan customer cash needs can fluctuate significantly depending upon business cycles, economic conditions and yields and returns available from alternative investment opportunities.  In addition, the Company's liquidity is affected by off-balance sheet commitments to lend in the form of unfunded commitments to extend credit and standby letters of credit.  As of December 31, 2015, such unfunded commitments to extend credit were $189.4 million, while commitments in the form of standby letters of credit totaled $3.9 million.

The Company uses several funding sources to meet its liquidity requirements.  The primary funding source is core deposits, which includes demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000.  The Company considers these to be a stable portion of the Company's liability mix and the result of on-going consumer and commercial banking relationships.  As of December 31, 2015, the Company's core deposits totaled $801.2 million, or 96% of total deposits.

The other sources of funding for the Company are through large denomination certificates of deposit, including brokered deposits, federal funds purchased, securities under agreement to repurchase and FHLB borrowings.  The Bank is also able to borrow from the FRB on a short-term basis.  The Bank's policies include the ability to access wholesale funding up to 40% of total assets.  The Bank's wholesale funding includes FHLB borrowings, FRB borrowings, brokered deposits and internet certificates of deposit.  The Company's ratio of wholesale funding to total assets was 4.21% as of December 31, 2015.

At December 31, 2015, the Bank had a significant amount of deposits in amounts greater than $250,000.  Brokered deposits, of $4.1 million at December 31, 2015, are comprised of certificates of deposit participated through the Certificate of Deposit Account Registry Service ("CDARS") on behalf of local customers.  The balance and cost of brokered deposits are more susceptible to changes in the interest rate environment than other deposits.   Access to the brokered deposit market could be restricted if the Bank were to fall below the well capitalized level.  For additional information, please see the section below entitled "Deposits."

The Bank has a line of credit with the FHLB equal to 20% of the Bank's total assets, with an outstanding balance of $43.5 million at December 31, 2015.  At December 31, 2015, the carrying value of loans pledged as collateral totaled approximately $124.8 million.  The remaining availability under the line of credit with the FHLB was $38.5 million at December 31, 2015.  The Bank had no borrowings from the FRB at December 31, 2015.  The FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2015, the carrying value of loans pledged as collateral to the FRB totaled approximately $365.9 million.

The Bank also had the ability to borrow up to $59.5 million for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2015.

The liquidity ratio for the Bank, which is defined as net cash, interest-bearing deposits with banks, federal funds sold and certain investment securities, as a percentage of net deposits and short-term liabilities was 26.10%, 31.76%, and 35.65% at December 31, 2015, 2014 and 2013, respectively.  The minimum required liquidity ratio as defined in the Bank's Asset/Liability and Interest Rate Risk Management Policy for on balance sheet liquidity was 10% at December 31, 2015, 2014 and 2013.

As disclosed in the Company's Consolidated Statements of Cash Flows included elsewhere herein, net cash provided by operating activities was approximately $13.9 million during 2015.  Net cash used in investing activities was $30.1 million during 2015 and net cash used in financing activities was $13.1 million during 2015.

Asset Liability and Interest Rate Risk Management.  The objective of the Company's Asset Liability and Interest Rate Risk strategies is to identify and manage the sensitivity of net interest income to changing interest rates and to minimize the interest rate risk between interest-earning assets and interest-bearing liabilities at various maturities.  This is done in conjunction with the need to maintain adequate liquidity and the overall goal of maximizing net interest income. Table 6 presents an interest rate sensitivity analysis for the interest-earning assets and interest-bearing liabilities for the year ended December 31, 2015.

Table 6 - Interest Sensitivity Analysis

(Dollars in thousands)	Immediate	1-3 months	4-12 months	Total Within One Year	Over One Year & Non- sensitive	Total
Interest-earning assets:
Loans	$327,973	19,601	16,400	363,974	325,117	689,091
Mortgage loans held for sale	4,149	-	-	4,149	-	4,149
Investment securities available for sale	-	4,755	14,625	19,380	249,150	268,530
Interest-bearing deposit accounts	10,569	-	-	10,569	-	10,569
Other interest-earning assets	-	-	-	-	4,254	4,254
Total interest-earning assets	342,691	24,356	31,025	398,072	578,521	976,593

Interest-bearing liabilities:
NOW, savings, and money market deposits	431,052	-	-	431,052	-	431,052
Time deposits	16,370	22,215	59,002	97,587	59,305	156,892
FHLB borrowings	-	43,500	-	43,500	-	43,500
Securities sold under
agreement to repurchase	27,874	-	-	27,874	-	27,874
Trust preferred securities	-	20,619	-	20,619	-	20,619
Total interest-bearing liabilities	475,296	86,334	59,002	620,632	59,305	679,937

Interest-sensitive gap	$(132,605)	(61,978)	(27,977)	(222,560)	519,216	296,656

Cumulative interest-sensitive gap	$(132,605)	(194,583)	(222,560)	(222,560)	296,656

Interest-earning assets as a percentage of
interest-bearing liabilities	72.10%	28.21%	52.58%	64.14%	975.50%

The Company manages its exposure to fluctuations in interest rates through policies established by the Asset/Liability Committee ("ALCO") of the Bank.  The ALCO meets quarterly and has the responsibility for approving asset/liability management policies, formulating and implementing strategies to improve balance sheet positioning and/or earnings and reviewing the interest rate sensitivity of the Company.  ALCO tries to minimize interest rate risk between interest-earning assets and interest-bearing liabilities by attempting to minimize wide fluctuations in net interest income due to interest rate movements.  The ability to control these fluctuations has a direct impact on the profitability of the Company. Management monitors this activity on a regular basis through analysis of its portfolios to determine the difference between rate sensitive assets and rate sensitive liabilities.

The Company's rate sensitive assets are those earning interest at variable rates and those with contractual maturities within one year.  Rate sensitive assets therefore include both loans and available for sale ("AFS") securities.  Rate sensitive liabilities include interest-bearing checking accounts, money market deposit accounts, savings accounts, time deposits and borrowed funds.  At December 31, 2015, rate sensitive assets and rate sensitive liabilities totaled $398.1 million and $620.6 million respectively .

Included in the rate sensitive assets are $298.6 million in variable rate loans indexed to prime rate subject to immediate repricing upon changes by the Federal Open Market Committee ("FOMC").  The Bank utilizes interest rate floors on certain variable rate loans to protect against further downward movements in the prime rate.  At December 31, 2015, the Bank had $189.7 million in loans with interest rate floors.  The floors were in effect on $164.1 million of these loans pursuant to the terms of the promissory notes on these loans.   The weighted average rate on these loans is 0.94% higher than the indexed rate on the promissory notes without interest rate floors.

The Company has an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility.  By using derivative instruments, the Company is exposed to credit and market risk.  If the counterparty fails to perform, credit risk is equal to the extent of the fair-value gain in the derivative.  The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company. The Company did not have any interest rate derivatives outstanding as of December 31, 2015.

An analysis of the Company's financial condition and growth can be made by examining the changes and trends in interest-earning assets and interest-bearing liabilities.  A discussion of these changes and trends follows.

Analysis of Financial Condition
Investment Securities.  The composition of the investment securities portfolio reflects the Company's investment strategy of maintaining an appropriate level of liquidity while providing a relatively stable source of income.  The investment portfolio also provides a balance to interest rate risk and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds, furnishing liquidity, and supplying securities to pledge as required collateral for certain deposits.

All of the Company's investment securities are held in the AFS category. At December 31, 2015, the market value of AFS securities totaled $268.5 million, compared to $281.1 million and $297.9 million at December 31, 2014 and 2013, respectively.  Table 7 presents the fair value of the AFS securities held at December 31, 2015, 2014 and 2013.

Table 7 - Summary of Investment Portfolio

(Dollars in thousands)	2015	2014	2013
U. S. Government sponsored enterprises	$38,417	34,048	22,143
State and political subdivisions	148,245	152,246	145,368
Mortgage-backed securities	77,887	90,210	123,977
Corporate bonds	1,906	2,467	3,463
Trust preferred securities	750	750	1,250
Equity securities	1,325	1,378	1,689
Total securities	$268,530	281,099	297,890

The Company's investment portfolio consists of U.S. Government sponsored enterprise securities, municipal securities, U.S. Government sponsored enterprise mortgage-backed securities, corporate bonds, trust preferred securities and equity securities.  AFS securities averaged $266.8 million in 2015, $287.4 million in 2014 and $293.8 million in 2013.  Table 8 presents the market value of AFS securities held by the Company by maturity category at December 31, 2015.   Yield information does not give effect to changes in fair value that are reflected as a component of shareholders' equity.  Yields are calculated on a tax equivalent basis.  Yields and interest income on tax-exempt investments have been adjusted to a tax equivalent basis using an effective tax rate of 37.30% for securities that are both federal and state tax exempt and an effective tax rate of 32.30% for federal tax exempt securities.

Table 8 - Maturity Distribution and Weighted Average Yield on Investments

			After One Year		After 5 Years
	One Year or Less		Through 5 Years		Through 10 Years		After 10 Years		Totals
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Book value:
U.S. Government
sponsored enterprises	$2,154	1.28%	5,808	1.93%	26,321	2.26%	4,134	1.80%	38,417	1.74%
State and political subdivisions	572	4.52%	53,693	3.21%	82,523	3.26%	11,457	3.43%	148,245	3.40%
Mortgage-backed securities	15,733	2.76%	34,057	2.75%	13,370	2.82%	14,727	3.13%	77,887	2.81%
Corporate bonds	921	1.46%	-	0.00%	985	1.51%	-	-	1,906	1.48%
Trust preferred securities	-	-	-	-	500	4.34%	250	8.11%	750	5.60%
Equity securities	-	-	-	-	-	-	1,325	0.00%	1,325	0.00%
Total securities	$19,380	2.60%	93,558	2.81%	123,699	2.71%	31,893	3.10%	268,530	2.50%

Loans.  The loan portfolio is the largest category of the Company's earning assets and is comprised of commercial loans, real estate mortgage loans, real estate construction loans and consumer loans. The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union, Wake, Durham and Forsyth counties in North Carolina.

Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by real estate, which is dependent upon the real estate market.  Real estate mortgage loans include both commercial and residential mortgage loans.  At December 31, 2015, the Bank had $104.6 million in residential mortgage loans, $93.3 million in home equity loans and $310.9 million in commercial mortgage loans, which include $244.8 million using commercial property as collateral and $66.1 million using residential property as collateral.   Residential mortgage loans include $61.0 million made to customers in the Bank's traditional banking offices and $43.6 million in mortgage loans originated in the Bank's Banco offices.  All residential mortgage loans are originated as fully amortizing loans, with no negative amortization.

At December 31, 2015, the Bank had $65.8 million in construction and land development loans.  Table 9 presents a breakout of these loans.

Table 9 - Construction and Land Development Loans

(Dollars in thousands)	Number of Loans	Balance Outstanding	Non-accrual Balance
Land acquisition and development - commercial purposes	61	$11,208	3
Land acquisition and development - residential purposes	244	27,174	143
1 to 4 family residential construction	94	19,615	-
Commercial construction	11	7,794	-
Total acquisition, development and construction	410	$65,791	146

The mortgage loans originated in the traditional banking offices are generally 15 to 30 year fixed rate loans with attributes that prevent the loans from being sellable in the secondary market.  These factors may include higher loan-to-value ratio, limited documentation on income, non-conforming appraisal or non-conforming property type.  These loans are generally made to existing Bank customers and have been originated throughout the Bank's nine county service area, with no geographic concentration.

Banco de la Gente single family residential stated income loans originated from 2005 to 2009 were primarily adjustable rate mortgage loans that adjust annually after the end of the first five years of the loan.  The loans are tied to the one-year T-Bill index and, if they were to adjust at December 31, 2015, would have a reduction in the interest rate on the loan.  The underwriting on these loans includes both full income verification and no income verification, with loan-to-value ratios of up to 95% without private mortgage insurance.  A majority of these loans would be considered subprime loans, as they were underwritten using stated income rather than fully documented income verification.  No other loans in the Bank's portfolio would be considered subprime.  The majority of these loans have been originated within the Charlotte, North Carolina metro area (Mecklenburg County).  Total losses on this portfolio, since the first loans were originated in 2004, have amounted to approximately $3.8 million through December 31, 2015.

The composition of the Bank's loan portfolio at December 31 is presented in Table 10.

Table 10 - Loan Portfolio

	2015		2014		2013		2012		2011
(Dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans	Amount	% of Loans
Real estate loans
Construction and land development	$65,791	9.55%	57,617	8.84%	63,742	10.27%	73,176	11.80%	93,812	13.99%
Single-family residential	220,690	32.03%	206,417	31.66%	195,975	31.56%	195,003	31.45%	212,993	31.77%
Single-family residential- Banco de la
Gente stated income	43,733	6.35%	47,015	7.21%	49,463	7.97%	52,019	8.39%	54,058	8.06%
Commercial	228,526	33.16%	228,558	35.06%	209,287	33.70%	200,633	32.36%	214,415	31.98%
Multifamily and farmland	18,080	2.62%	12,400	1.90%	11,801	1.90%	8,951	1.44%	4,793	0.71%
Total real estate loans	576,820	83.71%	552,007	84.68%	530,268	85.39%	529,782	85.45%	580,071	86.51%

Loans not secured by real estate
Commercial loans	91,010	13.22%	76,262	11.71%	68,047	10.97%	64,295	10.38%	60,646	9.05%
Farm loans	3	0.00%	7	0.00%	19	0.00%	11	0.00%	-	0.00%
Consumer loans	10,027	1.46%	10,060	1.54%	9,593	1.54%	10,148	1.64%	10,490	1.56%
All other loans	11,231	1.63%	13,555	2.08%	13,033	2.10%	15,738	2.54%	19,290	2.88%
Total loans	689,091	100.00%	651,891	100.00%	620,960	100.00%	619,974	100.00%	670,497	100.00%

Less: Allowance for loan losses	9,589		11,082		13,501		14,423		16,604

Net loans	$679,502		640,809		607,459		605,551		653,893

As of December 31, 2015, gross loans outstanding were $689.1 million, compared to $651.9 million at December 31, 2014.  Loans originated or renewed during the year ended December 31, 2015, amounting to approximately $169.7 million, were offset by paydowns and payoffs of existing loans.  Average loans represented 70% and 66% of total earning assets for the years ended December 31, 2015 and 2014, respectively.  The Bank had $4.1 million and $1.4 million in mortgage loans held for sale as of December 31, 2015 and 2014, respectively.

Troubled debt restructured ("TDR") loans modified in 2015, past due TDR loans and non-accrual TDR loans totaled $8.8 million and $15.0 million at December 31, 2015 and December 31, 2014, respectively.  The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were $354,000 and $1.4 million in performing loans classified as TDR loans at December 31, 2015 and December 31, 2014, respectively.

Table 11 identifies the maturities of all loans as of December 31, 2015 and addresses the sensitivity of these loans to changes in interest rates.

Table 11 - Maturity and Repricing Data for Loans

(Dollars in thousands)	Within one year or less	After one year through five years	After five years	Total loans
Real estate loans
Construction and land development	$54,295	8,359	3,137	65,791
Single-family residential	108,585	59,236	52,869	220,690
Single-family residential- Banco de la Gente
stated income	18,266	-	25,467	43,733
Commercial	99,368	81,580	47,578	228,526
Multifamily and farmland	5,223	5,960	6,897	18,080
Total real estate loans	285,737	155,135	135,948	576,820

Loans not secured by real estate
Commercial loans	63,614	12,330	15,066	91,010
Farm loans	3	-	-	3
Consumer loans	4,837	4,659	531	10,027
All other loans	8,212	1,730	1,289	11,231
Total loans	$362,403	173,854	152,834	689,091

Total fixed rate loans	$14,530	157,524	152,835	324,889
Total floating rate loans	363,975	227	-	364,202

Total loans	$378,505	157,751	152,835	689,091

In the normal course of business, there are various commitments outstanding to extend credit that are not reflected in the financial statements. At December 31, 2015, outstanding loan commitments totaled $193.2 million.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  Additional information regarding commitments is provided below in the section entitled "Contractual Obligations and Off-Balance Sheet Arrangements" and in Note 10 to the Consolidated Financial Statements.

Allowance for Loan Losses.  The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank's loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank's originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan's performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank's Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank's Credit Administration. Any issues regarding the risk assessments are addressed by the Bank's senior credit administrators and factored into management's decision to originate or renew the loan. The Bank's Board of Directors reviews, on a monthly basis, an analysis of the Bank's reserves relative to the range of reserves estimated by the Bank's Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than $1.0 million, excluding loans in default, and loans in process of litigation or liquidation.  The third party's evaluation and report is shared with management and the Bank's Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance for loan losses.  The provision for loan losses charged or credited to earnings is based upon management's judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date.  The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management's assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends.  The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance for loan losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management's current evaluation of the Bank's loss exposure for each credit, given the appraised value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two, three, four or five years' loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

The unallocated allowance is determined through management's assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management's acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk.  Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, the unallocated portion may fluctuate from period to period based on management's evaluation of the factors affecting the assumptions used in calculating the allowance.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2015 as compared to the year ended December 31, 2014.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, stated income mortgage loans from the Banco de la Gente division of the Bank were analyzed separately from other single family residential loans in the Bank's loan portfolio.  These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg and surrounding counties.  These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers.  These loans were made as stated income loans rather than full documentation loans because the customer may not have had complete documentation on the income supporting the loan.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations.  Management believes it has established the allowance for credit losses pursuant to GAAP, and has taken into account the views of its regulators and the current economic environment.  Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Bank's loan portfolio as of the date of the financial statements.  Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Net charge-offs for 2015 and 2014 were $1.5 million and $1.7 million, respectively.  The ratio of net charge-offs to average total loans was 0.22% in 2015, 0.27% in 2014 and 0.57% in 2013.  The Bank strives to proactively work with its customers to identify potential problems.  If found, the Bank works to quickly recognize identifiable losses and to establish a plan, with the borrower, if possible, to have the loans paid off.  This process increased the levels of charge-offs and provision for loan losses in 2009 through 2013 as compared to historical periods prior to 2009.  The years ended December 31, 2014 and 2015 saw a return of net charge-offs to pre-crisis levels.  Management expects this to continue in 2016. The allowance for loan losses was $9.6 million or 1.4% of total loans outstanding at December 31, 2015.  For December 31, 2014 and 2013, the allowance for loan losses amounted to $11.1 million or 1.7% of total loans outstanding and $13.5 million, or 2.2% of total loans outstanding, respectively.

Table 12 presents the percentage of loans assigned to each risk grade at December 31, 2015 and 2014.

Table 12 - Loan Risk Grade Analysis
	Percentage of Loans
	By Risk Grade
Risk Grade	2015	2014
Risk Grade 1 (Excellent Quality)	1.66%	2.18%
Risk Grade 2 (High Quality)	24.40%	22.30%
Risk Grade 3 (Good Quality)	53.64%	50.76%
Risk Grade 4 (Management Attention)	14.26%	16.54%
Risk Grade 5 (Watch)	3.26%	4.62%
Risk Grade 6 (Substandard)	2.53%	3.30%
Risk Grade 7 (Doubtful)	0.00%	0.00%
Risk Grade 8 (Loss)	0.00%	0.00%

Table 13 presents an analysis of the allowance for loan losses, including charge-off activity.

Table 13 - Analysis of Allowance for Loan Losses

(Dollars in thousands)	2015	2014	2013	2012	2011
Allowance for loan losses at beginning	$11,082	13,501	14,423	16,604	15,493

Loans charged off:
Commercial	38	430	502	555	314
Real estate - mortgage	1,064	789	2,441	2,491	4,196
Real estate - construction	197	884	777	4,728	7,164
Consumer	545	534	652	557	586
Total loans charged off	1,844	2,637	4,372	8,331	12,260

Recoveries of losses previously charged off:
Commercial	101	54	44	104	121
Real estate - mortgage	77	259	302	446	225
Real estate - construction	45	428	377	528	241
Consumer	145	176	143	148	152
Total recoveries	368	917	866	1,226	739
Net loans charged off	1,476	1,720	3,506	7,105	11,521

Provision for loan losses	(17)	(699)	2,584	4,924	12,632

Allowance for loan losses at end of year	$9,589	11,082	13,501	14,423	16,604

Loans charged off net of recoveries, as
a percent of average loans outstanding	0.22%	0.27%	0.57%	1.10%	1.65%

Allowance for loan losses as a percent
of total loans outstanding at end of year	1.39%	1.70%	2.17%	2.33%	2.48%

Non-performing Assets.  Non-performing assets declined to $9.2 million or 0.9% of total assets at December 31, 2015, compared to $12.7 million or 1.2% of total assets at December 31, 2014.  The decline in non-performing assets is due to a $2.3 million decrease in non-accrual loans and a $1.3 million decrease in other real estate owned, which were partially offset by a $17,000 increase in loans 90 days past due and still accruing.  Non-performing loans include $146,000 in construction and land development loans, $8.1 million in commercial and residential mortgage loans and $181,000 in other loans at December 31, 2015, as compared to $3.9 million in construction and land development loans, $6.6 million in commercial and residential mortgage loans and $251,000 in other loans at December 31, 2014.  Other real estate owned totaled $739,000 and $2.0 million as of December 31, 2015 and 2014, respectively. The Bank had no repossessed assets as of December 31, 2015 and 2014.

At December 31, 2015, the Bank had non-performing loans, defined as non-accrual and accruing loans past due more than 90 days, of $8.4 million or 1.23% of total loans.  Non-performing loans at December 31, 2014 were $10.7 million or 1.65% of total loans.

Management continually monitors the loan portfolio to ensure that all loans potentially having a material adverse impact on future operating results, liquidity or capital resources have been classified as non-performing.  Should economic conditions deteriorate, the inability of distressed customers to service their existing debt could cause higher levels of non-performing loans.    Management does expect the trend of declining levels of non-accrual loans to continue in 2016.

It is the general policy of the Bank to stop accruing interest income when a loan is placed on non-accrual status and any interest previously accrued but not collected is reversed against current income.  Generally a loan is placed on non-accrual status when it is over 90 days past due and there is reasonable doubt that all principal will be collected.

A summary of non-performing assets at December 31 for each of the years presented is shown in Table 14.

Table 14 - Non-performing Assets

(Dollars in thousands)	2015	2014	2013	2012	2011
Non-accrual loans	$8,432	10,728	13,836	17,630	21,785
Loans 90 days or more past due and still accruing	17	-	882	2,403	2,709
Total non-performing loans	8,449	10,728	14,718	20,033	24,494
All other real estate owned	739	2,016	1,679	6,254	7,576
Repossessed assets	-	-	-	10	-
Total non-performing assets	$9,188	12,744	16,397	26,297	32,070

TDR loans not included in above, (not 90 days
past due or on nonaccrual)	5,102	7,217	7,953	10,864	13,689

As a percent of total loans at year end
Non-accrual loans	1.22%	1.65%	2.23%	2.84%	3.25%
Loans 90 days or more past due and still accruing	0.00%	0.00%	0.14%	0.39%	0.40%

Total non-performing assets
as a percent of total assets at year end	0.88%	1.22%	1.58%	2.60%	3.01%

Total non-performing loans
as a percent of total loans at year-end	1.23%	1.65%	2.37%	3.23%	3.65%

             Deposits.  The Company primarily uses deposits to fund its loan and investment portfolios. The Company offers a variety of deposit accounts to individuals and businesses. Deposit accounts include checking, savings, money market and time deposits. As of December 31, 2015, total deposits were $832.2 million, compared to $814.7 million at December 31, 2014.  Core deposits, which include demand deposits, savings accounts and non-brokered certificates of deposits of denominations less than $250,000, amounted to $801.2 million at December 31, 2015, compared to $755.8 million at December 31, 2014.

Time deposits in amounts of $250,000 or more totaled $26.9 million and $47.9 million at December 31, 2015 and 2014, respectively.  At December 31, 2015, brokered deposits amounted to $4.3 million as compared to $11.4 million at December 31, 2014.  CDARS balances included in brokered deposits amounted to $4.1 million and $11.0 million as of December 31, 2015 and 2014, respectively.  Brokered deposits are generally considered to be more susceptible to withdrawal as a result of interest rate changes and to be a less stable source of funds, as compared to deposits from the local market.  Brokered deposits outstanding as of December 31, 2015 have a weighted average rate of 0.10% with a weighted average original term of 14 months.

Table 15 is a summary of the maturity distribution of time deposits in amounts of $250,000 or more as of December 31, 2015.

Table 15 - Maturities of Time Deposits of $250,000 or greater

(Dollars in thousands)	2015
Three months or less	$6,438
Over three months through six months	3,724
Over six months through twelve months	2,048
Over twelve months	14,681
Total	$26,891

Borrowed Funds. The Company has access to various short-term borrowings, including the purchase of federal funds and borrowing arrangements from the FHLB and other financial institutions.  At December 31, 2015 and 2014, FHLB borrowings totaled $43.5 million and $50.0 million, respectively.  Average FHLB borrowings for 2015 and 2014 were $49.8 million and $63.7 million, respectively. The maximum amount of outstanding FHLB borrowings was $50.0 million in 2015 and $65.0 million in 2014.  The FHLB borrowings outstanding at December 31, 2015 had interest rates ranging from 2.14% to 3.73% and all mature in 2018.  The weighted average rate on FHLB borrowings was 3.47% and 3.33% at December 31, 2015 and 2014, respectively.  Additional information regarding FHLB borrowings is provided in Note 6 to the Consolidated Financial Statements.

The Bank had no borrowings from the FRB at December 31, 2015 and 2014.  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2015, the carrying value of loans pledged as collateral totaled approximately $365.9 million.

Securities sold under agreements to repurchase were $27.9 million at December 31, 2015, as compared to $48.4 million at December 31, 2014.  This decrease is primarily due to a customer transferring $13.0 million from securities sold under agreements to repurchase to a non-interest bearing demand account in December 2015.

Junior subordinated debentures amounted to $20.6 million as of December 31, 2015 and 2014.

Contractual Obligations and Off-Balance Sheet Arrangements.  The Company's contractual obligations and other commitments as of December 31, 2015 are summarized in Table 16 below.  The Company's contractual obligations include the repayment of principal and interest related to FHLB advances and junior subordinated debentures, as well as certain payments under current lease agreements.  Other commitments include commitments to extend credit.  Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

Table 16 - Contractual Obligations and Other Commitments

(Dollars in thousands)	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings	$-	43,500	-	-	43,500
Junior subordinated debentures	-	-	-	20,619	20,619
Operating lease obligations	664	1,051	912	1,548	4,175
Total	$664	44,551	912	22,167	68,294

Other Commitments
Commitments to extend credit	$76,710	13,823	17,623	81,195	189,351
Standby letters of credit
and financial guarantees written	3,872	-	-	-	3,872
Total	$80,582	13,823	17,623	81,195	193,223

The Company enters into derivative contracts to manage various financial risks.  A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index or referenced interest rate.  Derivative contracts are carried at fair value on the consolidated balance sheet with the fair value representing the net present value of expected future cash receipts or payments based on market interest rates as of the balance sheet date.  Derivative contracts are written in amounts referred to as notional amounts, which only provide the basis for calculating payments between counterparties and are not a measure of financial risk.  Therefore, the derivative amounts recorded on the balance sheet do not represent the amounts that may ultimately be paid under these contracts.  Further discussions of derivative instruments are included above in the section entitled "Asset Liability and Interest Rate Risk Management" beginning on page A-11 and in Notes 1, 10 and 15 to the Consolidated Financial Statements.

Capital Resources.  Shareholders' equity was $104.9 million, or 10.1% of total assets, as of December 31, 2015, compared to $98.7 million, or 9.5% of total assets, as of December 31, 2014.  This increase is primarily due to an increase in retained earnings due to net income, which was partially offset by a decrease in common stock due to 102,050 shares of common stock repurchased during 2015 under the Company's stock repurchase program implemented in September 2014.

Average shareholders' equity as a percentage of total average assets is one measure used to determine capital strength.   Average shareholders' equity as a percentage of total average assets was 10.27%, 9.35% and 9.79% for 2015, 2014 and 2013, respectively.   The return on average shareholders' equity was 9.03% at December 31, 2015 as compared to 9.69% and 6.67% at December 31, 2014 and December 31, 2013, respectively.  Total cash dividends paid on common stock amounted to $1.6 million, $1.0 million and $677,000 during 2015, 2014 and 2013, respectively.  The Company did not pay any dividends on preferred stock during 2015 and 2014.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares.  The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.

In 2014, the Company's Board of Directors authorized a stock repurchase program, pursuant to which up to $2 million will be allocated to repurchase the Company's common stock.  Any purchases under the Company's stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions.  The timing and amount of any repurchase of shares will be determined by the Company's management, based on its evaluation of market conditions and other factors.  The repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company has repurchased approximately $2.0 million, or 106,587 shares of its common stock, under this program as of December 31, 2015.

In 2013, the Federal Reserve Board approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which will be phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules).  An additional capital conservation buffer will be added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 at 0.625% and will be phased in through 2019 (increasing by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019).  This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, an institution is subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount.  These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

Under the regulatory capital guidelines, financial institutions are currently required to maintain a total risk-based capital ratio of 8.0% or greater, with a Tier 1 risk-based capital ratio of 6.0% or greater and a common equity Tier 1 capital ratio of 4.5% or greater, as required by Basel III capital standards referenced above.  Tier 1 capital is generally defined as shareholders' equity and trust preferred securities less all intangible assets and goodwill.  Tier 1 capital at December 31, 2015 and December 31, 2014 includes $20.0 million in trust preferred securities.  The Company's Tier 1 capital ratio was 15.37% and 15.33% at December 31, 2015 and December 31, 2014, respectively.  Total risk-based capital is defined as Tier 1 capital plus supplementary capital.  Supplementary capital, or Tier 2 capital, consists of the Company's allowance for loan losses, not exceeding 1.25% of the Company's risk-weighted assets. Total risk-based capital ratio is therefore defined as the ratio of total capital (Tier 1 capital and Tier 2 capital) to risk-weighted assets.  The Company's total risk-based capital ratio was 16.63% and 16.62% at December 31, 2015 and December 31, 2014, respectively.  The Company's common equity Tier 1 capital consists of

common stock and retained earnings.   The Company's common equity Tier 1 capital ratio was 12.79% and 12.62% at December 31, 2015 and December 31, 2014, respectively.  Financial institutions are also required to maintain a leverage ratio of Tier 1 capital to total average assets of 4.0% or greater.  The Company's Tier 1 leverage capital ratio was 11.44% and 10.74% at December 31, 2015 and December 31, 2014, respectively.

The Bank's Tier 1 risk-based capital ratio was 14.85% and 14.78% at December 31, 2015 and December 31, 2014, respectively.  The total risk-based capital ratio for the Bank was 16.11% and 16.06% at December 31, 2015 and December 31, 2014, respectively.   The Bank's common equity Tier 1 capital ratio was 14.85% and 14.78% at December 31, 2015 and December 31, 2014, respectively.  The Bank's Tier 1 leverage capital ratio was 11.03% and 10.33% at December 31, 2015 and December 31, 2014, respectively.

A bank is considered to be "well capitalized" if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a common equity Tier 1 capital ratio of 6.5% or greater and a leverage ratio of 5.0% or greater.  Based upon these guidelines, the Bank was considered to be "well capitalized" at December 31, 2015.

The Company's key equity ratios as of December 31, 2015, 2014 and 2013 are presented in Table 17.

Table 17 - Equity Ratios

	2015	2014	2013
Return on average assets	0.93%	0.91%	0.65%
Return on average equity	9.03%	9.69%	6.67%
Dividend payout ratio *	16.12%	10.76%	11.17%
Average equity to average assets	10.27%	9.35%	9.79%

* As a percentage of net earnings available to common shareholders.

Quarterly Financial Data.  The Company's consolidated quarterly operating results for the years ended December 31, 2015 and 2014 are presented in Table 18.

Table 18 - Quarterly Financial Data

	2015				2014
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$9,567	9,191	9,947	9,961	$9,545	9,576	9,583	9,716
Total interest expense	884	875	874	851	1,111	1,085	1,076	1,015
Net interest income	8,683	8,316	9,073	9,110	8,434	8,491	8,507	8,701

(Reduction of) provision for loan losses	173	(214)	235	(211)	(349)	67	256	(673)
Other income	3,245	3,297	3,266	3,504	2,841	3,110	3,207	3,006
Other expense	8,748	8,337	8,669	10,024	8,123	8,067	8,541	10,940
Income before income taxes	3,007	3,490	3,435	2,801	3,501	3,467	2,917	1,440

Income taxes	679	866	942	613	923	916	475	(377)
Net earnings	2,328	2,624	2,493	2,188	2,578	2,551	2,442	1,817

Basic net earnings per share	0.41	0.47	0.45	0.40	$0.46	0.45	0.43	0.33
Diluted net earnings per share	$0.41	0.47	0.45	0.39	$0.46	0.45	0.43	0.32

QUANTATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market risk reflects the risk of economic loss resulting from adverse changes in market prices and interest rates.  This risk of loss can be reflected in either diminished current market values or reduced potential net interest income in future periods.

The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. The structure of the Company's loan and deposit portfolios is such that a significant decline (increase) in interest rates may adversely (positively) impact net market values and interest income. Management seeks to manage the risk through the utilization of its investment securities and off-balance sheet derivative instruments. During the years ended December 31, 2015, 2014 and 2013, the Company used interest rate contracts to manage market risk as discussed above in the section entitled "Asset Liability and Interest Rate Risk Management."

Table 19 presents in tabular form the contractual balances and the estimated fair value of the Company's on-balance sheet financial instruments at their expected maturity dates for the period ended December 31, 2015. The expected maturity categories take into consideration historical prepayment experience as well as management's expectations based on the interest rate environment at December 31, 2015.  For core deposits without contractual maturity (i.e. interest-bearing checking, savings, and money market accounts), the table presents principal cash flows based on management's judgment concerning their most likely runoff or repricing behaviors.

Table 19 - Market Risk Table

(Dollars in thousands)	Principal/Notional Amount Maturing in Year Ended December 31,
Loans Receivable	2016	2017	2018	2019	2020	Thereafter	Total	Fair Value
Fixed rate	$45,541	44,393	46,751	37,212	52,277	109,052	335,226	339,264
Average interest rate	5.03%	4.72%	4.82%	4.83%	4.78%	5.57%
Variable rate	$85,268	40,323	33,729	47,476	33,809	113,260	353,865	353,865
Average interest rate	4.57%	4.44%	4.36%	4.08%	4.19%	3.99%
							689,091	693,129
Investment Securities
Interest bearing cash	$10,569	-	-	-	-	-	10,569	10,569
Average interest rate	0.28%	-	-	-	-	-
Securities available for sale	$31,276	15,339	20,561	22,849	23,527	154,978	268,530	268,530
Average interest rate	4.72%	4.11%	4.60%	4.45%	4.27%	4.43%
Nonmarketable equity securities	$-	-	-	-	-	3,636	3,636	3,636
Average interest rate	-	-	-	-	-	3.95%

Debt Obligations
Deposits	$97,541	27,830	24,161	2,920	4,562	675,161	832,175	827,874
Average interest rate	0.33%	0.56%	0.61%	0.75%	0.75%	0.07%
Advances from FHLB	$-	-	43,500	-	-	-	43,500	43,144
Average interest rate	-	-	3.53%	-	-	-
Securities sold under agreement to repurchase	$27,874	-	-	-	-	-	27,874	27,874
Average interest rate	0.10%	-	-	-	-	-
Junior subordinated debentures	$-	-	-	-	-	20,619	20,619	20,619
Average interest rate	-	-	-	-	-	2.00%

Table 20 presents the simulated impact to net interest income under varying interest rate scenarios and the theoretical impact of rate changes over a twelve-month period referred to as "rate ramps."  The table shows the estimated theoretical impact on the Company's tax equivalent net interest income from hypothetical rate changes of plus and minus 1%, 2% and 3% as compared to the estimated theoretical impact of rates remaining unchanged.  The table also shows the simulated impact to market value of equity under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as "rate shocks" of plus and minus 1%, 2% and 3% as compared to the theoretical impact of rates remaining unchanged.  The prospective effects of the hypothetical interest rate changes are based upon various assumptions, including relative and estimated levels of key interest rates.  This type of modeling has limited usefulness because it does not allow for the strategies management would utilize in response to sudden and sustained rate changes.  Also, management does not believe that rate changes of the magnitude presented are likely in the forecast period presented.

Table 20 - Interest Rate Risk

(Dollars in thousands)
	Estimated Resulting Theoretical Net Interest Income
Hypothetical rate change (ramp over 12 months)	Amount	% Change
+3%	$38,394	3.75%
+2%	$38,254	3.37%
+1%	$37,590	1.58%
0%	$37,007	0.00%
-1%	$36,062	-2.55%
-2%	$35,095	-5.17%
-3%	$34,774	-6.03%

	Estimated Resulting Theoretical Market Value of Equity
Hypothetical rate change (immediate shock)	Amount	% Change
+3%	$132,725	5.11%
+2%	$138,518	9.70%
+1%	$136,099	7.79%
0%	$126,268	0.00%
-1%	$108,460	-14.10%
-2%	$89,254	-29.31%
-3%	$98,461	-22.02%

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2015, 2014 and 2013

INDEX

PAGE(S)

Reports of Independent Registered Public Accounting Firm on the Consolidated Financial Statements	A-25 - A-26

Financial Statements
Consolidated Balance Sheets at December 31, 2015 and 2014	A-27

Consolidated Statements of Earnings for the years ended December 31, 2015, 2014 and 2013	A-28

Consolidated Statements of Comprehensive Income (Loss) for the years ended December 31, 2015, 2014 and 2013	A-29

Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2015, 2014 and 2013	A-30

Consolidated Statements of Cash Flows for the years ended December 31, 2015, 2014 and 2013	A-31 - A-32

Notes to Consolidated Financial Statements	A-33 - A-64

elliott davis decosimo

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.
Newton, North Carolina

We have audited the accompanying consolidated balance sheet of Peoples Bancorp of North Carolina, Inc. and subsidiaries (the "Company") as of December 31, 2015, and the related consolidated statement of earnings, comprehensive income, shareholders' equity, and cash flow for the year ended December 31, 2015. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2015, and the results of their operations and their cash flow the year ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 14, 2016 expressed an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.

Elliott Davis Decosimo, PLLC

Charlotte, North Carolina
March 14, 2016

Elliott Davis Decosimo PLLC | Elliott Davis Decosimo LLC | www.elliottdavis.com

Porter Keadle Moore
CPAs | Advisors | www.pkm.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Peoples Bancorp of North Carolina, Inc.

We have audited the accompanying consolidated balance sheet of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statements of earnings, comprehensive income (loss), changes in shareholders' equity and cash flows for the years ended December 31, 2014 and 2013 and the related notes to the consolidated financial statements. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Peoples Bancorp of North Carolina, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for each of the years ended December 31, 2014 and 2013, in conformity with U.S. generally accepted accounting principles.

Porter Keadle Moore, LLC

Atlanta, Georgia
March 25, 2015

235 Peachtree Street, NE | Suite 1800 | Atlanta, GA 30303 | Phone 404.588.4200 | 404.588.4222
A member of Allinial Global

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2015 and December 31, 2014

(Dollars in thousands)
	December 31,	December 31,
Assets	2015	2014

Cash and due from banks, including reserve requirements	$29,194	51,213
of $14,587 at 12/31/15 and $12,569 at 12/31/14
Interest-bearing deposits	10,569	17,885
Cash and cash equivalents	39,763	69,098

Investment securities available for sale	268,530	281,099
Other investments	3,636	4,031
Total securities	272,166	285,130

Mortgage loans held for sale	4,149	1,375

Loans	689,091	651,891
Less allowance for loan losses	(9,589)	(11,082)
Net loans	679,502	640,809

Premises and equipment, net	16,976	17,000
Cash surrender value of life insurance	14,546	14,125
Other real estate	739	2,016
Accrued interest receivable and other assets	10,640	10,941
Total assets	$1,038,481	1,040,494

Liabilities and Shareholders' Equity

Deposits:
Noninterest-bearing demand	$244,231	210,758
NOW, MMDA & savings	431,052	407,504
Time, $250,000 or more	26,891	47,872
Other time	130,001	148,566
Total deposits	832,175	814,700

Securities sold under agreements to repurchase	27,874	48,430
FHLB borrowings	43,500	50,000
Junior subordinated debentures	20,619	20,619
Accrued interest payable and other liabilities	9,449	8,080
Total liabilities	933,617	941,829

Commitments

Shareholders' equity:
Series A preferred stock, $1,000 stated value; authorized
5,000,000 shares; no shares issued and outstanding	-	-
Common stock, no par value; authorized
20,000,000 shares; issued and outstanding 5,510,538
shares at 12/31/15, and 5,612,588 shares at 12/31/14	46,171	48,088
Retained earnings	53,183	45,124
Accumulated other comprehensive income	5,510	5,453
Total shareholders' equity	104,864	98,665

Total liabilities and shareholders' equity	$1,038,481	1,040,494

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands, except per share amounts)

	2015	2014	2013

Interest income:
Interest and fees on loans	$31,098	30,305	30,194
Interest on due from banks	26	65	85
Interest on investment securities:
U.S. Government sponsored enterprises	2,616	2,995	1,639
States and political subdivisions	4,600	4,677	4,427
Other	326	378	351
Total interest income	38,666	38,420	36,696

Interest expense:
NOW, MMDA & savings deposits	432	499	732
Time deposits	870	1,188	1,650
FHLB borrowings	1,735	2,166	2,518
Junior subordinated debentures	402	389	398
Other	45	45	55
Total interest expense	3,484	4,287	5,353

Net interest income	35,182	34,133	31,343

(Reduction of) provision for loan losses	(17)	(699)	2,584

Net interest income after provision for loan losses	35,199	34,832	28,759

Non-interest income:
Service charges	4,647	4,961	4,566
Other service charges and fees	931	1,080	1,172
Gain on sale of securities	-	266	614
Mortgage banking income	1,130	804	1,228
Insurance and brokerage commissions	714	701	661
Gain/(loss) on sales and write-downs of
other real estate	245	(622)	(581)
Miscellaneous	5,645	4,974	4,992
Total non-interest income	13,312	12,164	12,652

Non-interest expense:
Salaries and employee benefits	18,285	17,530	16,851
Occupancy	6,288	6,251	5,539
Professional fees	1,468	1,401	1,088
Advertising	784	804	685
Debit card expense	988	905	823
FDIC insurance	681	739	864
Other	7,284	8,041	6,991
Total non-interest expense	35,778	35,671	32,841

Earnings before income taxes	12,733	11,325	8,570

Income tax expense	3,100	1,937	1,879

Net earnings	9,633	9,388	6,691

Dividends and accretion of preferred stock	-	-	656

Net earnings available to common shareholders	$9,633	9,388	6,035

Basic net earnings per common share	$1.73	1.67	1.08
Diluted net earnings per common share	$1.72	1.66	1.07
Cash dividends declared per common share	$0.28	0.18	0.12

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	2015	2014	2013

Net earnings	$9,633	9,388	6,691

Other comprehensive income (loss):
Unrealized holding gains (losses) on securities
available for sale	93	11,117	(10,498)
Reclassification adjustment for gains on
securities available for sale
included in net earnings	-	(266)	(614)

Total other comprehensive income (loss),
before income taxes	93	10,851	(11,112)

Income tax (benefit) expense related to other
comprehensive (loss) income:

Unrealized holding gains (losses) on securities
available for sale	36	4,330	(4,089)
Reclassification adjustment for gains on
securities available for sale
included in net earnings	-	(104)	(239)

Total income tax expense (benefit) related to
other comprehensive income (loss)	36	4,226	(4,328)

Total other comprehensive income (loss),
net of tax	57	6,625	(6,784)

Total comprehensive income (loss)	$9,690	16,013	(93)

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

						Accumulated
						Other
	Stock Shares		Stock Amount		Retained	Comprehensive
	Preferred	Common	Preferred	Common	Earnings	Income	Total
Balance, December 31, 2012	12,524	5,613,495	$12,524	48,133	31,478	5,612	97,747

Preferred stock repurchase	(12,524)	-	(12,524)	-	-	-	(12,524)
Cash dividends declared on
Series A preferred stock	-	-	-	-	(734)	-	(734)
Cash dividends declared on
common stock	-	-	-	-	(677)	-	(677)
Net earnings	-	-	-	-	6,691	-	6,691
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	(6,784)	(6,784)
Balance, December 31, 2013	-	5,613,495	$-	48,133	36,758	(1,172)	83,719

Common stock
repurchase	-	(4,537)	-	(82)	-	-	(82)
Cash dividends declared on
common stock	-	-	-	-	(1,022)	-	(1,022)
Stock options exercised	-	3,630	-	37	-	-	37
Net earnings	-	-	-	-	9,388	-	9,388
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	6,625	6,625
Balance, December 31, 2014	-	5,612,588	$-	48,088	45,124	5,453	98,665

Common stock
repurchase	-	(102,050)	-	(1,917)	-	-	(1,917)
Cash dividends declared on
common stock	-	-	-	-	(1,574)	-	(1,574)
Net earnings	-	-	-	-	9,633	-	9,633
Change in accumulated other
comprehensive income,
net of tax	-	-	-	-	-	57	57
Balance, December 31, 2015	-	5,510,538	$-	46,171	53,183	5,510	104,864

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	2015	2014	2013

Cash flows from operating activities:
Net earnings	$9,633	9,388	6,691
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation, amortization and accretion	6,053	6,889	8,453
(Reduction)/Provision for loan losses	(17)	(699)	2,584
Deferred income taxes	100	178	534
Gain on sale of investment securities	-	(266)	(614)
Gain on sale of other real estate	(363)	(5)	(14)
Write-down of other real estate	118	627	595
Restricted stock expense	487	389	173
Change in:
Mortgage loans held for sale	(2,774)	(878)	6,425
Cash surrender value of life insurance	(421)	(419)	(432)
Other assets	165	(778)	1,508
Other liabilities	882	15	(982)

Net cash provided by operating activities	13,863	14,441	24,921

Cash flows from investing activities:
Purchases of investment securities available for sale	(19,220)	(32,851)	(98,129)
Proceeds from sales, calls and maturities of investment securities
available for sale	5,475	36,148	63,597
Proceeds from paydowns of investment securities available for sale	22,732	20,202	17,463
Purchases of other investments	(6)	-	-
FHLB stock redemption	401	959	609
Net change in loans	(43,441)	(36,692)	(6,137)
Purchases of premises and equipment	(2,354)	(3,120)	(2,434)
Proceeds from sale of other real estate and repossessions	6,287	3,456	5,797

Net cash used by investing activities	(30,126)	(11,898)	(19,234)

Cash flows from financing activities:
Net change in deposits	17,475	15,339	17,836
Net change in securities sold under agreement to repurchase	(20,556)	3,034	10,818
Proceeds from FHLB borrowings	20,001	-	15,001
Repayments of FHLB borrowings	(26,501)	(15,000)	(20,001)
Proceeds from FRB borrowings	1	1	1
Repayments of FRB borrowings	(1)	(1)	(1)
Preferred stock and warrant repurchase	-	(12,524)	-
Stock options exercised	-	37	-
Common stock repurchased	(1,917)	(82)	-
Cash dividends paid on Series A preferred stock	-	-	(734)
Cash dividends paid on common stock	(1,574)	(1,022)	(677)

Net cash (used) provided by financing activities	(13,072)	(10,218)	22,243

Net change in cash and cash equivalents	(29,335)	(7,675)	27,930

Cash and cash equivalents at beginning of period	69,098	76,773	48,843

Cash and cash equivalents at end of period	$39,763	69,098	76,773

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows, continued

For the Years Ended December 31, 2015, 2014 and 2013

(Dollars in thousands)

	2015	2014	2013

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$2,667	4,388	5,452
Income taxes	$2,278	1,939	2,256

Noncash investing and financing activities:
Change in unrealized (loss) gain on investment securities
available for sale, net	$57	6,625	(6,784)
Transfer of loans to other real estate and repossessions	$4,825	4,415	2,353
Financed portion of sale of other real estate	$60	374	708
Accrued redemption of Series A Preferred Stock	$-	-	12,632

See accompanying Notes to Consolidated Financial Statements.

PEOPLES BANCORP OF NORTH CAROLINA, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

Organization
Peoples Bancorp of North Carolina, Inc. ("Bancorp") received regulatory approval to operate as a bank holding company on July 22, 1999, and became effective August 31, 1999.  Bancorp is primarily regulated by the Board of Governors of the Federal Reserve System, and serves as the one-bank holding company for Peoples Bank (the "Bank").

The Bank commenced business in 1912 upon receipt of its banking charter from the North Carolina State Banking Commission (the "SBC"). The Bank is primarily regulated by the SBC and the Federal Deposit Insurance Corporation (the "FDIC") and undergoes periodic examinations by these regulatory agencies. The Bank, whose main office is in Newton, North Carolina, provides a full range of commercial and consumer banking services primarily in Catawba, Alexander, Lincoln, Mecklenburg, Iredell, Union, Wake, Durham and Forsyth counties in North Carolina.

Peoples Investment Services, Inc. is a wholly owned subsidiary of the Bank and began operations in 1996 to provide investment and trust services through agreements with an outside party.

Real Estate Advisory Services, Inc. ("REAS") is a wholly owned subsidiary of the Bank and began operations in 1997 to provide real estate appraisal and property management services to individuals and commercial customers of the Bank.

Community Bank Real Estate Solutions, LLC is a wholly owned subsidiary of Bancorp and began operations in 2009 as a "clearing house" for appraisal services for community banks.  Other banks are able to contract with Community Bank Real Estate Solutions, LLC to find and engage appropriate appraisal companies in the area where the property is located.

In March 2015, the Bank established a new wholly owned subsidiary, PB Real Estate Holdings, LLC, which acquires, manages and disposes of real property, other collateral and other assets obtained in the ordinary course of collecting debts previously contracted.

The Bank operates four offices focused on the Latino population under the name Banco de la Gente.  These offices are operated as a division of the Bank.  Banco de la Gente offers normal and customary banking services as are offered in the Bank's other branches such as the taking of deposits and the making of loans and therefore is not considered a reportable segment of the Company (as defined below).

Principles of Consolidation
The consolidated financial statements include the financial statements of Bancorp and its wholly owned subsidiaries, the Bank and Community Bank Real Estate Solutions, LLC, along with the Bank's wholly owned subsidiaries, Peoples Investment Services, Inc., REAS and PB Real Estate Holdings, LLC (collectively called the "Company").  All significant intercompany balances and transactions have been eliminated in consolidation.

Basis of Presentation
The accounting principles followed by the Company, and the methods of applying these principles, conform with accounting principles generally accepted in the United States of America ("GAAP") and with general practices in the banking industry. In preparing the financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts in the financial statements. Actual results could differ significantly from these estimates. Material estimates common to the banking industry that are particularly susceptible to significant change in the near term include, but are not limited to, the determination of the allowance for loan losses and valuation of real estate acquired in connection with or in lieu of foreclosure on loans.

Cash and Cash Equivalents
Cash, due from banks and interest-bearing deposits are considered cash and cash equivalents for cash flow reporting purposes.

Investment Securities
There are three classifications the Company is able to classify its investment securities: trading, available for sale, or held to maturity. Trading securities are bought and held principally for sale in the near term. Held to maturity securities are those securities for which the Company has the ability and intent to hold until maturity. All other securities not included in trading or held to maturity are classified as available for sale. At December 31, 2015 and 2014, the Company classified all of its investment securities as available for sale.

Available for sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of shareholders' equity until realized.

Management evaluates investment securities for other-than-temporary impairment on an annual basis.  A decline in the market value of any investment below cost that is deemed other-than-temporary is charged to earnings for the decline in value deemed to be credit related and a new cost basis in the security is established.  The decline in value attributed to non-credit related factors is recognized in comprehensive income.

Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield.  Realized gains and losses for securities classified as available for sale are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

Other Investments
Other investments include equity securities with no readily determinable fair value.  These investments are carried at cost.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at lower of aggregate cost or market value.  The cost of mortgage loans held for sale approximates the market value.

Loans
Loans that management has the intent and ability to hold for the foreseeable future or until maturity are reported at the principal amount outstanding, net of the allowance for loan losses. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.  The recognition of certain loan origination fee income and certain loan origination costs is deferred when such loans are originated and amortized over the life of the loan.

A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan will not be collected.  Impaired loans are measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent.

Accrual of interest is discontinued on a loan when management believes, after considering economic conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful. Interest previously accrued but not collected is reversed against current period earnings.

Allowance for Loan Losses
The allowance for loan losses reflects management's assessment and estimate of the risks associated with extending credit and its evaluation of the quality of the loan portfolio.  The Bank periodically analyzes the loan portfolio in an effort to review asset quality and to establish an allowance for loan losses that management believes will be adequate in light of anticipated risks and loan losses.  In assessing the adequacy of the allowance, size, quality and risk of loans in the portfolio are reviewed. Other factors considered are:

•	the Bank's loan loss experience;
•	the amount of past due and non-performing loans;
•	specific known risks;
•	the status and amount of other past due and non-performing assets;
•	underlying estimated values of collateral securing loans;
•	current and anticipated economic conditions; and
•	other factors which management believes affect the allowance for potential credit losses.

Management uses several measures to assess and monitor the credit risks in the loan portfolio, including a loan grading system that begins upon loan origination and continues until the loan is collected or collectability becomes doubtful. Upon loan origination, the Bank's originating loan officer evaluates the quality of the loan and assigns one of eight risk grades. The loan officer monitors the loan's performance and credit quality and makes changes to the credit grade as conditions warrant. When originated or renewed, all loans over a certain dollar amount receive in-depth reviews and risk assessments by the Bank's Credit Administration. Before making any changes in these risk grades, management considers assessments as determined by the third party credit review firm (as described below), regulatory examiners and the Bank's Credit Administration. Any issues regarding the risk assessments are addressed by the Bank's senior credit administrators and factored into management's decision to originate or renew the loan. The Bank's Board of Directors reviews, on a monthly basis, an analysis of the Bank's reserves relative to the range of reserves estimated by the Bank's Credit Administration.

As an additional measure, the Bank engages an independent third party to review the underwriting, documentation and risk grading analyses. This independent third party reviews and evaluates loan relationships greater than $1.0 million, excluding loans in default, and loans in process of litigation or liquidation.  The third party's evaluation and report is shared with management and the Bank's Board of Directors.

Management considers certain commercial loans with weak credit risk grades to be individually impaired and measures such impairment based upon available cash flows and the value of the collateral. Allowance or reserve levels are estimated for all other graded loans in the portfolio based on their assigned credit risk grade, type of loan and other matters related to credit risk.

Management uses the information developed from the procedures described above in evaluating and grading the loan portfolio. This continual grading process is used to monitor the credit quality of the loan portfolio and to assist management in estimating the allowance for loan losses.  The provision for loan losses charged or credited to earnings is based upon management's judgment of the amount necessary to maintain the allowance at a level appropriate to absorb probable incurred losses in the loan portfolio at the balance sheet date.  The amount each quarter is dependent upon many factors, including growth and changes in the composition of the loan portfolio, net charge-offs, delinquencies, management's assessment of loan portfolio quality, the value of collateral, and other macro-economic factors and trends.  The evaluation of these factors is performed quarterly by management through an analysis of the appropriateness of the allowance for loan losses.

The allowance for loan losses is comprised of three components: specific reserves, general reserves and unallocated reserves.  After a loan has been identified as impaired, management measures impairment.  When the measure of the impaired loan is less than the recorded investment in the loan, the amount of the impairment is recorded as a specific reserve. These specific reserves are determined on an individual loan basis based on management's current evaluation of the Bank's loss exposure for each credit, given the appraised value of any underlying collateral. Loans for which specific reserves are provided are excluded from the general allowance calculations as described below.

The general allowance reflects reserves established under GAAP for collective loan impairment.  These reserves are based upon historical net charge-offs using the greater of the last two, three, four or five years' loss experience.  This charge-off experience may be adjusted to reflect the effects of current conditions.  The Bank considers information derived from its loan risk ratings and external data related to industry and general economic trends in establishing reserves.

The unallocated allowance is determined through management's assessment of probable losses that are in the portfolio but are not adequately captured by the other two components of the allowance, including consideration of current economic and business conditions and regulatory requirements. The unallocated allowance also reflects management's acknowledgement of the imprecision and subjectivity that underlie the modeling of credit risk.  Due to the subjectivity involved in determining the overall allowance, including the unallocated portion, the unallocated portion may fluctuate from period to period based on management's evaluation of the factors affecting the assumptions used in calculating the allowance.

There were no significant changes in the estimation methods or fundamental assumptions used in the evaluation of the allowance for loan losses for the year ended December 31, 2015 as compared to the year ended December 31, 2014.   Revisions, estimates and assumptions may be made in any period in which the supporting factors indicate that loss levels may vary from the previous estimates.

Effective December 31, 2012, stated income mortgage loans from the Banco de la Gente division of the Bank were analyzed separately from other single family residential loans in the Bank's loan portfolio.  These loans are first mortgage loans made to the Latino market, primarily in Mecklenburg and surrounding counties.  These loans are non-traditional mortgages in that the customer normally did not have a credit history, so all credit information was accumulated by the loan officers.  These loans were made as stated income loans rather than full documentation loans because the customer may not have had complete documentation on the income supporting the loan.

Various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require adjustments to the allowance based on their judgments of information available to them at the time of their examinations.  Management believes it has established the allowance for credit losses pursuant to GAAP, and has taken into account the views of its regulators and the current economic environment.  Management considers the allowance for loan losses adequate to cover the estimated losses inherent in the Bank's loan portfolio as of the date of the financial statements. Although management uses the best information available to make evaluations, significant future additions to the allowance may be necessary based on changes in economic and other conditions, thus adversely affecting the operating results of the Company.

Mortgage Banking Activities
Mortgage banking income represents net gains from the sale of mortgage loans and fees received from borrowers and loan investors related to the Bank's origination of single-family residential mortgage loans.

Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others was approximately $1.6 million, $2.1 million and $2.4 million at December 31, 2015, 2014 and 2013, respectively.

The Bank originates certain fixed rate mortgage loans and commits these loans for sale.  The commitments to originate fixed rate mortgage loans and the commitments to sell these loans to a third party are both derivative contracts.  The fair value of these derivative contracts is immaterial and has no effect on the recorded amounts in the financial statements.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets. When assets are retired or otherwise disposed, the cost and related accumulated depreciation are removed from the accounts, and any gain or loss is reflected in earnings for the period. The cost of maintenance and repairs that do not improve or extend the useful life of the respective asset is charged to earnings as incurred, whereas significant renewals and improvements are capitalized. The range of estimated useful lives for premises and equipment are generally as follows:

Buildings and improvements	10 - 50 years
Furniture and equipment	3 - 10 years

Other Real Estate
Foreclosed assets include all assets received in full or partial satisfaction of a loan.  Foreclosed assets are reported at fair value less estimated selling costs.  Any write-downs at the time of foreclosure are charged to the allowance for loan losses.  Subsequent to foreclosure, valuations are periodically performed by management, and a valuation allowance is established if fair value less estimated selling costs declines below carrying value.  Costs relating to the development and improvement of the property are capitalized.  Revenues and expenses from operations are included in other expenses.  Changes in the valuation allowance are included in loss on sale and write-down of other real estate.

Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Additionally, the recognition of future tax benefits, such as net operating loss carryforwards, is required to the extent that the realization of such benefits is more likely than not to occur. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Company's assets and liabilities results in a deferred tax asset, an evaluation of the probability of being able to realize the future benefits indicated by such asset is required. A valuation allowance is provided for the portion of the deferred tax asset when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of a deferred tax asset, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

Tax effects from an uncertain tax position can be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information.  A tax position that meets the more likely than not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Previously recognized tax positions that no longer meet the more likely than not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  The Company assessed the impact of this guidance and determined that it did not have a material impact on the Company's financial position, results of operations or disclosures.

Derivative Financial Instruments and Hedging Activities
In the normal course of business, the Company enters into derivative contracts to manage interest rate risk by modifying the characteristics of the related balance sheet instruments in order to reduce the adverse effect of changes in interest rates. All material derivative financial instruments are recorded at fair value in the financial statements.  The fair value of derivative contracts related to the origination of fixed rate mortgage loans and the commitments to sell these loans to a third party is immaterial and has no effect on the recorded amounts in the financial statements.

The disclosure requirements for derivatives and hedging activities have the intent to provide users of financial statements with an enhanced understanding of: (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for and (c) how derivative instruments and related hedged items affect an entity's financial position, financial performance, and cash flows.  The disclosure requirements include qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about the fair value of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments.

On the date a derivative contract is entered into, the Company designates the derivative as a fair value hedge, a cash flow hedge, or a trading instrument. Changes in the fair value of instruments used as fair value hedges are accounted for in the earnings of the period simultaneous with accounting for the fair value change of the item being hedged. Changes in the fair value of the effective portion of cash flow hedges are accounted for in other comprehensive income rather than earnings. Changes in fair value of instruments that are not intended as a hedge are accounted for in the earnings of the period of the change.

If a derivative instrument designated as a fair value hedge is terminated or the hedge designation removed, the difference between a hedged item's then carrying amount and its face amount is recognized into income over the original hedge period. Likewise, if a derivative instrument designated as a cash flow hedge is terminated or the hedge designation removed, related amounts accumulated in other accumulated comprehensive income are reclassified into earnings over the original hedge period during which the hedged item affects income.

The accounting for changes in the fair value of derivatives depends on the intended use of the derivative, whether the Company has elected to designate a derivative in a hedging relationship and apply hedge accounting and whether the hedging relationship has satisfied the criteria necessary to apply hedge accounting. Derivatives designated and qualifying as a hedge of the exposure to changes in the fair value of an asset, liability, or firm commitment attributable to a particular risk, such as interest rate risk, are considered fair value hedges. Derivatives designated and qualifying as a hedge of the exposure to variability in expected future cash flows, or other types of forecasted transactions, are considered cash flow hedges. Hedge accounting generally provides for the matching of the timing of gain or loss recognition on the hedging instrument with the recognition of the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk in a fair value hedge or the earnings effect of the hedged forecasted transactions in a cash flow hedge.  The Company may enter into derivative contracts that are intended to economically hedge certain of its risks, even though hedge accounting does not apply or the Company elects not to apply hedge accounting.

The Company formally documents all hedging relationships, including an assessment that the derivative instruments are expected to be highly effective in offsetting the changes in fair values or cash flows of the hedged items.

Advertising Costs
Advertising costs are expensed as incurred.

Stock-Based Compensation
The Company has an Omnibus Stock Ownership and Long Term Incentive Plan that was approved by shareholders on May 7, 2009 (the "Plan") whereby certain stock-based rights, such as stock options, restricted stock, restricted stock units, performance units, stock appreciation rights or book value shares, may be granted to

eligible directors and employees.  A total of 267,560 shares are currently remaining for possible issuance under the Plan.   All stock-based rights under the Plan must be granted or awarded by May 7, 2019 (or ten years from the Plan effective date).

The Company granted 29,514 restricted stock units under the Plan at a grant date fair value of $7.90 per share during the first quarter of 2012, of which 5,355 restricted stock units were forfeited by the executive officers of the Company as required by the agreement with the U.S. Department of the Treasury ("UST") in conjunction with the Company's participation in the Capital Purchase Program ("CPP") under the Troubled Asset Relief Program ("TARP").  In July 2012, the Company granted 5,355 restricted stock units at a grant date fair value of $8.25 per share. The Company granted 26,795 restricted stock units under the Plan at a grant date fair value of $11.90 per share during the second quarter of 2013.  The Company granted 21,056 restricted stock units under the Plan at a grant date fair value of $15.70 per share during the first quarter of 2014.  The Company granted 15,075 restricted stock units under the Plan at a grant date fair value of $17.97 per share during the first quarter of 2015.  The Company recognizes compensation expense on the restricted stock units over the period of time the restrictions are in place (five years from the grant date for the 2012 grants, four years from the grant date for the 2013 and 2015 grants and three years from the grant date for the 2014 grants).  The amount of expense recorded each period reflects the changes in the Company's stock price during such period.  As of December 31, 2015, the total unrecognized compensation expense related to the restricted stock unit grants under the Plan was $678,000.

The Company recognized compensation expense for restricted stock units granted under the Plan of $487,000, $389,000 and $173,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

Net Earnings Per Share
Net earnings per common share is based on the weighted average number of common shares outstanding during the period while the effects of potential common shares outstanding during the period are included in diluted earnings per common share. The average market price during the year is used to compute equivalent shares.

The reconciliations of the amounts used in the computation of both "basic earnings per common share" and "diluted earnings per common share" for the years ended December 31, 2015, 2014 and 2013 are as follows:

For the year ended December 31, 2015:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$9,633	5,559,235	$1.73
Effect of dilutive securities:
Restricted stock units	-	47,954
Diluted earnings per common share	$9,633	5,607,189	$1.72

For the year ended December 31, 2014:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$9,388	5,615,666	$1.67
Effect of dilutive securities:
Restricted stock units	-	26,326
Diluted earnings per common share	$9,388	5,641,992	$1.66

For the year ended December 31, 2013:	Net Earnings Available to Common Shareholders (Dollars in thousands)	Common Shares	Per Share Amount
Basic earnings per common share	$6,035	5,613,495	$1.08
Effect of dilutive securities:
Restricted stock units and stock options	-	9,725
Diluted earnings per common share	$6,035	5,623,220	$1.07

Recent Accounting Pronouncements
In November 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2015-17, (Topic 740):  Balance Sheet Classification of Deferred Taxes.  ASU No. 2015-17 simplifies classification of deferred tax assets and deferred tax liabilities.  ASU No. 2015-17 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2016.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

In January 2016, FASB issued ASU No. 2016-01, (Subtopic 825-10):  Recognition and Measurement of Financial Assets and Financial Liabilities.  ASU No. 2016-01 addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments.  ASU No. 2016-01 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

In February 2016, FASB issued ASU No. 2016-02, (Topic 842):  Leases.  ASU No. 2016-02 increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.  ASU No. 2016-02 is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018.  The adoption of this guidance is not expected to have a material impact on the Company's results of operations, financial position or disclosures.

Other accounting standards that have been issued or proposed by FASB or other standards-setting bodies are not expected to have a material impact on the Company's results of operations, financial position or disclosures.

Reclassification
Certain amounts in the 2013 and 2014 consolidated financial statements have been reclassified to conform to the 2015 presentation.

(2)	Investment Securities

Investment securities available for sale at December 31, 2015 and 2014 are as follows:

(Dollars in thousands)
	December 31, 2015
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$76,406	1,526	45	77,887
U.S. Government
sponsored enterprises	38,173	399	155	38,417
State and political subdivisions	141,500	6,817	72	148,245
Corporate bonds	1,928	-	22	1,906
Trust preferred securities	750	-	-	750
Equity securities	748	577	-	1,325
Total	$259,505	9,319	294	268,530

(Dollars in thousands)
	December 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Mortgage-backed securities	$88,496	1,766	52	90,210
U.S. Government
sponsored enterprises	33,766	418	136	34,048
State and political subdivisions	145,938	6,534	226	152,246
Corporate bonds	2,469	16	18	2,467
Trust preferred securities	750	-	-	750
Equity securities	748	630	-	1,378
Total	$272,167	9,364	432	281,099

The current fair value and associated unrealized losses on investments in debt securities with unrealized losses at December 31, 2015 and 2014 are summarized in the tables below, with the length of time the individual securities have been in a continuous loss position.

(Dollars in thousands)
	December 31, 2015
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$7,891	45	-	-	7,891	45
U.S. Government
sponsored enterprises	3,074	13	10,828	142	13,902	155
State and political subdivisions	2,198	4	3,930	68	6,128	72
Corporate bonds	1,500	22	-	-	1,500	22
Total	$14,663	84	14,758	210	29,421	294

(Dollars in thousands)
	December 31, 2014
	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-backed securities	$436	1	2,963	51	3,399	52
U.S. Government
sponsored enterprises	2,996	4	9,850	132	12,846	136
State and political subdivisions	567	1	14,998	225	15,565	226
Corporate bonds	-	-	525	18	525	18
Total	$3,999	6	28,336	426	32,335	432

At December 31, 2015, unrealized losses in the investment securities portfolio relating to debt securities totaled $294,000.  The unrealized losses on these debt securities arose due to changing interest rates and are considered to be temporary.  From the December 31, 2015 tables above, eight out of 172 securities issued by state and political subdivisions contained unrealized losses, 12 out of 80 securities issued by U.S. Government sponsored enterprises, including mortgage-backed securities, contained unrealized losses, and two out of three securities issued by corporations contained unrealized losses.  These unrealized losses are considered temporary because of acceptable financial condition and results of operations on each security and the repayment sources of principal and interest on U.S. Government sponsored enterprises, including mortgage-backed securities, are government backed.

The Company periodically evaluates its investments for any impairment which would be deemed other-than-temporary.   No investment impairments were deemed other-than-temporary in 2015, 2014 or 2013.

The amortized cost and estimated fair value of investment securities available for sale at December 31, 2015, by contractual maturity, are shown below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

December 31, 2015
(Dollars in thousands)
	Amortized Cost	Estimated Fair Value
Due within one year	$3,666	3,647
Due from one to five years	57,322	60,001
Due from five to ten years	106,136	109,829
Due after ten years	15,227	15,841
Mortgage-backed securities	76,406	77,887
Equity securities	748	1,325
Total	$259,505	268,530

No securities available for sale were sold during the year ended December 31, 2015.  During 2014, proceeds from sales of securities available for sale were $20.2 million and resulted in gross gains of $291,000 and gross losses of $25,000.  During 2013, proceeds from sales of securities available for sale were $17.5 million and resulted in gross gains of $738,000 and gross losses of $124,000.

Securities with a fair value of approximately $91.0 million and $89.9 million at December 31, 2015 and 2014, respectively, were pledged to secure public deposits, Federal Home Loan Bank of Atlanta ("FHLB") borrowings and for other purposes as required by law.

GAAP establishes a framework for measuring fair value and expands disclosures about fair value measurements. There is a three-level fair value hierarchy for fair value measurements.  Level 1 inputs are quoted prices in active markets for identical assets or liabilities that a company has the ability to access at the measurement date. Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.  The table below presents the balance of securities available for sale, which are measured at fair value on a recurring basis by level within the fair value hierarchy as of December 31, 2015 and 2014.

(Dollars in thousands)
	December 31, 2015
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$77,887	-	77,887	-
U.S. Government
sponsored enterprises	$38,417	-	38,417	-
State and political subdivisions	$148,245	-	148,245	-
Corporate bonds	$1,906	-	1,906	-
Trust preferred securities	$750	-	-	750
Equity securities	$1,325	1,325	-	-

(Dollars in thousands)
	December 31, 2014
	Fair Value Measurements	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage-backed securities	$90,210	-	90,210	-
U.S. Government
sponsored enterprises	$34,048	-	34,048	-
State and political subdivisions	$152,246	-	152,246	-
Corporate bonds	$2,467	-	2,467	-
Trust preferred securities	$750	-	-	750
Equity securities	$1,378	1,378	-	-

Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities.

The following is an analysis of fair value measurements of investment securities available for sale using Level 3, significant unobservable inputs, for the year ended December 31, 2015.

(Dollars in thousands)
Investment Securities Available for Sale
Level 3 Valuation
Balance, beginning of period	$750
Change in book value	-
Change in gain/(loss) realized and unrealized	-
Purchases/(sales and calls)	-
Transfers in and/or (out) of Level 3	-
Balance, end of period	$750

Change in unrealized gain/(loss) for assets still held in Level 3	$-

(3)	Loans

Major classifications of loans at December 31, 2015 and 2014 are summarized as follows:

(Dollars in thousands)
	December 31, 2015	December 31, 2014
Real estate loans:
Construction and land development	$65,791	57,617
Single-family residential	220,690	206,417
Single-family residential -
Banco de la Gente stated income	43,733	47,015
Commercial	228,526	228,558
Multifamily and farmland	18,080	12,400
Total real estate loans	576,820	552,007

Loans not secured by real estate:
Commercial loans	91,010	76,262
Farm loans	3	7
Consumer loans	10,027	10,060
All other loans	11,231	13,555

Total loans	689,091	651,891

Less allowance for loan losses	9,589	11,082

Total net loans	$679,502	640,809

The Bank grants loans and extensions of credit primarily within the Catawba Valley region of North Carolina, which encompasses Catawba, Alexander, Iredell and Lincoln counties and also in Mecklenburg, Union, Wake, Durham and Forsyth counties of North Carolina.  Although the Bank has a diversified loan portfolio, a substantial portion of the loan portfolio is collateralized by improved and unimproved real estate, the value of which is dependent upon the real estate market.  Risk characteristics of the major components of the Bank's loan portfolio are discussed below:

•
Construction and land development loans – The risk of loss is largely dependent on the initial estimate of whether the property's value at completion equals or exceeds the cost of property construction and the availability of take-out financing.  During the construction phase, a number of factors can result in delays or cost overruns.  If the estimate is inaccurate or if actual construction costs exceed estimates, the value of the property securing the loan may be insufficient to ensure full repayment when completed through a permanent loan, sale of the property, or by seizure of collateral.  As of December 31, 2015, construction and land development loans comprised approximately 10% of the Bank's total loan portfolio.

•
Single-family residential loans – Declining home sales volumes, decreased real estate values and higher than normal levels of unemployment could contribute to losses on these loans.  As of December 31, 2015, single-family residential loans comprised approximately 38% of the Bank's total loan portfolio, including Banco de la Gente single-family residential stated income loans which were approximately 6% of the Bank's total loan portfolio.

•
Commercial real estate loans – Repayment is dependent on income being generated in amounts sufficient to cover operating expenses and debt service.  These loans also involve greater risk because they are generally not fully amortizing over a loan period, but rather have a balloon payment due at maturity.  A borrower's ability to make a balloon payment typically will depend on being able to either refinance the loan or timely sell the underlying property.  As of December 31, 2015, commercial real estate loans comprised approximately 33% of the Bank's total loan portfolio.

•
Commercial loans – Repayment is generally dependent upon the successful operation of the borrower's business.   In addition, the collateral securing the loans may depreciate over time, be difficult to appraise, be illiquid, or fluctuate in value based on the success of the business.  As of December 31, 2015, commercial loans comprised approximately 13% of the Bank's total loan portfolio.

Loans are considered past due if the required principal and interest payments have not been received as of the date such payments were due. Loans are placed on non-accrual status when, in management's opinion, the borrower may be unable to meet payment obligations as they become due, as well as when required by regulatory provisions. Loans may be placed on non-accrual status regardless of whether or not such loans are considered past due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received in excess of principal due. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The following tables present an age analysis of past due loans, by loan type, as of December 31, 2015 and 2014:

December 31, 2015
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$330	17	347	65,444	65,791	-
Single-family residential	2,822	1,385	4,207	216,483	220,690	-
Single-family residential -
Banco de la Gente stated income	7,021	114	7,135	36,598	43,733	-
Commercial	2,619	157	2,776	225,750	228,526	-
Multifamily and farmland	-	-	-	18,080	18,080	-
Total real estate loans	12,792	1,673	14,465	562,355	576,820	-

Loans not secured by real estate:
Commercial loans	185	40	225	90,785	91,010	17
Farm loans	-	-	-	3	3	-
Consumer loans	136	8	144	9,883	10,027	-
All other loans	-	-	-	11,231	11,231	-
Total loans	$13,113	1,721	14,834	674,257	689,091	17

December 31, 2014
(Dollars in thousands)
	Loans 30-89 Days Past Due	Loans 90 or More Days Past Due	Total Past Due Loans	Total Current Loans	Total Loans	Accruing Loans 90 or More Days Past Due
Real estate loans:
Construction and land development	$294	3,540	3,834	53,783	57,617	-
Single-family residential	5,988	268	6,256	200,161	206,417	-
Single-family residential -
Banco de la Gente stated income	8,998	610	9,608	37,407	47,015	-
Commercial	3,205	366	3,571	224,987	228,558	-
Multifamily and farmland	85	-	85	12,315	12,400	-
Total real estate loans	18,570	4,784	23,354	528,653	552,007	-

Loans not secured by real estate:
Commercial loans	241	49	290	75,972	76,262	-
Farm loans	-	-	-	7	7	-
Consumer loans	184	-	184	9,876	10,060	-
All other loans	-	-	-	13,555	13,555	-
Total loans	$18,995	4,833	23,828	628,063	651,891	-

The following table presents the Bank's non-accrual loans as of December 31, 2015 and 2014:

(Dollars in thousands)
	December 31, 2015	December 31, 2014
Real estate loans:
Construction and land development	$146	3,854
Single-family residential	4,023	2,370
Single-family residential -
Banco de la Gente stated income	1,106	1,545
Commercial	2,992	2,598
Multifamily and farmland	-	110
Total real estate loans	8,267	10,477

Loans not secured by real estate:
Commercial loans	113	176
Consumer loans	52	75
Total	$8,432	10,728

At each reporting period, the Bank determines which loans are impaired.  Accordingly, the Bank's impaired loans are reported at their estimated fair value on a non-recurring basis.  An allowance for each impaired loan that is collateral-dependent is calculated based on the fair value of its collateral.  The fair value of the collateral is based on appraisals performed by REAS, a subsidiary of the Bank.  REAS is staffed by certified appraisers that also perform appraisals for other companies.  Factors, including the assumptions and techniques utilized by the appraiser, are considered by management.  If the recorded investment in the impaired loan exceeds the measure of fair value of the collateral, a valuation allowance is recorded as a component of the allowance for loan losses.  An allowance for each impaired loan that is not collateral dependent is calculated based on the present value of projected cash flows.  If the recorded investment in the impaired loan exceeds the present value of projected cash flows, a valuation allowance is recorded as a component of the allowance for loan losses.  Impaired loans under $250,000 are not individually evaluated for impairment with the exception of the Bank's troubled debt restructured ("TDR") loans in the residential mortgage loan portfolio, which are individually evaluated for impairment.  Impaired loans collectively evaluated for impairment totaled $8.4 million and $8.1 million at December 31, 2015 and 2014, respectively.  Accruing impaired loans were $25.0 million and $25.6  million at December 31, 2015 and December 31, 2014, respectively.  Interest income recognized on accruing impaired loans was $1.3 million for the years ended December 31, 2015 and 2014.  No interest income is recognized on non-accrual impaired loans subsequent to their classification as non-accrual.

The following tables present the Bank's impaired loans as of December 31, 2015 and 2014:
December 31, 2015
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans:
Construction and land development	$643	216	226	442	12	705
Single-family residential	8,828	1,489	6,805	8,294	189	10,852
Single-family residential -
Banco de la Gente stated income	20,375	-	19,215	19,215	1,143	18,414
Commercial	4,556	-	4,893	4,893	179	5,497
Multifamily and farmland	96	-	83	83	-	93
Total impaired real estate loans	34,498	1,705	31,222	32,927	1,523	35,561

Loans not secured by real estate:
Commercial loans	180	-	161	161	3	132
Consumer loans	286	-	260	260	4	283
Total impaired loans	$34,964	1,705	31,643	33,348	1,530	35,976

December 31, 2014
(Dollars in thousands)

	Unpaid Contractual Principal Balance	Recorded Investment With No Allowance	Recorded Investment With Allowance	Recorded Investment in Impaired Loans	Related Allowance	Average Outstanding Impaired Loans
Real estate loans:
Construction and land development	$5,481	3,639	555	4,194	31	5,248
Single-family residential	6,717	933	5,540	6,473	154	7,430
Single-family residential -
Banco de la Gente stated income	21,243	-	20,649	20,649	1,191	19,964
Commercial	4,752	1,485	2,866	4,351	272	4,399
Multifamily and farmland	111	-	110	110	1	154
Total impaired real estate loans	38,304	6,057	29,720	35,777	1,649	37,195

Loans not secured by real estate:
Commercial loans	218	-	201	201	4	641
Consumer loans	318	-	313	313	5	309
Total impaired loans	$38,840	6,057	30,234	36,291	1,658	38,145

The fair value measurements for mortgage loans held for sale, impaired loans and other real estate on a non-recurring basis at December 31, 2015 and 2014 are presented below.  The Company's valuation methodology is discussed in Note 15.

(Dollars in thousands)
	Fair Value Measurements December 31, 2015	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$4,149	-	-	4,149
Impaired loans	$31,818	-	-	31,818
Other real estate	$739	-	-	739

	Fair Value Measurements December 31, 2014	Level 1 Valuation	Level 2 Valuation	Level 3 Valuation
Mortgage loans held for sale	$1,375	-	-	1,375
Impaired loans	$34,633	-	-	34,633
Other real estate	$2,016	-	-	2,016

(Dollars in thousands)
	Fair Value December 31, 2015	Fair Value December 31, 2014	Valuation Technique	Significant Unobservable Inputs	General Range of Significant Unobservable Input Values
Mortgage loans held for sale	$4,149	1,375	Rate lock commitment	N/A	N/A
Impaired loans	$31,818	34,633	Appraised value and discounted cash flows	Discounts to reflect current market conditions and ultimate collectability	0 - 25%
Other real estate	$739	2,016	Appraised value	Discounts to reflect current market conditions and estimated costs to sell	0 - 25%

       Changes in the allowance for loan losses for the year ended December 31, 2015 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082
Charge-offs	(198)	(618)	(117)	(329)	-	(37)	-	(545)	-	(1,844)
Recoveries	45	34	22	21	-	101	-	145	-	368
Provision	(447)	552	(55)	323	(7)	(320)	-	339	(402)	(17)
Ending balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589

Ending balance: individually
evaluated for impairment	$-	96	1,115	171	-	-	-	-	-	1,382
Ending balance: collectively
evaluated for impairment	2,185	2,438	345	1,746	-	842	-	172	479	8,207
Ending balance	$2,185	2,534	1,460	1,917	-	842	-	172	479	9,589

Loans:
Ending balance	$65,791	220,690	43,733	228,526	18,080	91,010	3	21,258	-	689,091

Ending balance: individually
evaluated for impairment	$216	2,636	17,850	4,212	-	-	-	-	-	24,914
Ending balance: collectively
evaluated for impairment	$65,575	218,054	25,883	224,314	18,080	91,010	3	21,258	-	664,177

Changes in the allowance for loan losses for the year ended December 31, 2014 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501
Charge-offs	(884)	(309)	(190)	(290)	-	(430)	-	(534)	-	(2,637)
Recoveries	428	72	16	171	-	54	-	176	-	917
Provision	23	(320)	(79)	(198)	(30)	405	-	346	(846)	(699)
Ending balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082

Ending balance: individually
evaluated for impairment	$-	82	1,155	260	-	-	-	-	-	1,497
Ending balance: collectively
evaluated for impairment	2,785	2,484	455	1,642	7	1,098	-	233	881	9,585
Ending balance	$2,785	2,566	1,610	1,902	7	1,098	-	233	881	11,082

Loans:
Ending balance	$57,617	206,417	47,015	228,558	12,400	76,262	7	23,615	-	651,891

Ending balance: individually
evaluated for impairment	$3,639	2,298	18,884	3,345	-	-	-	-	-	28,166
Ending balance: collectively
evaluated for impairment	$53,978	204,119	28,131	225,213	12,400	76,262	7	23,615	-	623,725

Changes in the allowance for loan losses for the year ended December 31, 2013 were as follows:

(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer and All Other	Unallocated	Total
Allowance for loan losses:
Beginning balance	$4,399	3,231	1,998	2,049	28	1,088	-	245	1,385	14,423
Charge-offs	(777)	(1,724)	(272)	(445)	-	(502)	-	(652)	-	(4,372)
Recoveries	377	111	141	50	-	44	-	143	-	866
Provision	(781)	1,505	(4)	565	9	439	-	509	342	2,584
Ending balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501

Ending balance: individually
evaluated for impairment	$-	39	1,268	171	-	-	-	-	-	1,478
Ending balance: collectively
evaluated for impairment	3,218	3,084	595	2,048	37	1,069	-	245	1,727	12,023
Ending balance	$3,218	3,123	1,863	2,219	37	1,069	-	245	1,727	13,501

Loans:
Ending balance	$63,742	195,975	49,463	209,287	11,801	68,047	19	22,626	-	620,960

Ending balance: individually
evaluated for impairment	$6,293	3,127	19,958	3,767	-	256	-	265	-	33,666
Ending balance: collectively
evaluated for impairment	$57,449	192,848	29,505	205,520	11,801	67,791	19	22,361	-	587,294

The Bank utilizes an internal risk grading matrix to assign a risk grade to each of its loans.  Loans are graded on a scale of 1 to 8.  These risk grades are evaluated on an ongoing basis.  A description of the general characteristics of the eight risk grades is as follows:
•
Risk Grade 1 – Excellent Quality: Loans are well above average quality and a minimal amount of credit risk exists.  CD or cash secured loans or properly margined actively traded stock or bond secured loans would fall in this grade.

•
Risk Grade 2 – High Quality: Loans are of good quality with risk levels well within the Company's range of acceptability.  The organization or individual is established with a history of successful performance though somewhat susceptible to economic changes.

•
Risk Grade 3 – Good Quality: Loans of average quality with risk levels within the Company's range of acceptability but higher than normal. This may be a new organization or an existing organization in a transitional phase (e.g. expansion, acquisition, market change).

•
Risk Grade 4 – Management Attention: These loans have higher risk and servicing needs but still are acceptable. Evidence of marginal performance or deteriorating trends is observed.  These are not problem credits presently, but may be in the future if the borrower is unable to change its present course.

•
Risk Grade 5 – Watch: These loans are currently performing satisfactorily, but there has been some recent past due history on repayment and there are potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Company's position at some future date.

•
Risk Grade 6 – Substandard: A Substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or the collateral pledged (if there is any).  There is a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  There is a distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

•
Risk Grade 7 – Doubtful: Loans classified as Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. Doubtful is a temporary grade where a loss is expected but is presently not quantified with any degree of accuracy. Once the loss position is determined, the amount is charged off.

•
Risk Grade 8 – Loss: Loans classified as Loss are considered uncollectable and of such little value that their continuance as bankable assets is not warranted.  This classification does not mean that the asset has absolutely no recovery or salvage value, but rather that it is not practical or desirable to defer writing off this worthless loan even though partial recovery may be realized in the future.  Loss is a temporary grade until the appropriate authority is obtained to charge the loan off.

The following tables present the credit risk profile of each loan type based on internally assigned risk grades as of December 31, 2015 and 2014.

December 31, 2015
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	15,189	-	-	-	700	-	1,091	-	16,980
2- High Quality	10,144	86,061	-	38,647	2,998	24,955	-	3,647	1,665	168,117
3- Good Quality	35,535	78,843	19,223	148,805	12,058	58,936	3	4,571	7,828	365,802
4- Management Attention	12,544	30,259	15,029	31,824	335	5,905	-	620	1,738	98,254
5- Watch	7,265	4,322	3,308	4,561	2,689	332	-	43	-	22,520
6- Substandard	303	6,016	6,173	4,689	-	182	-	55	-	17,418
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	-	-	-
Total	$65,791	220,690	43,733	228,526	18,080	91,010	3	10,027	11,231	689,091

December 31, 2014
(Dollars in thousands)
	Real Estate Loans
	Construction and Land Development	Single- Family Residential	Single- Family Residential - Banco de la Gente Stated Income	Commercial	Multifamily and Farmland	Commercial	Farm	Consumer	All Other	Total

1- Excellent Quality	$-	15,099	-	-	-	924	-	1,232	-	17,255
2- High Quality	6,741	74,367	-	39,888	241	18,730	-	3,576	1,860	145,403
3- Good Quality	24,641	74,453	21,022	142,141	8,376	44,649	7	4,549	8,055	327,893
4- Management Attention	13,013	30,954	12,721	36,433	1,001	11,312	-	566	3,640	109,640
5- Watch	9,294	5,749	5,799	6,153	2,672	383	-	46	-	30,096
6- Substandard	3,928	5,795	7,473	3,943	110	264	-	87	-	21,600
7- Doubtful	-	-	-	-	-	-	-	-	-	-
8- Loss	-	-	-	-	-	-	-	4	-	4
Total	$57,617	206,417	47,015	228,558	12,400	76,262	7	10,060	13,555	651,891

TDR loans modified in 2015, past due TDR loans and non-accrual TDR loans totaled $8.8 million and $15.0 million at December 31, 2015 and December 31, 2014, respectively.  The terms of these loans have been renegotiated to provide a concession to original terms, including a reduction in principal or interest as a result of the deteriorating financial position of the borrower.  There were $354,000 and $1.4 million in performing loans classified as TDR loans at December 31, 2015 and December 31, 2014, respectively.

The following table presents an analysis of loan modifications during the year ended December 31, 2015:

Year ended December 31, 2015
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Construction and land development	1	$216	216
Single-family residential	3	288	271
Total TDR loans	4	$504	487

During the year ended December 31, 2015, four loans were modified that were considered to be new TDR loans.   The interest rate was modified on these TDR loans.

The following table presents an analysis of loan modifications during the year ended December 31, 2014:

Year ended December 31, 2014
(Dollars in thousands)
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Real estate loans:
Construction and land development	1	$291	266
Single-family residential	2	849	845
Single-family residential -
Banco de la Gente stated income	3	281	278
Total TDR loans	6	$1,421	1,389

During the year ended December 31, 2014, six loans were modified that were considered to be new TDR loans.   The interest rate was modified on these TDR loans.

There were no TDR loans with a payment default occurring within 12 months of the restructure date, and the payment default occurring during the years ended December 31, 2015 and 2014.  TDR loans are deemed to be in default if they become past due by 90 days or more.

(4)	Premises and Equipment

Major classifications of premises and equipment at December 31, 2015 and 2014 are summarized as follows:

(Dollars in thousands)
	2015	2014

Land	$3,669	3,681
Buildings and improvements	15,889	15,864
Furniture and equipment	19,462	18,442

Total premises and equipment	39,020	37,987

Less accumulated depreciation	22,044	20,987

Total net premises and equipment	$16,976	17,000

The Company recognized approximately $2.4 million in depreciation expense for the year ended December 31, 2015.  Depreciation expense was approximately $2.5 million and $1.9 million for the years ended December 31, 2014 and 2013, respectively.

(5)	Time Deposits

At December 31, 2015, the scheduled maturities of time deposits are as follows:

(Dollars in thousands)

2016	$97,586
2017	27,702
2018	24,122
2019	3,019
2020 and thereafter	4,463

Total	$156,892

At December 31, 2015 and 2014, the Company had approximately $4.3 million and $11.4 million, respectively, in time deposits purchased through third party brokers, including certificates of deposit participated through the Certificate of Deposit Account Registry Service ("CDARS") on behalf of local customers.  CDARS balances totaled $4.1 million and $11.0 million as of December 31, 2015 and 2014, respectively.  The weighted average rate of brokered deposits as of December 31, 2015 and 2014 was 0.10% and 0.13%, respectively.

(6)	Federal Home Loan Bank and Federal Reserve Bank Borrowings

The Bank has borrowings from the FHLB with monthly or quarterly interest payments at December 31, 2015.  The FHLB borrowings are collateralized by a blanket assignment on all residential first mortgage loans, home equity lines of credit and loans secured by multi-family real estate that the Bank owns.  At December 31, 2015, the carrying value of loans pledged as collateral totaled approximately $124.8 million.  The remaining availability under the line of credit with the FHLB was $38.5 million at December 31, 2015.

Borrowings from the FHLB outstanding at December 31, 2015 and 2014 consist of the following:

December 31, 2015
(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount
October 17, 2018	N/A	3.485%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.725%	Adjustable Rate Hybrid	15,000

October 17, 2018	N/A	3.500%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.555%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	2.144%	Floating to Fixed	5,000

May 8, 2018	N/A	3.734%	Floating to Fixed	8,500

				$43,500

December 31, 2014
(Dollars in thousands)

Maturity Date	Call Date	Rate	Rate Type	Amount
October 17, 2018	N/A	3.398%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.638%	Adjustable Rate Hybrid	15,000

October 17, 2018	N/A	3.413%	Adjustable Rate Hybrid	5,000

October 17, 2018	N/A	3.468%	Adjustable Rate Hybrid	5,000

May 8, 2018	N/A	1.792%	Floating to Fixed	5,000

May 8, 2018	N/A	3.432%	Floating to Fixed	15,000

				$50,000

The Bank is required to purchase and hold certain amounts of FHLB stock in order to obtain FHLB borrowings. No ready market exists for the FHLB stock, and it has no quoted market value. The stock is redeemable at $100 per share subject to certain limitations set by the FHLB. The Bank owned $2.8 million and $3.2 million of FHLB stock, included in other investments, at December 31, 2015 and 2014, respectively.

As of December 31, 2015 and 2014, the Bank had no borrowings from the Federal Reserve Bank ("FRB").  FRB borrowings are collateralized by a blanket assignment on all qualifying loans that the Bank owns which are not pledged to the FHLB.  At December 31, 2015, the carrying value of loans pledged as collateral totaled approximately $365.9 million.  Availability under the line of credit with the FRB was $279.2 million at December 31, 2015.

(7)	Junior Subordinated Debentures

In June 2006, the Company formed a second wholly owned Delaware statutory trust, PEBK Capital Trust II ("PEBK Trust II"), which issued $20.0 million of guaranteed preferred beneficial interests in the Company's junior subordinated deferrable interest debentures.  All of the common securities of PEBK Trust II are owned by the Company.  The proceeds from the issuance of the common securities and the trust preferred securities were used by PEBK Trust II to purchase $20.6 million of junior subordinated debentures of the Company.  The proceeds received by the Company from the sale of the junior subordinated debentures were used to repay in December 2006 the trust preferred securities issued in December 2001 by PEBK Capital Trust, a wholly owned Delaware statutory trust of the Company, and for general purposes.  The debentures represent the sole assets of PEBK Trust II.  PEBK Trust II is not included in the consolidated financial statements.

The trust preferred securities issued by PEBK Trust II accrue and pay interest quarterly at a floating rate of three-month LIBOR plus 163 basis points.  The Company has guaranteed distributions and other payments due on the trust preferred securities to the extent PEBK Trust II does not have funds with which to make the distributions and other payments.  The net combined effect of all the documents entered into in connection with the trust preferred securities is that the Company is liable to make the distributions and other payments required on the trust preferred securities.

These trust preferred securities are mandatorily redeemable upon maturity of the debentures on June 28, 2036, or upon earlier redemption as provided in the indenture.  The Company has the right to redeem the debentures purchased by PEBK Trust II, in whole or in part, which became effective on June 28, 2011.  As specified in the indenture, if the debentures are redeemed prior to maturity, the redemption price will be the principal amount plus any accrued but unpaid interest.

(8)	Income Taxes

The provision for income taxes is summarized as follows:

(Dollars in thousands)
	2015	2014	2013
Current expense	$2,427	1,759	1,345
Deferred income tax expense	673	178	534
Total income tax	$3,100	1,937	1,879

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to earnings before income taxes are as follows:

(Dollars in thousands)
	2015	2014	2013
Tax expense at statutory rate (34%)	$4,329	3,851	2,914
State income tax, net of federal income tax effect	494	(283)	428
Tax-exempt interest income	(1,682)	(1,630)	(1,481)
Increase in cash surrender value of life insurance	(143)	(143)	(147)
Nondeductible interest and other expense	103	119	141
Other	(1)	23	24
Total	$3,100	1,937	1,879

The following summarizes the tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities.  The net deferred tax asset is included as a component of other assets at December 31, 2015 and 2014.

(Dollars in thousands)
	2015	2014
Deferred tax assets:
Allowance for loan losses	$3,513	4,134
Accrued retirement expense	1,574	1,529
Other real estate	33	206
Federal credit carryforward	-	342
State credit carryforward	-	327
Restricted stock	417	243
Accrued bonuses	238	224
Interest income on nonaccrual loans	88	56
Other than temporary impairment	374	186
Other	16	152
Total gross deferred tax assets	6,253	7,399

Deferred tax liabilities:
Deferred loan fees	588	433
Accumulated depreciation	172	728
Prepaid expenses	59	101
Other	70	100
Unrealized gain on available for sale securities	3,308	3,479
Total gross deferred tax liabilities	4,197	4,841

Net deferred tax asset	$2,056	2,558

The Company has analyzed the tax positions taken or expected to be taken in its tax returns and has concluded that it has no liability related to uncertain tax positions.

The Company's tax filings for years 2012 through 2015 were at year end 2015 open to audit under statutes of limitations by the Internal Revenue Service and State taxing authorities.

(9)                Related Party Transactions

The Company conducts transactions with its directors and executive officers, including companies in which they have beneficial interests, in the normal course of business. It is the policy of the Bank that loan transactions with directors and officers are made on substantially the same terms as those prevailing at the time made for comparable loans to other persons. The following is a summary of activity for related party loans for 2015 and 2014:

(Dollars in thousands)
	2015	2014
Beginning balance	$4,760	4,340
New loans	6,018	6,903
Repayments	(6,700)	(6,483)

Ending balance	$4,078	4,760

At December 31, 2015 and 2014, the Bank had deposit relationships with related parties of approximately $18.4 million and $15.1 million, respectively.

(10)	Commitments and Contingencies

The Company leases various office spaces for banking and operational facilities and equipment under operating lease arrangements. Future minimum lease payments required for all operating leases having a remaining term in excess of one year at December 31, 2015 are as follows:

(Dollars in thousands)

Year ending December 31,
2016	664
2017	550
2018	501
2019	490
2020	422
Thereafter	1,548
Total minimum obligation	$4,175

Total rent expense was approximately $702,000, $691,000 and $672,000 for the years ended December 31, 2015, 2014 and 2013, respectively.

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees.  Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.  The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

In most cases, the Bank requires collateral or other security to support financial instruments with credit risk.

(Dollars in thousands)
	Contractual Amount
	2015	2014
Financial instruments whose contract amount represent credit risk:

Commitments to extend credit	$189,351	168,733

Standby letters of credit and financial guarantees written	$3,872	3,911

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates and because they may expire without being drawn upon, the total commitment amount of $193.2 million does not necessarily represent future cash requirements.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to businesses in the Bank's delineated market area. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds real estate, equipment, automobiles and customer deposits as collateral supporting those commitments for which collateral is deemed necessary.

In the normal course of business, the Company is a party (both as plaintiff and defendant) to a number of lawsuits. In the opinion of management and counsel, none of these cases should have a material adverse effect on the financial position of the Company.

Bancorp and the Bank have employment agreements with certain key employees. The agreements, among other things, include salary, bonus, incentive stock option, and change in control provisions.

The Company has $59.5 million available for the purchase of overnight federal funds from five correspondent financial institutions as of December 31, 2015.

(11)	Employee and Director Benefit Programs

The Company has a profit sharing and 401(k) plan for the benefit of substantially all employees subject to certain minimum age and service requirements. Under the 401(k) plan, the Company matched employee contributions to a maximum of 4.00% of annual compensation in 2013, 2014 and 2015.  The Company's contribution pursuant to this formula was approximately $539,000, $439,000 and $430,000 for the years 2015, 2014 and 2013, respectively.  Investments of the 401(k) plan are determined by a committee comprised of senior management.  No investments in Company stock have been made by the 401(k) plan. Prior to January 1, 2015, the vesting schedule for the 401(k) plan began at 20 percent after two years of employment and graduated 20 percent each year until reaching 100 percent after six years of employment.  Effective January 1, 2015, contributions to the 401(k) plan are vested immediately.

In December 2001, the Company initiated a postretirement benefit plan to provide retirement benefits to key officers and its Board of Directors and to provide death benefits for their designated beneficiaries.  Under the postretirement benefit plan, the Company purchased life insurance contracts on the lives of the key officers and each director.  The increase in cash surrender value of the contracts constitutes the Company's contribution to the postretirement benefit plan each year.  Postretirement benefit plan participants are to be paid annual benefits for a specified number of years commencing upon retirement. Expenses incurred for benefits relating to the postretirement benefit plan were approximately $413,000, $422,000 and $395,000 for the years 2015, 2014 and 2013, respectively.

The Company is currently paying medical benefits for certain retired employees. The Company did not incur any postretirement medical benefits expense in 2015, 2014 and 2013 due to an excess accrual balance.

The following table sets forth the change in the accumulated benefit obligation for the Company's two postretirement benefit plans described above:

(Dollars in thousands)
	2015	2014

Benefit obligation at beginning of period	$3,812	3,581
Service cost	334	348
Interest cost	65	67
Benefits paid	(218)	(184)
Reversal of excess accrual	-	-

Benefit obligation at end of period	$3,993	3,812

The amounts recognized in the Company's Consolidated Balance Sheet as of December 31, 2015 and 2014 are shown in the following two tables:

(Dollars in thousands)
	2015	2014

Benefit obligation	$3,993	3,812
Fair value of plan assets	-	-

(Dollars in thousands)
	2015	2014

Funded status	$(3,993)	(3,812)
Unrecognized prior service cost/benefit	-	-
Unrecognized net actuarial loss	-	-

Net amount recognized	$(3,993)	(3,812)

Unfunded accrued liability	$(3,993)	(3,812)
Intangible assets	-	-

Net amount recognized	$(3,993)	(3,812)

Net periodic benefit cost of the Company's postretirement benefit plans for the years ended December 31, 2015, 2014 and 2013 consisted of the following:

(Dollars in thousands)
	2015	2014	2013

Service cost	$334	348	336
Interest cost	65	67	65

Net periodic cost	$399	415	401

Weighted average discount rate assumption
used to determine benefit obligation	5.47%	5.47%	5.46%

The Company paid benefits under the two postretirement plans totaling $218,000 and $184,000 during the years ended December 31, 2015 and 2014, respectively.  Information about the expected benefit payments for the Company's two postretirement benefit plans is as follows:

(Dollars in thousands)

Year ending December 31,
2016	$244
2017	$262
2018	$274
2019	$310
2020	$333
Thereafter	$8,259

(12)	Regulatory Matters

The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios of capital in relation to both on- and off-balance sheet items at various risk weights. Total capital consists of two tiers of capital. Tier 1 Capital includes common shareholders' equity and trust preferred securities less adjustments for intangible assets. Tier 2 Capital consists of the allowance for loan losses, up to 1.25% of risk-weighted assets and other adjustments.  Management believes, as of December 31, 2015, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2015, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There have been no conditions or events since that notification that management believes have changed the Bank's category.

In 2013, the Federal Reserve Board approved its final rule on the Basel III capital standards, which implement changes to the regulatory capital framework for banking organizations.  The Basel III capital standards, which became effective January 1, 2015, include new risk-based capital and leverage ratios, which will be phased in from 2015 to 2019. The new minimum capital level requirements applicable to the Company and the Bank under the final rules are as follows: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 capital ratio of 6% (increased from 4%); (iii) a total risk based capital ratio of 8% (unchanged from previous rules); and (iv) a Tier 1 leverage ratio of 4% (unchanged from previous rules).  An additional capital conservation buffer will be added to the minimum requirements for capital adequacy purposes beginning on January 1, 2016 at 0.625% and will be phased in through 2019 (increasing by 0.625% on each subsequent January 1, until it reaches 2.5% on January 1, 2019).  This will result in the following minimum ratios beginning in 2019: (i) a common equity Tier 1 capital ratio of 7.0%, (ii) a Tier 1 capital ratio of 8.5%, and (iii) a total capital ratio of 10.5%. Under the final rules, institutions would be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount.  These limitations establish a maximum percentage of eligible retained earnings that could be utilized for such actions.

The Company's and the Bank's actual capital amounts and ratios are presented below:

(Dollars in thousands)
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2015:

Total Capital (to Risk-Weighted Assets)
Consolidated	$129,203	16.63%	62,137	8.00%	N/A	N/	A
Bank	$124,910	16.11%	62,026	8.00%	77,532	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$119,354	15.37%	46,603	6.00%	N/A	N/	A
Bank	$115,160	14.85%	46,519	6.00%	62,026	8.00%
Tier 1 Capital (to Average Assets)
Consolidated	$119,354	11.44%	41,743	4.00%	N/A	N/	A
Bank	$115,160	11.03%	41,776	4.00%	52,220	5.00%
Common Equity Tier 1 (to Risk-Weighted Assets)
Consolidated	$99,354	12.79%	34,952	4.50%	N/A	N/	A
Bank	$115,160	14.85%	34,890	4.50%	50,396	6.50%

As of December 31, 2014:

Total Capital (to Risk-Weighted Assets)
Consolidated	$122,732	16.62%	59,085	8.00%	N/A	N/	A
Bank	$118,356	16.06%	58,974	8.00%	73,717	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Consolidated	$113,211	15.33%	29,542	4.00%	N/A	N/	A
Bank	$108,934	14.78%	29,487	4.00%	44,230	6.00%
Tier 1 Capital (to Average Assets)
Consolidated	$113,211	10.74%	42,181	4.00%	N/A	N/	A
Bank	$108,934	10.33%	42,164	4.00%	52,706	5.00%

On August 31, 2015, the FDIC and the SBC issued a Consent Order (the "Order") in connection with compliance by the Bank with the Bank Secrecy Act and its implementing regulations (collectively, the "BSA").  The Order was issued pursuant to the consent of the Bank.  In consenting to the issuance of the Order, the Bank did not admit or deny any unsafe or unsound banking practices or violations of law or regulation.

The Order requires the Bank to take certain affirmative actions to comply with its obligations under the BSA, including, without limitation, strengthening its Board of Directors' oversight of BSA activities; reviewing, enhancing, adopting and implementing a revised BSA compliance program; completing a BSA risk assessment; developing a revised system of internal controls designed to ensure full compliance with the BSA; reviewing and revising customer due diligence and risk assessment processes, policies and procedures; developing, adopting and implementing effective BSA training programs; assessing BSA staffing needs and resources and appointing a qualified BSA officer; establishing an independent BSA testing program; ensuring that all reports required by the BSA are accurately and properly filed and engaging an independent firm to review past account activity to determine whether suspicious activity was properly identified and reported.

Prior to implementation, certain of the actions described above are subject to review by and approval or non-objection from the FDIC and the SBC.  The Order will remain in effect and be enforceable until it is modified, terminated, suspended or set aside by the FDIC and the SBC.

The Bank continues to make progress in addressing the issues identified in the Order and expects that it will be able to undertake and implement all required actions within the time period specified in the Order.  The Bank has incurred and will continue to incur additional non-interest expenses associated with the implementation of corrective actions; however, these expenses are not expected to have a significant impact on the results of operations or financial position of the Company.  Operating under the Order will limit the Company's ability to participate in acquisitions, to open new branches, and to allocate funds to its stock repurchase plan until such time as the consent Order has been modified, terminated, suspended or set aside by the FDIC and the SBC.

(13)	Shareholders' Equity

Shareholders' equity was $104.9 million, or 10.1% of total assets, as of December 31, 2015, compared to $98.7 million, or 9.5% of total assets, as of December 31, 2014.  This increase is primarily due to an increase in retained earnings due to net income, which was partially offset by a decrease in common stock due to 102,050 shares of common stock repurchased during 2015 under the Company's stock repurchase program implemented in September 2014.

Annualized return on average equity for the year ended December 31, 2015 was 9.03% compared to 9.69% for the year ended December 31, 2014.  Total cash dividends paid on common stock were $1.6 million and $1.0 million for the years ended December 31, 2015 and 2014, respectively.

The Board of Directors, at its discretion, can issue shares of preferred stock up to a maximum of 5,000,000 shares. The Board is authorized to determine the number of shares, voting powers, designations, preferences, limitations and relative rights.  The Board of Directors does not currently anticipate issuing any additional series of preferred stock.

In 2014, the Company's Board of Directors authorized a stock repurchase program, pursuant to which up to $2 million will be allocated to repurchase the Company's common stock.  Any purchases under the Company's stock repurchase program may be made periodically as permitted by securities laws and other legal requirements in the open market or in privately negotiated transactions.  The timing and amount of any repurchase of shares will be determined by the Company's management, based on its evaluation of market conditions and other factors.  The repurchase program may be suspended at any time or from time-to-time without prior notice.  The Company has repurchased approximately $2.0 million, or 106,587 shares of its common stock, under this program as of December 31, 2015.

(14)	Other Operating Income and Expense

Miscellaneous non-interest income for the years ended December 31, 2015, 2014 and 2013 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2015	2014	2013
Visa debit card income	$3,452	3,170	2,990
Net appraisal management fee income	$635	525	718
Insurance and brokerage commissions	$713	701	661

Other non-interest expense for the years ended December 31, 2015, 2014 and 2013 included the following items that exceeded one percent of total revenues at some point during the following three-year period:

(Dollars in thousands)
	2015	2014	2013
Advertising	$784	804	685
FDIC insurance	$681	739	864
Visa debit card expense	$988	905	823
Telephone	$588	574	570
Foreclosure/OREO expense	$398	317	356
Internet banking expense	$671	644	568
FHLB advance prepayment penalty	$504	869	530
Consulting	$904	609	468
NC Tax Credit Amortization	$-	870	160

(15)	Fair Value of Financial Instruments

The Company is required to disclose fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Company's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Company, but rather a good faith estimate of the increase or decrease in the value of financial instruments held by the Company since purchase, origination, or issuance.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value.  These levels are:

•	Level 1 – Valuation is based upon quoted prices for identical instruments traded in active markets.
•
Level 2 – Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

•
Level 3 – Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market.  These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability.  Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

Cash and Cash Equivalents
For cash, due from banks and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.  Cash and cash equivalents are reported in the Level 1 fair value category.

Investment Securities Available for Sale
Fair values of investment securities available for sale are determined by obtaining quoted prices on nationally recognized securities exchanges when available.  If quoted prices are not available, fair value is determined using matrix pricing, which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities' relationship to other benchmark quoted securities.  Fair values for investment securities with quoted market prices are reported in the Level 1 fair value category.  Fair value measurements obtained from independent pricing services are reported in the Level 2 fair value category. All other fair value measurements are reported in the Level 3 fair value category.

Other Investments
For other investments, the carrying value is a reasonable estimate of fair value.  Other investments are reported in the Level 3 fair value category.

Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at lower of aggregate cost or market value.  The cost of mortgage loans held for sale approximates the market value.  Mortgage loans held for sale are reported in the Level 3 fair value category.

Loans
The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.  Loans are reported in the Level 3 fair value category, as the pricing of loans is more subjective than the pricing of other financial instruments.

Cash Surrender Value of Life Insurance
For cash surrender value of life insurance, the carrying value is a reasonable estimate of fair value.  Cash surrender value of life insurance is reported in the Level 2 fair value category.

Other Real Estate
The fair value of other real estate is based upon independent market prices, appraised values of the collateral or management's estimation of the value of the collateral.  Other real estate is reported in the Level 3 fair value category.

Deposits
The fair value of demand deposits, interest-bearing demand deposits and savings is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.  Deposits are reported in the Level 2 fair value category.

Securities Sold Under Agreements to Repurchase
For securities sold under agreements to repurchase, the carrying value is a reasonable estimate of fair value.  Securities sold under agreements to repurchase are reported in the Level 2 fair value category.

FHLB Borrowings
The fair value of FHLB borrowings is estimated based upon discounted future cash flows using a discount rate comparable to the current market rate for such borrowings.  FHLB borrowings are reported in the Level 2 fair value category.

Junior Subordinated Debentures
Because the Company's junior subordinated debentures were issued at a floating rate, the carrying amount is a reasonable estimate of fair value.  Junior subordinated debentures are reported in the Level 2 fair value category.

Commitments to Extend Credit and Standby Letters of Credit
Commitments to extend credit and standby letters of credit are generally short-term and at variable interest rates. Therefore, both the carrying value and estimated fair value associated with these instruments are immaterial.

Limitations
Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include deferred income taxes and premises and equipment. In addition, the tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The fair value presentation for non-recurring assets is presented in Note 3.  There were no non-recurring liabilities at December 31, 2015 and 2014.  The carrying amount and estimated fair value of the Company's financial instruments at December 31, 2015 and 2014 are as follows:

(Dollars in thousands)
		Fair Value Measurements at December 31, 2015
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$39,763	39,763	-	-	39,763
Investment securities available for sale	$268,530	1,325	266,455	750	268,530
Other investments	$3,636	-	-	3,636	3,636
Mortgage loans held for sale	$4,149	-	-	4,149	4,149
Loans, net	$679,502	-	-	683,540	683,540
Cash surrender value of life insurance	$14,546	-	14,546	-	14,546

Liabilities:
Deposits	$832,175	-	-	827,874	827,874
Securities sold under agreements
to repurchase	$27,874	-	27,874	-	27,874
FHLB borrowings	$43,500	-	43,144	-	43,144
Junior subordinated debentures	$20,619	-	20,619	-	20,619

(Dollars in thousands)
		Fair Value Measurements at December 31, 2014
	Carrying Amount	Level 1	Level 2	Level 3	Total
Assets:
Cash and cash equivalents	$69,098	69,098	-	-	69,098
Investment securities available for sale	$281,099	1,378	278,971	750	281,099
Other investments	$4,031	-	-	4,031	4,031
Mortgage loans held for sale	$1,375	-	-	1,375	1,375
Loans, net	$640,809	-	-	644,708	644,708
Cash surrender value of life insurance	$14,125	-	14,125	-	14,125

Liabilities:
Deposits	$814,700	-	-	813,288	813,288
Securities sold under agreements
to repurchase	$48,430	-	48,430	-	48,430
FHLB borrowings	$50,000	-	49,598	-	49,598
Junior subordinated debentures	$20,619	-	20,619	-	20,619

Balance Sheets

December 31, 2015 and 2014
(Dollars in thousands)

Assets	2015	2014

Cash	$558	745
Interest-bearing time deposit	1,000	1,000
Investment in subsidiaries	121,848	115,457
Investment in PEBK Capital Trust II	619	619
Investment securities available for sale	1,234	1,235
Other assets	244	245

Total assets	$125,503	119,301

Liabilities and Shareholders' Equity

Junior subordinated debentures	$20,619	20,619
Liabilities	20	17
Shareholders' equity	104,864	98,665

Total liabilities and shareholders' equity	$125,503	119,301

Statements of Earnings

For the Years Ended December 31, 2015, 2014 and 2013
(Dollars in thousands)

Revenues:	2015	2014	2013

Interest and dividend income	$3,979	2,718	13,576

Total revenues	3,979	2,718	13,576

Expenses:

Interest	403	389	398
Other operating expenses	538	527	159

Total expenses	941	916	557

Income before income tax benefit and equity in
undistributed earnings of subsidiaries	3,038	1,802	13,019

Income tax benefit	262	239	84

Income before equity in undistributed
earnings of subsidiaries	3,300	2,041	13,103

Equity in undistributed earnings (loss) of subsidiaries	6,333	7,347	(6,412)

Net earnings	$9,633	9,388	6,691

Statements of Cash Flows

For the Years Ended December 31, 2015, 2014 and 2013
(Dollars in thousands)

	2015	2014	2013
Cash flows from operating activities:

Net earnings	$9,633	9,388	6,691
Adjustments to reconcile net earnings to net
cash provided (used) by operating activities:
Equity in undistributed earnings of subsidiaries	(6,333)	(7,347)	6,412
Change in:
Other assets	1	28	(73)
Accrued income	-	(5)	-
Accrued expense	3	1	27
Other liabilities	-	(108)	108

Net cash provided (used) by operating activities	3,304	1,957	13,165

Cash flows from investing activities:

Proceeds from maturities of investment securities available for sale	-	500	1
Net change in interest-bearing time deposit	-	(1,000)	800

Net cash provided (used) by investing activities	-	(500)	801

Cash flows from financing activities:

Cash dividends paid on Series A preferred stock	-	-	(734)
Cash dividends paid on common stock	(1,574)	(1,022)	(677)
Preferred stock and warrant repurchase	-	(12,524)	-
Stock repurchase	(1,917)	(82)	-
Proceeds from exercise of stock options	-	37	-

Net cash used by financing activities	(3,491)	(13,591)	(1,411)

Net change in cash	(187)	(12,134)	12,555

Cash at beginning of year	745	12,879	324

Cash at end of year	$558	745	12,879

Noncash investing and financing activities:
Change in unrealized gain on investment securities
available for sale, net	$1	8	77
Accrued redemption of Series A Preferred Stock	-	-	12,632

(17)	Quarterly Data

	2015				2014
(Dollars in thousands, except per share amounts)	First	Second	Third	Fourth	First	Second	Third	Fourth
Total interest income	$9,567	9,191	9,947	9,961	$9,545	9,576	9,583	9,716
Total interest expense	884	875	874	851	1,111	1,085	1,076	1,015
Net interest income	8,683	8,316	9,073	9,110	8,434	8,491	8,507	8,701

(Reduction of) provision for loan losses	173	(214)	235	(211)	(349)	67	256	(673)
Other income	3,245	3,297	3,266	3,504	2,841	3,110	3,207	3,006
Other expense	8,748	8,337	8,669	10,024	8,123	8,067	8,541	10,940
Income before income taxes	3,007	3,490	3,435	2,801	3,501	3,467	2,917	1,440

Income taxes	679	866	942	613	923	916	475	(377)
Net earnings	2,328	2,624	2,493	2,188	2,578	2,551	2,442	1,817

Basic net earnings per share	0.41	0.47	0.45	0.40	$0.46	0.45	0.43	0.33
Diluted net earnings per share	$0.41	0.47	0.45	0.39	$0.46	0.45	0.43	0.32

DIRECTORS AND OFFICERS OF THE COMPANY

DIRECTORS

Robert C. Abernethy – Chairman
Chairman of the Board, Peoples Bancorp of North Carolina, Inc. and Peoples Bank;
President, Secretary and Treasurer, Carolina Glove Company, Inc. (glove manufacturer)
Secretary and Assistant Treasurer, Midstate Contractors, Inc. (paving company)

James S. Abernethy
Vice President, Carolina Glove Company, Inc. (glove manufacturer)
President and Assistant Secretary, Midstate Contractors, Inc. (paving company)
Vice President, Secretary and Chairman of the Board of Directors, Alexander Railroad Company

Douglas S. Howard
Vice President, Secretary and Treasurer, Denver Equipment of Charlotte, Inc.

John W. Lineberger, Jr.
President, Lincoln Bonded Warehouse Company (commercial warehousing facility)

Gary E. Matthews
President and Director, Matthews Construction Company, Inc. (general contractor)

Billy L. Price, Jr. MD
Practitioner of Internal Medicine, BL Price Medical Consultants, PLLC

Larry E. Robinson
President and Chief Executive Officer, The Blue Ridge Distributing Co., Inc. (beer and wine distributor)
Partner and Chief Operating Officer, United Beverages of North Carolina, LLC (beer distributor)

William Gregory (Greg) Terry
General Manager, Drum & Willis-Reynolds Funeral Homes and Crematory

Dan Ray Timmerman, Sr.
Chairman of the Board and Chief Executive Officer, Timmerman Manufacturing, Inc. (wrought iron furniture, railings and gates manufacturer)

Benjamin I. Zachary
President, Treasurer, General Manager and Director, Alexander Railroad Company

OFFICERS

Lance A. Sellers
President and Chief Executive Officer

A. Joseph Lampron, Jr.
Executive Vice President, Chief Financial Officer, Corporate Treasurer and Assistant Corporate Secretary

William D. Cable, Sr.
Executive Vice President, Corporate Secretary and Assistant Corporate Treasurer

PEOPLES BANCORP OF NORTH CAROLINA, INC.
518 WEST C. ST. PO. BOX 467
NEWTON, NC 28658-0467

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 James S. Abernethy   02 Robert C. Abernethy   03 Douglas S. Howard   04 John W. Lineberger, Jr.   05 Gary E. Matthews
06 Billy L. Price, Jr.,M.D   07 Larry E. Robinson   08 William Gregory Terry   09 Dan Ray Timmerman, Sr.   10 Benjamin I. Zachary

The Board of Directors recommends you vote FOR proposals 2 and 3.

		For	Against	Abstain
2	To ratify the appointment of Elliott Davis Decosimo PLLC as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.	☐	☐	☐
3	Approve the compensation of the Company's named executive officers (advisory vote).	☐	☐	☐

NOTE: The Board of Directors is not aware of any other matters to be presented for action at the Annual Meeting; however, if any other matters should properly come before the Annual Meeting or an adjournment thereof, shares represented by this appointment of proxy will be voted in accordance with the judgment of the Proxy.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]   Date   Signature (Joint Owners)   Date

0000270412_1   R1.0.1.25

Peoples Bancorp of North Carolina, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com

PEOPLES BANCORP OF NORTH CAROLINA, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 5, 2016 11:00 AM Eastern Time
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Address change/comments/or provide email:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000270412_2 R1.0.1.25